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TABLE OF CONTENTS 3
Exhibit D

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
CONDOR TECHNOLOGY SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☒	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule, or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Condor Technology Solutions, Inc.	The Warehouse at Camden Yards 351 West Camden Street, Suite 801 Baltimore, MD 21201 Tel: 410.246.7373 Fax: 410.246.5230

                        July 26, 2002

Dear Stockholders:

        You are cordially invited to a Special Meeting of Stockholders of Condor Technology Solutions, Inc., a Delaware corporation (the "Company"), to be held on Thursday, August 15, 2002, at 10:00 a.m. EDT at The Warehouse at Camden Yards at 333 West Camden Street in Baltimore, Maryland.

        At the Special Meeting you will be asked to consider and vote on: (1) a proposal to sell substantially all of the assets of the Company to a wholly-owned subsidiary of CACI International Inc ("CACI") for cash pursuant to the terms and conditions of an asset purchase agreement (the "CACI Transaction"); and (2) any other business that properly comes before the meeting.

        Our Board of Directors has unanimously approved the proposed CACI Transaction and recommends that stockholders vote for it by marking the enclosed proxy card "FOR" such proposal and returning the proxy card in the accompanying postage-paid envelope. The affirmative vote of the holders of a majority of the shares of Common Stock, par value $.01 per share, outstanding and entitled to vote will be required to complete the CACI Transaction. Your participation is extremely important, and your early response will be greatly appreciated.

        Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented and voted at the Special Meeting. I therefore urge you to consider the enclosed Proxy Statement carefully, and complete, date, sign and return your proxy card promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Special Meeting.

        I hope that you will attend the Special Meeting. The officers and directors of the Company look forward to seeing you at that time.

Very truly yours,

J. L. Huitt, Jr. President and Chief Executive Officer

Condor Technology Solutions, Inc.
351 West Camden Street, Suite 801
Baltimore, MD 21201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
August 15, 2002

To our Stockholders:

        The Special Meeting of Stockholders of Condor Technology Solutions, Inc., a Delaware corporation (the "Company"), will be held on Thursday, August 15, 2002 at 10:00 a.m. EDT at The Warehouse at Camden Yards at 333 West Camden Street in Baltimore, Maryland, for the following purposes:

  1.
  to consider and vote on the sale of substantially all of the assets of the Company and its Subsidiaries pursuant to the Asset Purchase Agreement dated July 3, 2002, among the Company, certain of its wholly-owned subsidiaries (Louden Associates, Inc. ("LAI"), InVenture Group, Inc., MIS Technologies, Inc. and Federal Computer Corporation (collectively with the Company, the "Sellers")), CACI International Inc ("CACI"), and CACI, INC.-FEDERAL ("CACI-Federal"), a wholly-owned subsidiary of CACI (the "Asset Purchase Agreement") for cash consideration to us (the "CACI Transaction"); and

  2.
  to transact such other business as may properly come before the Special Meeting.

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. No postage need be affixed to the return envelope if mailed in the United States. If you attend the Special Meeting, you may revoke your proxy and vote in person by ballot.

        The Proxy Statement contains a more detailed description of the CACI Transaction (including the terms of the Asset Purchase Agreement). I encourage you to read the Proxy Statement and the Asset Purchase Agreement (attached as Exhibit A to the Proxy Statement).

By Order of the Board of Directors

John F. McCabe Vice President, General Counsel and Secretary

Baltimore, Maryland
July 26, 2002

Proxy Statement
Voting Securities and Record Date
Voting Rights and Solicitation of Proxies
Vote Required and Board Recommendation
Forward-Looking Statements
Summary Term Sheet
Information About the Company
Sale of Substantially All of Our Assets
Reasons for the CACI Transaction
Background of the CACI Transaction
Conduct of Business Following the CACI Transaction
Pro Forma Financial Information
Market Price of Our Common Stock and Related Shareholder Matters
Information About CACI's and CACI-Federal's Business
Fairness Opinion of Ferris, Baker Watts, Inc.
Appraisal Rights
Summary of the Asset Purchase Agreement
Distribution of Proceeds from CACI Transaction
Interests of Directors and Officers in the CACI Transaction
Regulatory Approvals
Material Federal Income Tax Consequences of the CACI Transaction
Principal Stockholders
Shareholders' Proposals for 2003 Annual Meeting
Additional Information
Exhibit A – Asset Purchase Agreement
Exhibit B – Fairness Opinion for Sale of Substantially All of the Assets
Exhibit C – The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002
Exhibit D – Financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001

CONDOR TECHNOLOGY SOLUTIONS, INC.
351 West Camden Street, Suite 801
Baltimore, MD 21201

PROXY STATEMENT

        This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and Proxy Card are being furnished in connection with the solicitation by the Board of Directors of Condor Technology Solutions, Inc., a Delaware corporation (the "Company," "we" or "our"), of proxies to be voted at the Special Meeting of Stockholders scheduled to be held on Thursday, August 15, 2002, at 10:00 a.m. EDT, at The Warehouse at Camden Yards at 333 West Camden Street in Baltimore, Maryland, and any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement and the enclosed Proxy Card are being furnished on or about July 26, 2002, to all holders of record of shares of Common Stock, par value $.01 per share ("Common Stock") as of 5:00 p.m. EDT on July 24, 2002.

        The CACI Transaction requires the approval of a majority of the shares of Common Stock outstanding and entitled to vote on the record date. Abstentions and broker non-votes will be counted as votes against.

VOTING SECURITIES AND RECORD DATE

        The Board of Directors has fixed 5:00 p.m. EDT on July 24, 2002, as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 26,944,424 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding. Each outstanding share of Common Stock entitles the record holder thereof to one vote.

VOTING RIGHTS AND SOLICITATION OF PROXIES

        Eligible stockholders of record may vote at the Special Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choice by marking the appropriate box on the Proxy Card. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Special Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choice, your shares will be voted by the proxy holders as recommended by the Board of Directors.

        The Board of Directors encourages you to complete and return the Proxy Card even if you plan to attend the Special Meeting. You may revoke your proxy at any time before it is voted at the Special Meeting by giving written notice of revocation to the Secretary of the Company, by submitting a proxy card bearing a later date or by attending the Special Meeting in person and casting a ballot.

        The proxy holders, J. L. Huitt, Jr. and John F. McCabe, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by stockholders. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement was printed that may properly be presented for consideration at the Special Meeting. YOU MUST RETURN A SIGNED PROXY CARD IF YOU WANT THE PROXY HOLDERS TO VOTE YOUR SHARES OF COMMON STOCK. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO IT BEING VOTED BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, BY SUBMITTING A PROXY CARD BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

        Abstentions and broker non-votes will be counted as votes against. A "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        The cost of soliciting proxies will be borne by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

        THE CACI TRANSACTION IS CONDITIONED UPON, AMONG OTHER THINGS, THE SECURING OF VARIOUS APPROVALS AND CONSENTS. THERE CAN BE NO ASSURANCE THAT THE CONDITIONS TO THE CACI TRANSACTION WILL BE SATISFIED OR WAIVED AND THAT THE CACI TRANSACTION WILL BE CONSUMMATED. SEE "SUMMARY OF THE ASSET PURCHASE AGREEMENT."

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

VOTE REQUIRED AND BOARD RECOMMENDATION

        In order to approve the CACI Transaction, we will need the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date. Certain of the Company's bank lenders (Wachovia Bank, National Association and Citizens Bank of Massachusetts) and Michael Louden, Executive Vice President of the Company, who together hold a majority of the Common Stock, have indicated that they intend to vote all shares over which they have voting power (approximately 59.7% of the shares outstanding on the Record Date) to approve the CACI Transaction.

        The Board of Directors unanimously recommends to the shareholders that the shareholders vote "FOR" approval of the proposed CACI Transaction pursuant to which the Company will sell substantially all of its operating assets to CACI-Federal for a purchase price of $16,000,000. The Board of Directors has determined that the CACI Transaction proposal is in the best interests of the Company. As noted below, due to the fact that the Company's debt obligations substantially exceed the proceeds from the CACI Transaction, none of the funds generated by the CACI Transaction will be available for distribution to stockholders. (See "Distribution of Proceeds from CACI Transaction.") Also as noted below, the Company is currently evaluating its options for the period after consummation of the CACI Transaction, which could include seeking approval for the orderly liquidation of its remaining assets. As a result of the size of the Company's debt obligations (even after repayment of certain debts with the proceeds of the CACI Transaction) and the Company's projections of the amounts it is likely to receive for its remaining business units, no funds generated by the liquidation of the Company's remaining assets will be available for distribution to stockholders. (See "Conduct of Business Following CACI Transaction.")

FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains forward-looking statements with respect to our plans and objectives, distributions resulting from the sale of our assets, general economic conditions and other matters. Those statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to us that could cause the results to differ materially from those in forward-looking statements include, but are not limited to: (i) general economic conditions, (ii) the closing of the CACI Transaction, (iii) the fees and expenses associated with the CACI Transaction, and (iv) the market value of our remaining assets.

SUMMARY TERM SHEET

        The following is a brief summary of the material terms of the sale of substantially all of our assets. This summary highlights selected information in this Proxy Statement and may not contain all of the information that may be important to you. You should carefully read this entire Proxy Statement and the other documents referenced herein for a more complete understanding of the matters being considered at the Special Meeting.

Condor Technology Solutions, Inc.	We are currently traded over-the-counter under the symbol "CTSI." Our executive and administrative offices are located at 351 West Camden Street, Suite 801, Baltimore, Maryland 21201, and our telephone number is (410) 246-7373. (See "Information About the Company.")
Time, Place and Date of the Special Meeting	The Special Meeting of the Company will be held on Thursday, August 15, 2002, at 10:00 a.m. EDT at The Warehouse at Camden Yards at 333 West Camden Street in Baltimore, Maryland.
Purpose of the Meeting	We are holding this meeting:
• to approve the CACI Transaction; and
• to transact such other business as may properly come before the meeting or any adjournment of the meeting.
Record Date and Shareholders Entitled to Vote	You are entitled to vote at the Special Meeting if you owned shares of Common Stock on the Record Date. You will have one vote for each share of Common Stock that you owned on the Record Date. (See "Voting Securities and Record Date.")
Vote Required	In order to approve the CACI Transaction, we will need the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date. (See "Vote Required and Board Recommendation.")
Approval and Recommendation of the Board of Directors	Our Board of Directors, upon determining that the terms of the CACI Transaction are fair and in the best interests of the Company, has unanimously approved and recommends the CACI Transaction. (See "Vote Required and Board Recommendation"). As noted below, due to the fact that the Company's debt obligations substantially exceed the proceeds from the CACI Transaction, none of the funds generated by the CACI Transaction will be available for distribution to stockholders. (See "Distribution of Proceeds from CACI Transaction.") Also as noted below, the Company is currently evaluating its options for the period after consummation of the CACI Transaction, which could include seeking approval for the orderly liquidation of its remaining assets. As a result of the size of the Company's debt obligations (even after repayment of certain debts with the proceeds of the CACI Transaction) and the Company's projections of the amounts it is likely to receive for its remaining business units, no funds generated by the liquidation of the Company's remaining assets will be available for distribution to stockholders. (See "Conduct of Business Following CACI Transaction.")

Principal Stockholder Ownership	As of July 24, 2002, certain of the Company's bank lenders (Wachovia Bank, National Association and Citizens Bank of Massachusetts) and Michael Louden, Executive Vice President of the Company, owned beneficially, in the aggregate, 16,062,779 shares of our outstanding Common Stock, representing an aggregate of approximately 59.7% of our outstanding shares. The holders of these shares have indicated their intention to vote in favor of the CACI Transaction. (See "Principal Stockholders.")
Appraisal Rights for CACI Transaction	Under Delaware law, appraisal rights are not available in a sale of substantially all of a company's assets for cash unless the selling company's charter provides such rights. The Company's charter does not provide appraisal rights for a sale of substantially all of the Company's assets. (See "Appraisal Rights")
Material Federal Income Tax Consequences	The Company expects to realize a gain of approximately $7 million, for income tax reporting purposes, from the sale of its assets contemplated by the CACI Transaction. Whether the Company can carry over its net operating losses to offset this gain depends on how the debt restructuring effected in December 2001 is treated for federal income tax purposes. (See "Material Federal Income Tax Consequences of the CACI Transaction")
Reasons for the CACI Transaction	In arriving at the determination that the CACI Transaction is fair to, and in the best interests of, the Company, the Board of Directors considered a number of factors, including, without limitation, the following:
	•	the lack of potential investment for future growth of the Company's business lines due to lack of funds;
	•	the likely inability to raise significant additional capital;
	•	the current financial position of the Company, including its limited cash and asset positions and its liabilities balance;
	•	the terms of the CACI Transaction, including the purchase price;
	•	the increase in debt service of $1,940,000 per annum which began in April 2002 pursuant to the Company's agreement with its bank lenders (the "Lender Group"), and management's concern that the Company may not have sufficient cash flow from operations to make debt service;
	•	the process our management used to evaluate the CACI Transaction, which included solicitations for a potential buyer over a significant period of time and substantive discussions with several parties regarding potential transactions;
	•	the cost to us and the time required to continue to develop and improve the assets given an increasingly competitive market;

• the alternatives available to us and the positive and negative considerations of selling certain of the assets of the Company as opposed to all of the Company;
• the inability of the Company to attract a firm bid for all of its assets or stock; and
• the opinion of Ferris, Baker Watts, Inc. ("Ferris Baker") as to the fairness, from a financial point of view, of the consideration received by us in the CACI Transaction.
(See "Reasons for the CACI Transaction.")
Assets to be Sold Pursuant to the CACI Transaction	The assets comprising the Government Solutions Division of the Company are being sold in the CACI Transaction. These assets consist primarily of the assets of the Company's wholly-owned subsidiaries Louden Associates, Inc., InVenture Group, Inc., MIS Technologies, Inc. and Federal Computer Corporation, including contracts, outstanding proposals, intellectual property rights, title to the Company's ArmiSys software application, accounts receivable, leased properties in Baltimore, Maryland and Pittsburgh, Pennsylvania, and all other assets, records, data, rights and benefits associated with the Government Solutions Division. (See "Summary of the Asset Purchase Agreement.")
Assets Remaining Following the CACI Transaction	Following the CACI Transaction, the Company will have as remaining businesses the Infrastructure Services Division located primarily in Langhorne, Pennsylvania and the enterprise resource software reseller business located in Iselin, New Jersey. (See "Summary of the Asset Purchase Agreement.") As noted below, the Company is currently evaluating its options for the period after consummation of the CACI Transaction, which could include seeking approval for the orderly liquidation of its remaining assets. As a result of the size of the Company's debt obligations (even after repayment of certain debts with the proceeds of the CACI Transaction) and the Company's projections of the amounts it is likely to receive for its remaining business units, no funds generated by the liquidation of the Company's remaining assets will be available for distribution to stockholders. (See "Conduct of Business Following CACI Transaction.")
Purchase Price in the CACI Transaction	CACI-Federal has agreed to purchase substantially all of the assets of the Government Solutions Division for a purchase price of $16,000,000, in cash, subject to a $5,000,000 escrow (or a $3,000,000 escrow in the event that the Company obtains representation and warranty insurance) to satisfy the Company's potential indemnification obligations under the Asset Purchase Agreement for a period not to exceed two years from the date of closing. We expect the closing to occur on or about August 15, 2002. (See "Summary of the Asset Purchase Agreement.")
Fairness Opinion Relating to the CACI Transaction	In arriving at its determination that the CACI Transaction is fair to, and in the best interests of, the Company, the Board of Directors has considered a number of factors, including an opinion of our financial advisor, Ferris Baker, as to the fairness, from a financial point of view, to the Company, of the consideration to be received by the Company in the CACI Transaction. The opinion is addressed to our Board of Directors and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the CACI Transaction. For a full description of the opinion of Ferris Baker see "Fairness Opinion of Ferris, Baker Watts, Inc." below. To review the full text of Ferris Baker's written opinion, see Exhibit B to this Proxy Statement. We encourage you to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Asset Purchase Agreement	The Asset Purchase Agreement is attached to this Proxy Statement as Exhibit A. We encourage you to read the Asset Purchase Agreement in its entirety, as it is the legal document that governs the CACI Transaction.
Representations and Warranties of the Parties	The Asset Purchase Agreement contains various representations and warranties made by each of the parties to the agreement. (See "Summary of the Asset Purchase Agreement.")
Conditions to Completion of the CACI Transaction	In addition to usual and customary closing conditions, the conditions to completion of the CACI Transaction include:
	•	Approval by the Company's stockholders;
	•	there not arising between signing and closing any material adverse effect on the Government Solutions Division;
	•	CACI shall have had an opportunity to contact the Government Solutions Division's material customers and has confirmed that the Company has satisfactory relationships with such customers;
	•	CACI shall have received written acceptances in a form acceptable to CACI of each of the offers made to certain key employees and over 90% of the offers made to other employees of the Government Solutions Division;
	•	CACI shall have conducted a diligence investigation of all matters related to the Government Solutions Division and the results of such diligence investigation shall have been satisfactory in all material respects to CACI; and
	•	the Company and its Subsidiaries shall not have received notice of any information indicating that certain of the outstanding proposals made by the Government Solutions Division will not be accepted.
(See "Summary of the Asset Purchase Agreement.")

        This summary may not contain all of the information that may be important to you. You should read carefully this entire document and the other documents referred to for a complete understanding of the CACI Transaction. In particular, you should read the documents attached to this Proxy Statement, including the Asset Purchase Agreement, which is attached as Exhibit A, the opinion of Ferris, Baker Watts, Inc., which is attached as Exhibit B, the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2002, which is attached as Exhibit C, and the financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations section from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which is attached as Exhibit D.

Information About the Company

  Introduction

        The Company was founded in August 1996. The Company provides technology and marketing communications services to help commercial and government clients more effectively manage the information and information technology environments. Those services include a full range of marketing communications services, Web development, business intelligence, call centers and help desk services, hardware procurement, technology services and enterprise resource planning (ERP) software licensing. Clients contract these services individually or as part of a package of information management solutions combining technology and marketing communications services to maximize their ability to collect, organize, analyze and communicate information to various stakeholders.

        The Company's market is characterized by (i) the need to acquire and retain customers through strategic customer communications; (ii) the need to provide live customer and employee support for technology issues and specific informational issues; and (iii) the need to maintain healthy client-server information systems capable of supporting the operational requirements of a wide variety of employees, from senior management to hourly employees. Although the above characteristics do not limit the Company's market to industry verticals, the majority of the Company's clients are state and federal governments and companies in the finance/insurance, healthcare, manufacturing and information technology industries.

        The Company has two operating divisions: Condor Interactive and the Enterprise Performance Solutions ("EPS") division. Condor Interactive is comprised of two business units: Infrastructure Support, which delivers hardware procurement, technical services and commercial help desk services; and Marketing Communications, which delivers government call centers, government outreach communications and commercial marketing communications services and programs. For the year 2001, the EPS division was the exclusive SAP Certified Business Solutions (CBS) Provider for New Jersey, lower New York state and Eastern Pennsylvania, licensing SAP and mySAP Small and Medium Business (SMB) Solutions to commercial customers with annual revenues up to $200 million.

  Service Portfolio

        The Company markets its services in six distinct service categories. Each of these services may be delivered independently or as a component of a larger information management solution.

        Infrastructure Support.    The Company offers a wide variety of product procurement and technical services designed to span the technology lifecycle, from product consulting and procurement to redeployment and end of life services. Additional services include network design, implementation and support, systems integration, business process performance management and network storage solutions.

        Call Center/Help Desk.    The Company's call center and help desk solutions provide end-to-end technical and information-based support. Included in the offering is technology-based sales force automation, fulfillment support and customer service. The call center/help desk solution utilizes a customizable, proprietary tool set created by the Company.

        Marketing Communications.    The Company's marketing communications solutions combine marketing and technical services to provide a wide selection of interactive communication solutions. Included in the offering is recruitment advertising, channel marketing solutions, traditional direct marketing and digital direct marketing, education outreach, online training, video and film production and event management.

        Web Development.    The Company designs and builds Web sites as a component of marketing communications or as an independent service. The offering includes site development and site optimization, Internet application development, portal development and wireless delivery.

        Business Intelligence.    The Company's business intelligence offering provides the tools and programming skills requirement to analyze business data. Included in the offering are data warehouse design, extract, transform and load (ETL), OLAP reporting and Web enablement.

        SAP Small and Medium Business Solutions.    The EPS division is a SAP Certified Business Solutions Provider for New Jersey, lower New York state and Eastern Pennsylvania, licensing SAP and mySAP software solutions to commercial customers with annual revenue up to $200 million.

  Sales and Marketing

        After some internal reorganizations, the Company made a concerted effort in 2001 to develop a core value proposition that reflects the unique nature of the Company's business model and to reposition the Company in the marketplace. The result of the effort was integrated into a wide variety of new marketing materials that demonstrate the value of the Company's services individually and combined in total information management solutions. While each business unit is free to market its services individually, it is encouraged to identify opportunities for solutions sales that integrate several of the offerings noted in the service portfolio above. Sales leads are generated through client referrals, the Company's Internet site and associated links, responses to requests for proposals (RFPs), industry seminars, tradeshows and direct marketing campaigns that combine traditional direct marketing with digital methods.

  Clients and Alliance Partners

        The Company's clients include a broad array of middle market commercial and public sector users of information technology (IT) and marketing communication services. The Company has established relationships with alliance partners that involve joint marketing, software distribution and the provision of services on a subcontractor basis.

        The Company's contracts with agencies of the federal government are generally subject to termination at the option of the government. If so terminated, the Company may only be entitled to receive payment for work completed and allowable termination costs.

        For the year ended December 31, 2001, the Company had revenue of approximately $8.8 million, or 13% of consolidated revenue, from multiple customers within the U.S. Department of Veterans Affairs.

  Competition

        The market for the Company's services is highly competitive. The Company's competitors vary in size and in the scope of the products and services that they offer. Primary competitors generally include consulting and systems integrators, application development firms, marketing and public relations (PR) agencies, service groups of computer equipment companies, programming companies and other information technology service providers. The Company believes that the principal competitive factors in the information technology service and marketing communications service industries include quality of service, availability of qualified technical personnel, responsiveness to client requirements and needs, price, ability to deliver on large multi-year contracts, breadth of product and service offerings, timely completion of projects, adherence to industry technical standards, capital resources and general market reputation.

  Employees

        As of June 30, 2002, the Company had 230 employees, none of whom is represented by a collective bargaining agreement. The Company also engages consultants as independent contractors from time to time. The Company considers its relations with its employees to be good. The Company is dependent upon its ability to attract, hire and retain technical and communications personnel who possess the skills and experience necessary to meet the staffing requirements of its clients and the Company's own personnel needs. Management believes that competition for individuals with proven technical skills has moderated over the past two years.

  History

        The Company acquired, in separate mergers, seven information technology service providers and a marketing communications firm (the "Founding Companies") in February 1998 concurrent with the closing of the Company's initial public offering of shares of its Common Stock, $.01 par value per share (the "Common Stock"). Since its initial public offering in 1998, the Company has made seven additional acquisitions collectively referred to as "Other Acquisitions."

        On August 26, 2001, the Company sold the assets and going business of Global Core Strategies Acquisition, Inc. representing the consulting portion of the Enterprise Performance Solutions division of the Company. The assets and going business of Interactive Software Systems Incorporated, a Founding Company, were sold on June 30, 2000. The Company sold its membership interest in Dimensional Systems LLC in October 2000. In the fourth quarter of 2000, the Company shut down the operations of MIS Technologies, Inc. The assets and going businesses of U.S. Communications, Inc. and Corporate Access, Inc., two of the Founding Companies, were sold to separate buyers in October 1999, and Management Support Technology Corp., another Founding Company, was shut down and its remaining personnel transferred to other subsidiaries by the end of 1999. The proceeds of these sales were used substantially to pay down senior debt obligations to the Company's Lender Group.

        In December 2001, stockholders approved a one-for-two reverse stock split that was coupled with the issuance of new shares of Common Stock equaling approximately 56% of all shares outstanding in consideration of the Lender Group's cancellation of approximately $12.1 million in debt. The secured debt remaining on the balance sheet of the Company is approximately $26.9 million as of December 31, 2001 and $26.5 million as of May 31, 2002.

  Properties

        The Company's headquarters are located in Baltimore, Maryland. In addition to its headquarters, the Company leases office space and warehouse space as follows:

Location	Type
Falls Church, VA	Office
Iselin, NJ	Office
Langhorne, PA	Office/Warehouse
Pittsburgh, PA	Office
Shelton, CT	Office

        The leases expire at various times between 2002 and 2005. The aggregate square footage of all of the Company's offices and warehouses is approximately 54,000 square feet.

        In order to secure its obligations under its credit facility (the "Credit Facility"), the Company has granted to the Lender Group a security interest in substantially all of the Company's property and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2002, which is included in this Proxy Statement as Exhibit C.

  Legal Proceedings

        See Exhibit C and Exhibit D to this Proxy Statement.

  Management's Discussion and Analysis of Financial Condition and Results of Operations

        See Exhibit C and Exhibit D to this Proxy Statement.

  Market Risk

        See Exhibit C and Exhibit D to this Proxy Statement.

SALE OF SUBSTANTIALLY ALL OF OUR ASSETS

        This section of the Proxy Statement describes certain aspects of the sale of substantially all of our assets to CACI-Federal, a wholly-owned subsidiary of CACI. The Company created the Government Solutions Division out of the Marketing Communications Division and other government and commercial contract activities for purposes of the CACI Transaction. These assets include all of the assets of the Company's wholly-owned subsidiaries Louden Associates, Inc., InVenture Group, Inc., MIS Technologies, Inc. and Federal Computer Corporation, including contracts, outstanding proposals, intellectual property rights, accounts receivable, leased properties in Baltimore, Maryland and Pittsburgh, Pennsylvania, and all other assets, records, data, rights and benefits associated with the Government Solutions Division. Following the CACI Transaction, the Company will have as ongoing businesses the Infrastructure Services Division located primarily in Langhorne, Pennsylvania and the enterprise resource software reseller business located in Iselin, New Jersey.

        Under the proposal, the stockholders are being asked to authorize the sale of all or substantially all of the assets of the Company as required by Delaware General Corporation Law Section 271. The Company has executed the Asset Purchase Agreement with CACI and CACI-Federal (collectively, the "Buyers") to sell the assets of the Government Solutions Division on the terms described in this Proxy Statement. The agreement contains certain provisions that give the Buyers the unilateral ability to terminate the agreement in the event certain conditions are not met. If the Buyers attempt to exercise this right, the Company could seek to renegotiate the terms of the sale in lieu of termination. Approval of the CACI Transaction by the stockholders will constitute approval of the Board of Directors to effect such a renegotiation if they believe it is in the best interest of the Company. Accordingly, stockholders should be aware that the terms of the transaction could change and could be materially less favorable to the Company. In the event that any such terms change, no further stockholder approval for the sale to CACI will be sought. We recommend that you read carefully the complete Asset Purchase Agreement for the terms and conditions of the sale and other information that may be important to you. The Asset Purchase Agreement is included in this Proxy Statement as Exhibit A.

Reasons for the CACI Transaction

        Demand for the kind of information technology and services the Company provides has fallen in the commercial sector. Many firms that are larger than the Company are turning their attention to the government sector, which continues to spend at prior levels to replace aging technology. The increased competition that the Company faces from much stronger firms is, and will continue to, make it more difficult for the Company to replace government contracts that have expired. The competition has also reduced the margins the Company is able to achieve for business it does win.

        In calendar years 1999, 2000 and 2001, the Company experienced operating losses that, commencing in 1999, caused the Company to default on its senior debt. The Company entered into amendments to its Credit Facility with the Lender Group thereafter over time to reduce the Company's ongoing debt payment obligations and accommodate the ability of the Company to meet its debt service requirements.

        The same factors that caused the Company to default on its senior debt had negative effects on various other measures of the Company's financial health. The Company's revenues have declined from over $200 million since peaking in 1999 to less than $70 million in 2001. Specifically, the Company has effected the sale of stock or assets of four Founding Companies and shut down the operations of other Founding Companies, all of which had the impact of reducing Company revenue. During the last two years, the Company's stockholder equity shrunk from $33,815,000 at December 31, 1999 to a deficit of $9,547,000 at March 31, 2002. During the same period, total assets declined from $119,920,000 at December 31, 1999 to $42,756,000 at March 31, 2002, respectively. Although the Company has sufficient cash from operating activities to pay its trade creditors, the Company may not have enough cash to pay certain liabilities owed to the former owners of its Founding Companies nor to pay the principal amount due on the Company's Credit Facility (the next installment of which will be due on September 30, 2002).

        The declines in the Company's financial health caused it to examine various strategic alternatives. Commencing in 1999, the Company sought to achieve a corporate level transaction that would allow the Company either to be sold for the benefit of creditors and stockholders or to raise proceeds from the sale of subsidiaries or assets that would allow the Company to pay off a portion of its senior debt and permit the Company to continue its operations.

        Prior to receiving the CACI-Federal offer, the Company had been unsuccessful in finding an acceptable merger, business combination or sale option, despite working with investment bankers, as well as other parties in the business community, over the course of several years. As such, unless we consummate the CACI Transaction, the Company believes that it may eventually be forced to default on its senior and junior debt and, possibly, seek protection under the bankruptcy code.

        The Company believes that the CACI Transaction will provide the Company with sufficient cash to pay certain liabilities (including amounts owed to Michael Louden, who is Executive Vice President of the Company (see "Interests of Directors and Officers in the CACI Transaction"), a portion of the secured debt owed to the Lender Group, and a portion of the non-trade debt) that will not be assumed by CACI-Federal. We do not believe, however, that any funds will be available for distribution to the Company's stockholders.

Background of the CACI Transaction

        Beginning in August 1999, the Board of Directors determined that it would seek a strategic transaction for the Company that would involve either the sale of the Company as a whole, through a stock sale, or the sale of all or substantially all of its assets. The reasons for that course of action included the large debt burden of the Company, the periodic defaults on senior debt, the relative size and financial resources of the Company as opposed to its competitors in the market place and other factors. The Company engaged a national investment banking firm to assist it in this effort. The Company's and its banker's efforts in the latter portion of 1999 and 2000 did not result in a corporate level transaction of the type described above that was acceptable to the Board of Directors of the Company notwithstanding serious discussions with a number of prospective purchasers.

        As noted above, among other things, the Company sold (i) the assets and going business of two subsidiaries, Corporate Access, Inc. and U.S. Communications, Inc. in October 1999; (ii) the assets and going business of its subsidiary, Integrated Software Solutions, Inc. in June 2000; and (iii) the assets and going business of its subsidiary, Global Core Strategies Acquisition, Inc. in August 2001. While these transactions achieved the Company's objectives in part, the Company continued to seek a corporate level transaction involving the sale of all or substantially all of its assets or stock. During the year 2000 and the first half of 2001, the Company engaged in serious discussions with several potential buyers which could have led to the sale of the entire company, but, following substantial discussions and review, those parties declined to go forward with a transaction.

        Commencing in November 2001, representatives of the Company were contacted by Jennifer Burkhart, a consultant to CACI, for the purpose of exploring a possible purchase of the Government Solutions Division by CACI or one of its wholly-owned subsidiaries. On November 6, 2001, Michael Louden, Executive Vice President of the Company, met with Jack London, Chairman and Chief Executive Officer of CACI, to discuss the status of the Government Solutions Division and activities in the government sector. On November 13, 2001 a follow-up meeting was held with Ms. Burkhart. A confidentiality letter agreement was executed by CACI and the Company on November 15, 2001. On November 16, 2001, the Board of Directors of the Company met to discuss the options available to the Company and the terms of a proposed transaction with CACI. Thereafter, over the next several months, as set forth below, representatives of the Company met with representatives of CACI to further discuss a possible purchase transaction. During and following each of these meetings, information regarding the Government Solutions Division was provided to CACI. Meanwhile, the Company continued to discuss with other prospective purchasers the possible sale of all or substantially all of the stock or assets and going business of the Company. The Board of Directors continued to discuss these matters in meetings held on December 19, 2001 and January 25, 2002.

        On February 5, 2002, Mr. Louden met with Dr. London and several other CACI executives to discuss the Government Solutions Division's performance and activities in key market areas. They held follow-up discussions and additional information was communicated via e-mail and teleconferences between representatives of the Company and CACI.

        On March 18, 2002, the Board of Directors of the Company met to consider terms of a possible transaction and approved a Transaction Incentive Agreement with the McShane Group and Michael Louden, as discussed below.

        On April 16, 2002, Mr. Louden met with Dr. London and Ken Johnson, President of CACI, for detailed discussions of the Government Solutions Division's activities and plans.

        On April 24, 2002, management reviewed with the Board of Directors the discussions held with various parties and the alternatives available to the Company, including the impact on stockholders and other stakeholders in the Company.

        On April 29, 2002, CACI provided the Company with a draft letter of intent regarding the possible purchase of the Government Services Division. This draft letter of intent was provided to the Board of Directors on April 30, 2002.

        On May 2, 2002, the Board of Directors of the Company met to consider the draft letter of intent received from CACI and authorized Mr. Huitt to execute the letter in substantially the form presented to the Board of Directors. Thereafter, the Company provided a revised draft of the letter of intent to CACI.

        On May 6, 2002, CACI sent to the Company, and the Company executed, a non-binding letter of intent contemplating the purchase by CACI of substantially all of the assets of the Government Solutions Division and the assumption of certain liabilities of the Government Solutions Division. Soon thereafter, CACI commenced a due diligence review and negotiations commenced on an asset purchase agreement and ancillary agreements to be effective upon the closing of that transaction, including, but not limited to, a non-compete, non-solicitation and non-disturbance agreement, and a transition agreement term sheet and other agreements and documents normally associated with such a transaction.

        On May 14, 2002, the Board of Directors of the Company met and reviewed the status of the negotiations with CACI and due diligence in respect of the proposed transaction with CACI.

        On May 21, 2002, CACI sent the Company a first draft of the asset purchase agreement, the final version of which is described below.

        On June 5, 2002, the Company and CACI held an extensive management briefing between key members of each of their management teams at CACI's Chantilly, Virginia offices. This briefing included discussions of current contracts and operations, as well as business development activities within the Government Solutions Division.

        On June 24, 2002, Ferris Baker presented to the Company's Board of Directors its analysis of the fairness of the CACI Transaction to the Company from a financial point of view. (See "Fairness Opinion of Ferris, Baker Watts, Inc.")

        The Board of Directors of the Company, at meetings held on June 13, 2002 and June 24, 2002, approved the proposed sale of the Government Solutions Division of the Company to CACI, subject to the further negotiation of certain terms of the transaction.

        The purchase of the Government Solutions Division was approved by the Board of Directors of CACI on June 13, 2002, and the final Asset Purchase Agreement contemplating the Company's sale of the Government Solutions Division was approved by the Board of Directors of the Company on July 2, 2002 and was executed on July 3, 2002.

Conduct of Business Following the CACI Transaction

        The assets being sold to CACI comprise approximately 38% of the total assets of the Company and its Subsidiaries shown on the pro forma consolidated balance sheet below and approximately 35% of the consolidated revenue of the Company and its Subsidiaries for the three months ended March 31, 2002. Given the Company's already reduced size, large debt service load and negative working capital, our management presently believes that, following consummation of the transactions described in this Proxy Statement, it will be in the Company's best interest to sell its remaining business units.

        We are currently evaluating our options following the consummation of the CACI Transaction, which could include seeking approval for the orderly liquidation of our remaining assets by selling business units as going concerns in a manner that the Board of Directors deems in the best interests of the Company, its creditors and its stockholders. The details of any such consensual plan of liquidation have not yet been worked out and would, in any event, require negotiations with the Company's creditors. There is no assurance that such negotiations will be successful. Furthermore, any shareholder votes on such a plan will likely be dictated by certain of our majority stockholders.

Pro Forma Financial Information

        The following unaudited pro forma consolidated financial statements have been prepared from our historical financial statements to give effect to the sale of a significant portion of all our assets pursuant to the CACI Transaction. The unaudited pro forma consolidated balance sheet reflects adjustments as if the sale to CACI had occurred on March 31, 2002. The unaudited pro forma combined statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 reflect adjustments as if the sale had occurred on January 1, 2002 and January 1, 2001, respectively.

        The unaudited pro forma consolidated financial statements do not purport to present the financial position or results of operations of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

        The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements, including the related notes, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (attached as Exhibit D to this Proxy Statement) and from the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (attached as Exhibit C to this Proxy Statement). In addition, the unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the assets being sold pursuant to the CACI Transaction, which are set forth below.

CONDOR TECHNOLOGY SOLUTIONS, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2002
(in thousands, except share data)
(unaudited)

	Actual	Pro Forma Adjustments	Pro Forma As adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,066	$—	$3,066
Restricted cash	954	5,525	6,479
Accounts receivable (net of allowance of $1,000)	6,841	(2,792)	4,049
Prepaids and other current assets	2,768	(128)	2,640

Total current assets	13,629	2,605	16,234
PROPERTY AND EQUIPMENT, NET	688	(99)	589
GOODWILL AND OTHER INTANGIBLES, NET	27,985	(13,130)	14,855
OTHER ASSETS	454	(32)	422

TOTAL ASSETS	$42,756	$(10,656)	$32,100

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$6,827	$(554)	$6,273
Accrued expenses and other current liabilities	4,678	(369)	4,309
Deferred Revenue	3,169	(687)	2,482
Current portion of long term debt	4,234	(3,741)	493

Total current liabilities	18,908	(5,351)	13,557

LONG-TERM DEBT	32,527	(6,288)	26,239
OTHER LONG-TERM OBLIGATIONS	868	4,667	5,535

Total liabilities	52,303	(6,972)	45,331

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.01 par, 1,000,000 authorized; none outstanding
Common stock, $.01 par value; authorized 49,000,000 shares; issued and outstanding, 26,925,604 shares at March 31, 2002.	269	—	269
Additional paid-in-capital	126,165	—	126,165
Accumulated deficit	(135,999)	(3,684)	(139,683)
Accumulated other comprehensive income	18	—	18

Total stockholders' equity (deficit)	(9,547)	(3,684)	(13,231)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$42,756	$(10,656)	$32,100

See the accompanying pro forma adjustment explanation.

Pro Forma Adjustments

        The following table summarizes unaudited adjustments to the pro forma consolidated balance sheet at March 31, 2002 (in thousands):

	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	Total Pro Forma Adjustments
Cash and cash equivalents	$15,160	$(5,525)	$—	$—	$(190)	$—	$(1,000)	$(8,445)	$—	$—
Restricted cash	—	5,525	—	—	—	—	—	—	—	5,525
Accounts receivable, net	—	—	(2,792)	—	—	—	—	—	—	(2,792)
Prepaids and other current assets	—	—	(128)	—	—	—	—	—	—	(128)
Property and equipment	—	—	(289)	—	190	—	—	—	—	(99)
Goodwill and other intangibles	—	—	—	(13,130)	—	—	—	—	—	(13,130)
Other assets	—	—	(32)	—	—	—	—	—	—	(32)
Accounts payable	—	—	(554)	—	—	—	—	—	—	(554)
Accrued expenses and other current liabilities	—	—	(799)	—	—	430	—	—	—	(369)
Deferred revenue	—	—	(687)	—	—	—	—	—	—	(687)
Current portion of long-term debt	—	—	—	—	—	—	—	(3,741)	—	(3,741)
Long-term debt	—	—	—	—	—	—	(1,584)	(4,704)	—	(6,288)
Other long-term obligations	—	5,525	(858)	—	—	—	—	—	—	4,667
Accumulated deficit	$—	$—	$—	$—	$—	$—	$—	$—	$(3,684)	$(3,684)

(1)
To record estimated cash proceeds of $16,000,000, net of expenses of $320,000 and incentive and severance payments of $520,000.

(2)
To reduce cash proceeds and accrue obligation for $5,525,000 to be held in escrow.

(3)
To eliminate assets and liabilities of subsidiaries.

(4)
To write-off goodwill related to subsidiaries of $13,130,000.

(5)
To reduce cash proceeds for purchase of replacement equipment.

(6)
To accrue additional incentive payment obligations.

(7)
To record payment of $1,000,000 and reduction of $584,000 for the forgiveness of future interest on Marbury notes .

(8)
To record repayment of $8,445,000 of bank debt.

(9)
To record the estimated net loss on the sale of subsidiaries of $3,684,000 before taxes. The estimated net loss is calculated as follows:

Estimated cash proceeds	$16,000
Funds to be held in escrow	(5,525)
Direct sale expenses	(320)
Severance and incentive payments	(520)
Net assets of subsidiaries	(343)
Write-off goodwill related to subsidiaries	(13,130)
Additional incentive payment obligations	(430)
Forgiveness of interest on Marbury notes	584

Estimated net loss on sale of subsidiaries	$(3,684)

CONDOR TECHNOLOGY SOLUTIONS, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	Three months ended March 31, 2002			Year ended December 31, 2001
	Actual	Pro Forma Adjustments	Pro Forma As adjusted	Actual	Pro Forma Adjustments		Pro Forma As adjusted
IT service revenues	$5,637	$(3,307) [1]	$2,330	$45,902	$(27,254)	[1]	$18,648.00
Product revenues	3,780	0	3,780	22,370	(1,790)	[1]	20,580

Total Revenues	9,417	(3,307)	6,110	68,272	(29,044)		39,228
Cost of IT Services	3,243	(1,618) [1]	1,625	28,976	(16,862)	[1]	12,114
Cost of products	3,139	0	3,139	19,150	(1,732)	[1]	17,418

Total cost of revenues	6,382	(1,618)	4,764	48,126	(18,594)		29,532

Gross profit	3,035	(1,689)	1,346	20,146	(10,450)		9,696
Selling, general and administrative expenses	2,990	(961) [1]	2,029	19,578	(6,059)	[1]	13,519
Depreciation and amortization	146	(70) [1]	76	4,943	(1,048)	[1]	3,895
Impairment of long-lived assets				23,310	(13,900)	[2]	9,410
Gain on sale of subsidiary	(72)	0	(72)	(618)	0		(618)
Other Costs	183	(56) [1]	127	1,544	(202)	[1]	1,342

Loss from operations	(212)	(602)	(814)	(28,611)	10,759		(17,852)
Interest and other expense, net	(54)	—	(54)	(1,823)	378	[3]	(1,445)

Loss before income taxes	$(266)	$(602)	$(868)	$(30,434)	$11,137		$(19,297)

Shares outstanding – Basic and diluted	26,926	—	26,926	15,982	0		15,982

Net loss per share – Basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(1.65)	$0.70		$(0.95)

(1)
To eliminate revenues and expenses of subsidiaries for the period indicated.

(2)
To eliminate the $13,900,000 impairment of goodwill for FCC recorded in 2001.

(3)
To eliminate interest expense for the reduction in bank debt.

Market Price of Our Common Stock and Related Shareholder Matters

        The following graph shows a comparison of the cumulative total returns for an investment in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Computer & Data Processing Services Index since February 5, 1998, the date on which our Common Stock became publicly traded. The comparison assumes the investment of $100 on February 5, 1998 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	2/5/98	12/31/98	12/31/99	12/31/00	12/31/01
Condor Technology Solutions, Inc.	100.00	76.92	10.58	0.54	0.62
Nasdaq Composite Index	100.00	131.91	244.25	202.04	117.07
Nasdaq Computer & Data Processing Services Index	100.00	158.63	184.49	100.85	129.17

Information About CACI's and CACI-Federal's Business

        CACI founded its business in 1962 in simulation technology and has diversified within the information technology and communications industries. CACI serves clients in the government and commercial markets primarily throughout North America and the United Kingdom. CACI provides comprehensive, practical information technology and communications solutions by adapting emerging technologies and continually evolving legacy strengths in such areas as information assurance and security, reengineering, logistics and engineering support, automated debt management systems and services, litigation support systems and services, product data management, software development and reuse, voice, data and video communications, simulation and planning, financial and human resource systems and geo-demographic and customer data analysis.

        CACI's principal executive offices are located at 1100 North Glebe Road, Arlington, Virginia 22201, and their telephone number is (703) 841-7800.

Fairness Opinion of Ferris, Baker Watts, Inc.

        On June 24, 2002, Ferris Baker delivered its oral opinion, subsequently confirmed in writing on July 3, 2002, to the Board of Directors of the Company to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications described in its opinion, the $16.0 million cash purchase price proposed by CACI to be received by the Company in the CACI Transaction was fair, from a financial point of view, to the Company's common stockholders and other stakeholders.

        THE FULL TEXT OF THE FERRIS BAKER OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE FERRIS BAKER OPINION WAS PROVIDED TO OUR BOARD OF DIRECTORS FOR ITS INFORMATION AND ASSISTANCE AND IS DIRECTED ONLY TO THE FAIRNESS OF THE $16.0 MILLION IN CASH FROM A FINANCIAL POINT OF VIEW TO THE COMPANY'S COMMON STOCKHOLDERS AND OTHER STAKEHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE CACI TRANSACTION OR ANY OTHER MATTER RELATED THERETO. THE DESCRIPTION OF THE FERRIS BAKER OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT B. YOU ARE URGED TO READ THE FERRIS BAKER OPINION IN ITS ENTIRETY.

        In connection with its opinion, Ferris Baker, among other things:

  •
  reviewed the Asset Purchase Agreement;

  •
  reviewed Annual Reports to Stockholders, Annual Reports on Form 10-K and proxy statements of the Company for the three years ended December 31, 2001;

  •
  reviewed certain interim reports to stockholders and the Quarterly Report on Form 10-Q of the Company for the period ended March 31, 2002;

  •
  reviewed certain internal financial analyses and forecasts for the Government Solutions Division prepared by its management;

  •
  held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of Government Solutions Division;

  •
  compared certain financial information for the Government Solutions Division with similar information for certain other companies the securities of which are publicly traded; and

  •
  reviewed the financial terms of certain recent business combinations in the information technology services industry and performed such studies and analyses as they considered appropriate.

        Ferris Baker relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by Ferris Baker and assumed such accuracy and completeness for purposes of rendering its opinion. Moreover, Ferris Baker did not make an independent evaluation or appraisal of the assets and liabilities of the Government Solutions Division or any of its subsidiaries and has not been furnished with any such evaluation or appraisal.

        The following is a summary of the material financial analyses utilized by Ferris Baker in connection with rendering its opinion to our Board of Directors, but does not purport to be a complete description of the analyses performed by Ferris Baker or of its presentation to the Board of Directors.

  Valuation

        Ferris Baker considered several methods to evaluate the fair market value of the Government Solutions Division. These methods included (i) the discounted future free cash flow analysis, (ii) the earnings and multiple comparisons to publicly traded comparable companies, and (iii) the merger and acquisition activity of similar sized companies engaged in similar businesses. The conclusion reached regarding the CACI Transaction price is supported by each of the valuation methods utilized.

  Discounted Cash Flow Analysis

        A discounted cash flow analysis was utilized by Ferris Baker to establish an implied valuation for the Government Solutions Division. This methodology is premised on the assumption that a buyer purchases a time series of free cash flows that are generated by the assets of the business. This analysis separates and ascribes value only to the cash flows that can ultimately be taken out of the business. Cash that is generated but used to sustain the business (such as increases in working capital and capital expenditures) creates no incremental value to the buyer. These free cash flows are then discounted to the present at the company's weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize its growth. It is this series of free cash flows that, when discounted to the present, and after subtracting claims by debt holders and others, represents the economic value of a company or division to its stockholders.

        In performing this analysis, Ferris Baker used projections supplied by the Company's management. Using a weighted average cost of capital, or discount rate of 10.58% and a terminal multiple of 7.35x, this analysis resulted in an implied present value for the Government Solutions Division of $10.6 million.

  Comparable Public Company Multiple Analysis

        As part of its June 24, 2002 presentation, Ferris Baker reviewed and compared certain financial information for the Government Solutions Division with publicly traded information technology services companies. The purpose of this analysis is to apply industry multiples to the Government Solutions Division's recent and estimated future results to derive a market based estimate of its intrinsic value.

        While no publicly traded company had operations exactly like the Government Solutions Division, Ferris Baker selected companies that provide computer programming and data processing services to agencies of the United States government and have market capitalizations under $75.0 million and annual revenues of under $125.0 million. Additionally, none of the comparable companies are as highly dependent upon a single contract or as leveraged as the Company. The companies Ferris Baker deemed most comparable for its analysis include DynTek, Inc.; H.T.E., Inc.; Halifax Corporation; Information Analysis Inc.; Manatron, Inc.; and VSE Corporation.

        The financial data for comparable companies was for the latest twelve months ended March 31, 2002. Management was only able to provide actual trailing twelve-month financial results for revenues and gross profit for the Government Solutions Division. To derive an implied valuation for the Government Solutions Division based on a comparable earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple, Ferris Baker used the 2002 operating income projection plus projected depreciation. Instead of using an estimated trailing twelve-month EBITDA, Ferris Baker utilized the projected EBITDA because it determined that such figure better represented the profitability of current operations and did not include cash flows from contracts that expired or were terminated in 2001.

        It is important to note that of the multiples described above, the revenue multiple is the most commonly accepted valuation measure for information technology service companies that primarily focus on the government market.

        The following table provides the implied intrinsic value for the Government Solutions Division based on multiples for comparable publicly traded information technology service companies and management's estimated fiscal 2002 results:

Implied Value ($'000)
Net Market Capital (1)/Last Twelve Month Revenues	$11,599
Net Market Capital (1)/ Projected 2002 EBITDA	$13,217

    (1)
    Net market capital equals market value of common equity and preferred stock, plus book value of debt, less cash.

  Comparable Merger and Acquisition Multiple Analysis

        Ferris Baker reviewed publicly available information for comparable sale transactions in the information technology services industry and derived certain multiples based upon the consideration paid and the enterprise values of the respective transaction. Ferris Baker reviewed four information technology services company transactions that it determined were comparable. This method of valuation is limited by the lack of comprehensive financial data on the target companies involved in the transactions. Since three of the transactions were of private companies, the only meaningful multiples used for its analysis were the implied revenue and EBITDA multiple.

        Ferris Baker applied the average industry multiple to the Government Solutions Division's latest twelve months revenues and estimated fiscal 2002 EBITDA to derive a market based estimate of intrinsic value. It is important to note that the multiples derived from this analysis already include a control premium, which is the price a buyer must pay over current market value in order to induce stockholders to sell a majority interest in the company or division. The selected transactions and their respective revenue and EBITDA multiples considered by Ferris Baker included:

Acquiror	Target	Revenue Multiple	EBITDA Multiple
CACI International	Digital Systems	0.86x	N/A
DynCorp	DynTek	0.74x	N/A
TRW	Network Six	0.61x	5.0x
Dynamics Research	H.J. Ford Associates	0.26x	N/A

	Average	0.62x	5.0x

        Based on the Government Solutions Division's latest twelve month revenues and management's estimated fiscal 2002 EBITDA, the implied values for the Government Solutions Division using this valuation methodology are $13.6 million and $10.4 million, respectively.

  Ferris Baker Summary and Conclusion

        The following are Ferris Baker's summary and conclusion:

  •
  Revenues for the Government Solutions Division are declining as a result of the termination or expiration of several contracts and its ability to compete for new contracts is severally limited given the uncertainty of the Company's future. The Government Solution Division's highest margin contract with the U.S. Department of Veterans Affairs expires in January 2004. CACI, due to its financial stability and greater resources, is better positioned than the Company to retain the U.S. Department of Veterans Affairs contract and expand the operations of the Government Solutions Division.

  •
  The CACI Transaction value represents a premium to the intrinsic value of the Government Solutions Division based on the free cash flow analysis.

  •
  The CACI Transaction value represents a premium to the implied value of the Government Solutions Division using the comparable public company revenue and EBITDA multiple.

  •
  The CACI Transaction value represents a premium to the implied value of the Government Solutions Division using the comparable merger and acquisitions revenue and EBITDA multiple, which incorporates a control premium.

        The Company approached several companies regarding their interest in acquiring all or part of its business and operations.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Ferris Baker. In arriving at its fairness opinion determination, Ferris Baker considered the results of all such analyses and attributed greater weighting to those analyses that focused on future financial performance. In addition, Ferris Baker made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Government Solutions Division or the CACI Transaction.

        Ferris Baker prepared these analyses solely for purposes of providing an opinion to our Board of Directors. The analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond their control, neither the Company nor Ferris Baker assumes responsibility if future results are materially different from those forecasted.

        The Company agreed to pay Ferris Baker a fee of $150,000. To date, the Company has paid Ferris Baker $75,000 and the remaining half of Ferris Baker's fee will be payable upon consummation of the CACI Transaction. In addition, the Company has agreed to reimburse Ferris Baker for its out-of-pocket expenses (including the fees and disbursements of Ferris Baker's attorneys) incurred in connection with the services provided by it and to indemnify and hold harmless Ferris Baker and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

        Ferris Baker, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public underwritings, private placements and valuations for corporate and other purposes. The Company selected Ferris Baker as its financial advisor because Ferris Baker is a recognized investment banking firm that has substantial experience in investment banking in general, including transactions similar to the proposed CACI Transaction.

Appraisal Rights

        Under Delaware law, appraisal rights are not available in a sale of substantially all of a company's assets for cash unless the selling company's charter provides such rights. The Company's charter does not provide appraisal rights for a sale of substantially all of the Company's assets and, accordingly, holders of Common Stock will not be entitled to appraisal rights.

Summary of the Asset Purchase Agreement

        We believe this summary describes the material terms of the Asset Purchase Agreement, whereby the Sellers sell substantially all their assets. The parties purchasing these assets are CACI and its wholly-owned subsidiary CACI-Federal. We recommend that you read carefully the Asset Purchase Agreement for the terms of the CACI Transaction and other information that may be important to you. The Asset Purchase Agreement is included in this Proxy Statement as Exhibit A.

  Consideration

        The purchase price for the sale of the Government Services Division is $16,000,000. We will receive at the closing the amount of $11,000,000 in cash and an additional $5,000,000 dollars will be deposited with an escrow agent as provided under the terms of an escrow arrangement to be entered into among CACI, CACI-Federal and us (the "Escrow Agreement"). Any such escrowed amount will be available to satisfy the Company's indemnification obligations, if any, under the Asset Purchase Agreement. Following the expenses expected to be incurred in the transaction, the proceeds of the asset sale are expected to be approximately $15.3 million.

        The Lender Group asserts perfected, senior liens on all of the proceeds of the transaction with CACI. Because of the necessity of the active involvement in and support for the transaction by Michael Louden, Executive Vice President of the Company, the Lender Group has agreed to release its liens and permit the payment of $3,540,000 to Mr. Louden or his affiliates, an amount to which, absent such waiver, the Lender Group would claim it was entitled. Payments to Mr. Louden and his affiliate primarily relate to the satisfaction of existing obligations due to them. (See "Distribution of Proceeds from CACI Transaction.")

  Assets Sold

        Subject to, and upon the terms and conditions of, the Asset Purchase Agreement, the Company and certain of its subsidiaries will sell to CACI-Federal all of the assets comprising the Government Solutions Division, including contracts, outstanding customer proposals, its intellectual property rights, title to the Company's ArmiSys software application, accounts receivable, leased properties in Baltimore, Maryland and Pittsburgh, Pennsylvania, and all other assets, records, data, rights and benefits associated with the Government Solutions Division.

  Excluded Assets

        Under the terms of the Asset Purchase Agreement, the Company has specifically excluded, and will retain, assets which are not associated with the Government Solutions Division, including but not limited to the assets of the Interactive Services Division and the enterprise resource software reseller divisions of the Company.

  Buyer Assumed Liabilities

        At the closing, CACI-Federal will assume, with certain exceptions, the following liabilities of the Company and its subsidiaries: certain of its trade payables; open purchase orders; employee-related liabilities for employees in the Government Solutions Division; outstanding customer proposals; third-party licenses; certain equipment and real property leases, including for premises in Baltimore, Maryland and Pittsburgh, Pennsylvania; warranty obligations; and all liabilities under the assigned contracts, in each case as described more fully on the schedules to the Asset Purchase Agreement. CACI-Federal will enter into a sublease for space at the Langhorne facility of the Company for the purpose of continuing the Government Solutions Division Call Center operation at that location.

  Excluded Liabilities

        Under the terms of the Asset Purchase Agreement, except for the liabilities explicitly assumed by CACI-Federal thereunder, the Company and its subsidiaries will retain, and CACI-Federal will not have any responsibility for all other liabilities, including without limitation: insurance, worker's compensation and pension and welfare benefit obligations for employees of the Sellers not hired by CACI within thirty (30) days after closing; employee bonuses owing as of the closing to employees of the Sellers related to performance incentives for the sale of the Government Solutions Division, for retention purposes, or not specifically connected to the Government Solutions Division; employee claims made or incurred prior to the closing; tax-related liabilities incurred prior to the closing; any liens on the assigned contracts or other assets; and other non-trade liabilities. Moreover, even after the repayment of approximately $8.5 million to the Lender Group with proceeds from the CACI Transaction, the Company will still be liable for approximately $16.3 million of debt outstanding under the Credit Facility.

  Closing

        Pursuant to the Asset Purchase Agreement, the closing of the CACI Transaction will be held on August 15, 2002, or on such other date one day before the beginning of the next biweekly payroll period of CACI commencing at least three (3) days after all conditions to closing have been satisfied or waived. The transfer of assets by us to CACI-Federal shall be deemed to occur on the next day following closing.

  Representations and Warranties of Sellers

        In the Asset Purchase Agreement, the Sellers make certain representations and warranties to CACI with respect to the matters set forth below and, subject to certain limitations, we have agreed to indemnify CACI for any breach of the representations and warranties: due organization, existence and good standing; authority and validity of the Asset Purchase Agreement; governmental authorization; conflicts with the Asset Purchase Agreement; SEC filings; financial statements; absence of material changes; absence of undisclosed liabilities; title to assets; insurance; accounts receivable; assigned contracts; unclaimed property; completeness of documentation; compliance with applicable law; litigation matters; tax matters; employee benefit plan matters; labor and employment matters; environmental matters; brokers' fees; real property matters; material contracts; absence of unlawful payments; intellectual property matters; third-party licenses; interests of officers and directors in the transaction; the accuracy of information provided by us or on our behalf; and this Proxy Statement.

        For a complete text of the representations and warranties made by us, refer to Article 2 of the Asset Purchase Agreement.

  Representations and Warranties of Buyers

        In the Asset Purchase Agreement, the Buyers make certain representations and warranties to us with respect to the matters set forth below and, subject to certain limitations, CACI has agreed to indemnify us for any breach of the representations and warranties: due organization, existence and good standing; authority and validity of the Asset Purchase Agreement; conflicts with the Asset Purchase Agreement; and the accuracy of information provided by CACI and CACI-Federal for inclusion in this Proxy Statement.

  Covenants

        The Sellers and the Buyers each covenant to use their reasonable best efforts to cause the conditions in the Asset Purchase Agreement to be satisfied. The Company covenants to carry on the business of the Government Services Division in the usual, regular and ordinary course between the date of the Asset Purchase Agreement and closing and not to engage in certain prohibited transactions during that time period.

        The Sellers agree not to solicit other proposals for the Government Services Division, provided that, the Company may furnish information to, and enter into discussions with, a third party if the Company's Board of Directors determines, after consultation with outside counsel, that the board's fiduciary responsibilities under applicable law require that such information be provided or negotiations be held to avoid a breach of such responsibilities and, prior to furnishing such information, the Company informs CACI of such event and the material terms thereof.

  Conditions to Both Parties' Obligations

        The obligations of the parties to effect the CACI Transaction is subject to the prior satisfaction or waiver of the following conditions:

  •
  no injunction or restraining order that prohibits or materially restricts any material transaction contemplated by the Asset Purchase Agreement shall be in effect and no governmental action shall have been commenced or threatened in writing to restrain the consummation of such a transaction;

  •
  no action or regulation by a governmental authority shall have been enacted which would prohibit or materially restrict the CACI Transaction;

  •
  certain governmental approvals and authorizations required for the consummation of the CACI Transaction shall have been obtained; and

  •
  our shareholders shall have approved the CACI Transaction.

  Conditions to Our Obligations

        Our obligation to effect the CACI Transaction is subject to the following additional conditions, any of which may be waived by us:

  •
  CACI performing in all material respects all of its covenants in the Asset Purchase Agreement;

  •
  all representations and warranties made by the Buyers must be true and correct in all material respects as of the closing or as of any prior specific date;

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  the Buyers must have delivered all items required to be delivered; and

  •
  there shall not have occurred any material adverse change in the financial condition, business, operations, results of operations or properties of the Buyers.

  Conditions to Obligations of Buyers

        The obligation of the Buyers to effect the CACI Transaction is subject to the following additional conditions, any of which may be waived by the Buyers:

  •
  We must have performed in all material respects all of our covenants in the Asset Purchase Agreement;

  •
  all representations and warranties made by us must be true and correct in all material respects as of the closing or as of any prior specific date;

  •
  we must have delivered all items required to be delivered;

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  we must have performed all obligations required to be performed by us prior to the closing;

  •
  there shall not have occurred certain material adverse changes in the business, operations, assets, financial condition, results of operations or properties of the Government Solutions Division;

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  CACI-Federal shall have had an opportunity to contact the Government Solutions Division's material customers and confirm that the relationships with such customers are satisfactory;

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  CACI-Federal shall have received written acceptances of (i) offers made to certain key employees of the Company and (ii) over 90% of offers made to other employees of the Company;

  •
  execution of a non-compete, non-solicitation and non-disturbance agreement;

  •
  CACI-Federal shall have been given an opportunity to conduct a diligence investigation of the Government Solutions Division and the results of such investigation shall have been satisfactory in all material respects to CACI-Federal;

  •
  we must not have received notice that certain outstanding customer proposals will not be accepted;

  •
  execution of a sublease with respect to the Langhorne call center facility; and

  •
  the Company shall have obtained and paid for representation and warranty insurance, if available, with a policy limit of $5,000,000 in favor of CACI.

  Indemnification

        Under Section 4.11 of the Asset Purchase Agreement, the Company is obligated to indemnify and hold the Buyers harmless from and against all losses the Buyers incur, subject to certain limitations, in respect of any breach of our representations, warranties, covenants or agreements or performance by us of any of the assigned contracts before or after closing. The Buyers are obligated to indemnify and hold us harmless from and against all losses we incur, subject to certain limitations, in respect of any breach by them of their representations, warranties, covenants or agreements or performance by them of any of the assigned contracts after closing. Generally, neither the Sellers nor the Buyers have any liability for indemnification until the aggregate amount of all losses exceeds $100,000, at which point the indemnification obligation extends to all losses. Our aggregate indemnification obligation is limited to $5,000,000, except to the extent of losses arising from a fraudulent or knowing violation on our part.

        The Company may acquire indemnity insurance in favor of CACI in the amount of $5,000,000. In the event that such insurance is unavailable or prohibitively expensive, the parties have agreed, in lieu of such insurance, to escrow $5,000,000 of the total purchase price, subject to the terms of an Escrow Agreement, to satisfy the Company's indemnification obligations that may arise under the Asset Purchase Agreement for a period not to exceed two years from the date of closing. If the Company obtains such insurance, only $3,000,000 of the total purchase price will be put into escrow. Upon the satisfaction of certain conditions set forth in the Escrow Agreement (and at various time intervals), funds will be released to the Company less any amounts paid for which an indemnification claim is being made and for which notice has been given under the Escrow Agreement. Any funds withheld relating to claims for which notice was given shall be held by the escrow agent until the dispute relating to the claim is resolved.

  Termination

        The Asset Purchase Agreement may be terminated, and the sale of the Government Solutions Division may be abandoned, at any time prior to closing in any of the following ways:

  •
  By the mutual written consent of us and CACI-Federal;

  •
  by either of us or the Buyers if a court or governmental agency issues a final, nonappealable order permanently prohibiting the transactions contemplated by the Asset Purchase Agreement;

  •
  by the Buyers if the closing does not occur on or before September 15, 2002 (or August 31, 2002 if the Securities and Exchange Commission (the "SEC") shall not have elected to review this Proxy Statement), unless as a result of the failure of the Buyers to perform their obligations under the Asset Purchase Agreement;

  •
  by us if the closing does not occur on or before September 15, 2002 (or August 31, 2002 if the SEC shall not have elected to review this Proxy Statement), unless as a result of our failure to perform our obligations under the Asset Purchase Agreement;

  •
  by the Buyers if there has been a material breach of any representation, warranty or agreement by us which has not been cured;

  •
  by us if there has been a material breach of any representation, warranty or agreement by the Buyers which has not been cured;

  •
  by the Buyers, if we or any of our subsidiaries shall have (i) withdrawn or modified in any material respect the approval of the Asset Purchase Agreement, or (ii) taken any public position inconsistent with such approval or recommendation, including failing to reject or disapprove any acquisition proposal; and

  •
  by us if we accept another acquisition proposal for any reason.

        Upon termination of the agreement without consummation of the CACI Transaction there shall be no liability, except that in the event that the Company's Board of Directors accepts an acquisition proposal from another person and that transaction closes, the Company must, upon closing, pay to the Buyers a "break up" fee equal to the lesser of (i) the Buyers' actual costs up to the date of termination or (ii) $250,000.

  Non-Competition and Confidentiality

        Pursuant to a separate agreement, we have agreed, among other things, that for a period of three (3) years following the signing of the Asset Purchase Agreement we will not directly or indirectly, anywhere within the United States, sell or provide to any entity that is a client of the Government Solutions Division as of the date thereof and the closing date, any entity that is a prospective client of the Government Solutions Division, or any entity that was a client of the Government Solutions Division within one (1) year before the date of the agreement, any product or service that is the same as, similar to or competitive with products or services sold or provided by the Government Solutions Division. We also agree that we will not, for the same time period, solicit any employee of CACI to leave their employment or hire any person within one (1) year after the termination of such person's employment with CACI (unless such person's employment was terminated by CACI).

        Both the Sellers and the Buyers must maintain the confidentiality of each other's undisclosed confidential and proprietary business information exchanged and transferred as part of the CACI Transaction.

Distribution of Proceeds from CACI Transaction

        Pursuant to a letter agreement with the Company's Lender Group dated July 2, 2000, the Lender Group has agreed to release its liens (a) to permit certain payments to Michael Louden, Executive Vice President of the Company, and Marbury Manor LLC, a Maryland limited liability company in which Mr. Louden holds a majority interest ("Marbury Manor"), in an amount not to exceed $1,160,000 at the closing and additional amounts not to exceed $2,380,000 as moneys are released from the escrow established as part of the sale (see "Interests of Directors and Officers in the CACI Transaction"), and (b) to permit us to pay closing costs and make payments to the Company's unsecured creditors in an amount not to exceed $1,340,000 from the proceeds of the CACI Transaction, subject to the negotiation of satisfactory agreements with such unsecured creditors. The Lender Group also agreed to allow the Company to pay to Mr. Louden a bonus in the amount of $250,000 upon execution of the Asset Purchase Agreement. Of the $11,000,000 of the purchase price payable by CACI at the closing, the Lender Group has required that the Company pay them a minimum of $8,500,000 on account of its loans under the Credit Facility.

        The principal amount of debt outstanding under the Credit Facility is $24,783,598 as of July 22, 2002, which amount will be reduced by the anticipated $8.5 million payment to the Lender Group upon closing of the CACI Transaction. Based upon the Company's estimates of its likely closing expenses (including investment banking, accounting and legal fees incurred by the Company in connection with the CACI Transaction), the commission payable to Mr. Louden and the commission payable to McShane Group under the Transaction Incentive Agreement described below, the size of the Company's remaining senior debt obligations even after the payment described above, and other debt, no funds generated by the CACI Transaction will be available for distribution to stockholders. Likewise, taking into account the Company's projections of the amounts it may receive from the sale of its remaining business units, no funds generated by the sale of these units will be available for distribution to stockholders.

Interests of Directors and Officers in the CACI Transaction

        In connection with the acquisition of LAI by the Company on June 30, 1998, and as consideration for his interest in LAI (the assets of which comprise the bulk of the assets to be sold in the CACI Transaction), Mr. Louden, who is currently an Executive Vice President of the Company, received 217,486 shares of Common Stock and approximately $2.6 million in cash. Additionally, pursuant to an arrangement in the purchase agreement, Mr. Louden earned additional consideration of approximately $6.8 million in cash and shares of Common Stock, of which $2.0 million was paid in 1999. On September 27, 2001, the Company entered into a settlement agreement (the "2001 Settlement Agreement") with Mr. Louden and Marbury Manor, as assignee of the earn-out consideration described above, pursuant to which the Company agreed, in exchange for $4.8 million of indebtedness in cash and equity, to issue to Marbury Manor the following: promissory notes in the aggregate principal amount of $3,370,000, one of which bears interest at .5% over the prime rate and the other which, in the future, will begin to bear interest at 15% (the "Marbury Manor Notes") and 2,215,411 newly issued shares of Common Stock, at a price of $0.06 per share. In addition, the Company agreed to pay to Marbury Manor ten percent (10%) of the revenues generated from the VA Call Center contract on a monthly basis commencing as of April 2001. Pursuant to the 2001 Settlement Agreement, all such payments are to be applied against interest and principal on the promissory notes payable to Marbury Manor and then to repurchase shares of Common Stock held by Marbury Manor at the then fair market price. As of July 3, 2002, the Company has paid $601,615 to Marbury Manor as a prepayment of principal on the notes and as interest. In addition, in December 2001, the Company repurchased 63,243 shares of Common Stock at $0.06 per share. As of June 30, 2002, Marbury Manor holds shares representing approximately 9.3% of the outstanding Common Stock.

        On April 1, 2001, the Company entered into a new Employment Agreement with Mr. Louden, with an initial term that will expire on December 31, 2003. The agreement provides for an annual base salary of $200,000 and cash bonus payments based upon certain performance thresholds to be determined. In addition, following the debt restructuring which was approved by the stockholders on December 19, 2001 (as explained more fully in "Material Federal Income Tax Consequences of the CACI Transaction"), Mr. Louden received fully vested options for 100,000 shares of Common Stock with an exercise price of $0.19 per share, and phantom stock rights for 125,000 shares of Common Stock at $0.20 per share. Within fifteen (15) days of the first anniversary date of the grant of his phantom stock rights pursuant to the employment agreement, Mr. Louden will be entitled to receive cash payment in an amount equal to the product of (i) excess of the fair market value of each share of Common Stock on the anniversary date over $0.20 per share and (ii) the number of phantom stock rights held by Mr. Louden at the time; whereupon, any payment made to Mr. Louden with respect to a phantom stock right shall be added to the $0.20 per share initial price (together, the "Revalued PSR Price"). Likewise, future payments to Mr. Louden in respect of phantom stock rights shall be added to any prior payments and the initial price per share to determine the new Revalued PSR Price. Pursuant to his Employment Agreement, Mr. Louden is entitled to receive, within fifteen (15) days of the second anniversary date of the date of grant of the phantom stock rights, a cash payment in an amount equal to the product of the (i) excess of the fair market value per share on any such anniversary date over the highest prior Revalued PSR Price and (ii) the number of phantom stock rights held by him. The foregoing stock options and phantom stock rights were granted on March 18, 2002.

        The Company entered into a Transaction Incentive Agreement with the McShane Group on July 23, 2002, that provides for the payment of a fee in the amount of one percent (1%) of the amount paid to the Company and non-trade creditors as a result of the consummation of the sale of substantially all of the assets of the Company. The Transaction Incentive Agreement was intended to formalize Board of Directors' discussions with McShane Group that occurred when Mr. Huitt was retained in February 2001. McShane Group is an advisor to the Company and J.L. Huitt, Jr., our President and Chief Executive Officer, is a principal and stockholder of McShane Group. The Board of Directors approved the Transaction Incentive Agreement in principle at a meeting held on March 18, 2002 and the final version of the Transaction Incentive Agreement at a meeting held on July 23, 2002.

        In connection with, and so as to facilitate, the CACI Transaction and consistent with the agreement of the Lender Group to release its liens in order to enable the Company to make certain payments to Mr. Louden, the Company entered into a release agreement with Mr. Louden on July 2, 2002 (the "Release Agreement"). Under the Release Agreement, the Company has agreed to make a number of payments to Mr. Louden or Marbury Manor (an affiliate of Mr. Louden) in exchange for a full release of all claims that Mr. Louden and Marbury Manor may have against the Company. First, in full payment of the Marbury Manor Notes, the Company has agreed to pay Marbury Manor $1,000,000 upon the closing of the CACI Transaction, an additional $1,000,000 upon the first release of that amount to the Company from escrow under the Escrow Agreement, an additional $1,000,000 upon the second release of that amount to the Company from the escrow under the Escrow Agreement, and shall pay to Mr. Louden $380,000 upon the third release of that amount to the Company from escrow under the Escrow Agreement. Second, the Company has paid Mr. Louden a cash transaction bonus in the amount of $250,000 upon the signing of the Asset Purchase Agreement. Third, upon closing of the CACI Transaction, Mr. Louden will receive $160,000, which payment was approved in principle by the Board of Directors at a meeting held on March 18, 2002, as a transaction incentive and incorporated in final form into the Release Agreement. In exchange for all of the foregoing, upon the closing of the CACI Transaction, each of Mr. Louden and Marbury Manor has agreed to release all of his or its claims against the Company (including without limitation claims under the Marbury Manor Notes, Mr. Louden's employment agreement, and the 2001 Settlement Agreement).

        On August 11, 1999, the Company entered into a severance agreement with John F. McCabe, our Vice President, General Counsel and Secretary, providing for certain severance benefits (a lump sum payment equal to three years of his base salary payable immediately following his termination) in the event Mr. McCabe's employment terminates, voluntarily or involuntarily, following a change of control of the Company or a termination for good reason. The issuance of shares to the Lender Group following the debt restructuring, which was approved by stockholders in December 2001, resulted in such a change of control of the Company.

Regulatory Approvals

        To the best knowledge of the Company, there are no state or federal regulatory requirements with which the parties to the Asset Purchase Agreement must comply, nor are there any governmental consents or approvals that must be obtained in connection with the CACI Transaction.

Material Federal Income Tax Consequences of the CACI Transaction

        The following discussion summarizes the material federal income tax consequences to the Company from the proposed CACI Transaction. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to differing interpretation and all of which are subject to change. The Company expects to realize a gain of approximately $7 million, for income tax reporting purposes, from the sale of its assets contemplated by the CACI Transaction. As discussed below, whether the Company can carry over its net operating losses ("NOLs") to offset this gain depends on how the debt restructuring effected in December 2001 (discussed below) is treated for federal income tax purposes.

        Bank Debt Restructuring.    The Company effected a restructuring of its bank debt under the Credit Facility on December 19, 2001 (the "Debt Restructuring"). The Lender Group acquired approximately 56% of the Company's outstanding Common Stock, and, in exchange, approximately $12.1 million of the Company's indebtedness to the Lender Group was cancelled. The Company underwent an "Ownership Change" for purposes of Code § 382 in connection with this Debt Restructuring. Accordingly, the use of the Company's pre-Ownership Change NOLs following the Ownership Change will be limited. Generally, the amount of Pre-Ownership Change NOLs that may be used in any one year is limited to a fixed rate of return multiplied by the value of the Company on the date of the Ownership Change ("Section 382 Limitation").

        However, under a special rule, the Company's Section 382 Limitation is increased by "built-in gains" recognized by the Company after the Ownership Change, provided the Company has a net unrealized built-in gain ("NUBIG") in excess of certain statutory threshold amounts immediately prior to the Ownership Change. A NUBIG exists to the extent the fair market value of the Company's assets immediately prior to the Ownership Change exceeds the aggregate adjusted tax basis of such assets at such time. The increase to the Section 382 Limitation for recognized built-in gains in any year is limited to the Company's NUBIG, reduced by any built-in gains recognized in prior years ending on or after the Ownership Change.

        Cancellation of Indebtedness Income from Debt Restructuring.    The Company realized cancellation of indebtedness income ("COD") of approximately $12.1 million in connection with Debt Restructuring. This cancellation of indebtedness income is excludable from gross income to the extent the Company was insolvent immediately prior to the discharge. For this purpose, insolvency is defined as the excess of a taxpayer's liabilities over the fair market value of the taxpayer's assets. Accordingly, if the Company's total liabilities immediately prior to the Debt Restructuring exceeded the fair market value of its assets by $12.1 million or more, the COD income realized on the Debt Restructuring would be excluded from gross income under the insolvency exception, and the Company's NOLs would be reduced by the amount of the excluded income. Whether the Company was insolvent immediately prior to the Debt Restructuring, and the amount by which the Company was insolvent, are factual questions that largely depend on a determination of the fair market value of the Company's assets at that time.

        If the Company was insolvent at the time of the Debt Restructuring (and therefore can exclude the COD income under the insolvency exception discussed above), the Company believes it had NUBIG in excess of the statutory thresholds immediately prior to the Ownership Change that will allow it to use its remaining NOLs to offset all the gain expected to be realized on sale of the assets contemplated by the CACI Transaction. However, if it is ultimately determined that the Company was not insolvent immediately prior to the Debt Restructuring (or was insolvent by less than the amount of COD income realized on the debt discharge), the $12.1 million of COD income realized on the Debt Restructuring will constitute recognized built-in gain, and therefore will reduce the amount by which the Company's Section 382 Limitation can be increased in 2002 under the special rule described above. In that event, the Company expects that it will be able to use its NOLs to offset only a small portion of the gain expected to be recognized on the sale of assets contemplated by the CACI Transaction.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 30, 2002, by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer; and (iv) all executive officers and directors as a group. Unless otherwise indicated, all persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Number	Percent
Mertz & Moyer[1]	15,230,954	56.5%
Michael Louden[2]	2,516,311	9.3%
Peter T. Garahan[4]	8,333	*
Ann Torre Grant[4]	10,333	*
Kennard F. Hill[3]	55,000	*
J. L. Huitt, Jr.	—	*
Dennis E. Logue[4]	8,433	*
Patrick J. Mallon[5]	15,619	*
John F. McCabe	26,989	*
William M. Newport[4]	8,333	*
All directors and executive officers as a group (9 persons)	2,649,351	9.8%

*
less than 1.0%

1.
As of June 30, 2002 Mertz & Moyer was the registered owner of 15,230,954 shares, as trustee for the Lender Group, pursuant to a trust established by the Lender Group. These shares were issued in March 2002 in consideration for cancellation of approximately $12.1 million of debt effective as of December 2001. As of the Record Date, the shares have been reissued in the names of the individual lenders: Wachovia Bank, National Association will own 11,861,982 shares (representing approximately 43.9%); Citizens Bank of Massachusetts will own 1,684,486 shares (representing approximately 6.2%); and ARK CLO 2000-1, Limited will own 1,684,486 shares (representing approximately 6.2%).

2.
Of this total, 2,515,411 shares are held by Marbury Manor LLC, over which Mr. Louden has voting control.

3.
Of this total, 20,000 shares are held of record by the Hill-Craft Irrevocable Family Trust, of which Mr. Hill and his spouse, Shirley Craft, are trustees and share voting power and investment power with respect to such shares.

4.
The amount shown includes options to purchase 8,333 shares of Common Stock that are currently exercisable.

5.
The amount shown includes options to purchase 9,583 shares of Common Stock that are currently exercisable.

SHAREHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

        Stockholder proposals submitted for inclusion in the Proxy Statement for the 2003 Annual Meeting of stockholders must be received by the Company at the Company's executive office in Baltimore, Maryland and must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 on or before December 10, 2002.

        All proposals intended to be submitted at the 2003 Annual Meeting of stockholders which are not sought to be included in the proxy statement must be received by the Company at the Company's executive offices no later than December 31, 2002. However, in the event that the 2003 Annual Meeting of the stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2002 Annual Meeting, proposals to be considered timely must be received by the later of the 90th day prior to the 2003 Annual Meeting or the 10th day following public announcement of the meeting date.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, information statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the commission at http://www.sec.gov.

Exhibit A

CACI International Inc
CACI, INC.–FEDERAL
Condor Technology Solutions, Inc.
Louden Associates, Inc.
Inventure Group, Inc.
MIS Technologies, Inc.
Federal Computer Corporation

ASSET PURCHASE AGREEMENT
dated as of
July 3, 2002

ASSET PURCHASE AGREEMENT

        Acquisition Agreement (the "Agreement"), dated as of July 3, 2002 by and among CACI International Inc, a Delaware corporation ("Parent"), CACI, INC.–FEDERAL, a Delaware corporation and wholly owned subsidiary of Parent ("CACI"), Condor Technology Solutions,  Inc., a Delaware corporation ("Condor" which term shall include the subsidiaries of Condor Technology Solutions, Inc., unless the context otherwise requires), Louden Associates, Inc., a Maryland corporation and wholly owned subsidiary of Condor ("Louden"), Inventure Group, Inc., a Pennsylvania corporation and wholly owned subsidiary of Condor ("Inventure"), MIS Technologies, Inc., an Oklahoma corporation and wholly owned subsidiary of Condor ("MIS"), and Federal Computer Corporation, a Virginia corporation and wholly owned subsidiary of Condor ("FCC").

WITNESSETH

        WHEREAS Parent and CACI have a strong commitment to the government information technology industry; and

        WHEREAS the Government Solutions Division ("GSD") of Condor is concentrated in the information technology industry; and

        WHEREAS Condor and its subsidiaries wish to assign to CACI, and CACI wishes to assume from Condor and its subsidiaries, certain existing contracts of the GSD identified in this Agreement; and

        WHEREAS CACI wishes to purchase from Condor and its subsidiaries, and Condor and its subsidiaries wish to sell to CACI, certain defined assets and liabilities relating to the Assigned Contracts; and

        WHEREAS CACI wishes to carry on the business of the GSD as it relates to the Assigned Contracts and future contracts that CACI may obtain;

        NOW, THEREFORE, Parent, CACI, Condor, Louden, Inventure, MIS and FCC hereby agree as follows:

Article I: Purchase of Assets

        1.1.    Purchase and Sale.     Upon and subject to the terms and conditions hereof, at the Closing (as defined in Section 1.8.1), Condor and its Subsidiaries shall sell, transfer and assign to CACI, and CACI shall purchase and acquire from Condor and its Subsidiaries, all of Condor's, Louden's, Inventure's, MIS' and FCC's right, title and interest in, to and under the contracts and other agreements set forth in Schedule 1.1 (the "Assigned Contracts"), together with all right, title and interest in and to the tangible and intangible assets of Condor and its Subsidiaries described in Sections 1.1.1 through 1.1.18 below (the "Assets"), other than the Excluded Assets (as defined in Section 1.2), in each case free and clear of all liens, pledges, mortgages, leases, charges, security interests and other encumbrances (collectively, "Liens") except for the Assumed Liabilities (as defined in Section 1.3) and Permitted Encumbrances:

          1.1.1.    The outstanding customer proposals (the "Outstanding Proposals") set forth in Schedule 1.1.1;

          1.1.2.    The machinery, equipment, tools, firmware, computers, servers, furniture, fixtures, vehicles, related parts and supplies and other tangible assets (collectively, "Tangible Assets") set forth in Schedule 1.1.2;

          1.1.3.    The patents, trademarks, service marks, trade names, mask works, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, formulae, inventions, technology, computer software programs or applications (in both source code and object code forms), trade secrets, proprietary information, web pages (including the HTML or equivalent code defining such web pages), domain names, secured site certifications, additional URLs, confidential information and other information and documents, and the registrations and applications therefor and the goodwill related thereto (collectively, the "Intellectual Property") set forth in Schedule 1.1.3;

          1.1.4.    The third-party licenses (the "Third-Party Licenses"), including the third party licenses for patents, trademarks, service marks, trade names, mask works, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, formulae, inventions, technology, computer software programs or applications (in both source code and object code forms), trade secrets, proprietary information, web pages (including the HTML or equivalent code defining such web pages), domain names, secured site certifications, additional URLs, confidential information and other information and documents, and the registrations and applications therefor and the goodwill related thereto set forth in Schedule 1.1.4;

          1.1.5.    All right, title and interest in and to Condor's proprietary ARMISYS™ software application, more fully described in Schedule 1.1.5.

          1.1.6.    The advances, prepaid expenses, other prepayments and related rights (collectively, the "Prepaid Expenses") set forth in Schedule 1.1.6;

          1.1.7.    The accounts receivable and notes receivable (the "Receivables") set forth in Schedule 1.1.7;

          1.1.8.    The leased properties (the "Leased Properties") set forth in Schedule 1.1.8;

          1.1.9.    The leased machinery, equipment, tools, firmware, furniture, fixtures, vehicles, related parts and supplies and other leased assets (the "Leased Equipment") set forth in Schedule 1.1.9;

          1.1.10.    The right to use the government-furnished property (the "Government Furnished Property") set forth in Schedule 1.1.10;

          1.1.11.    The agency, brokerage, distributorship, licenses to third parties, and other agreements and arrangements set forth in Schedule 1.1.11;

          1.1.12.    The customer orders, deposits, and payments (the "Orders") set forth in Schedule 1.1.12;

          1.1.13.    The inventory, supplies (including office and marketing supplies), raw materials, work in process, accessories and items related to the inventory (collectively, the "Inventory") set forth in Schedule 1.1.13;

          1.1.14.    All rights of Condor and its Subsidiaries, whether now existing or hereafter arising, against manufacturers, suppliers, vendors or subcontractors with respect to any of the Assigned Contracts, Assets or Assumed Liabilities or any part thereof, including all guarantees and product and other warranties thereon and all rights set forth in Schedule 1.1.14;

          1.1.15.    The original files, documents, books, records, price lists, customer lists, vendor lists, historical sales data, payroll data, accounting records, business records and data relating to the goods and services provided in connection with the Assigned Contracts, including all modifications, amendments, delivery orders and correspondence related thereto, maps, plans, diagrams, processes, notebooks, specifications, test results, flow charts, blueprints, drawings, schematics, maintenance logs, papers, ledgers and other documents related to the Assigned Contracts or the Assets (collectively, the "Asset Documents"); provided, however, that Condor and its Subsidiaries may each retain their respective copies of such Asset Documents;

          1.1.16.    All assets of the type described in Sections 1.1.1 through 1.1.15 that are physically located at the Leased Properties in Baltimore, Maryland and Pittsburgh, Pennsylvania;

          1.1.17.    All other rights and assets of Condor and its Subsidiaries, not set forth in any Schedule to any part of this Section 1.1, which are used primarily in connection with the performance of the Assigned Contracts, except the Excluded Assets; and

          1.1.18.    All other rights and assets of Condor and its Subsidiaries that they shall obtain or acquire after the date hereof and on or before the Closing Date for use primarily in connection with the performance of the Assigned Contracts, which rights and assets Condor shall set forth on Schedule 1.1.18 to be delivered to Parent at the Closing.

For purposes of this Agreement, the Assigned Contracts, the Assets described in this Section 1.1, and the Assumed Liabilities described in Section 1.3 shall constitute the "GSD."

        1.2.    Excluded Assets.     None of the items listed in Schedule 1.2 which may be deemed to relate to the GSD are being sold, assigned or otherwise transferred to CACI at the Closing (collectively, the "Excluded Assets").

        1.3.    Assumption of Liabilities.     At the Closing, CACI shall assume and agree to perform the Assumed Liabilities. The "Assumed Liabilities" shall mean:

          1.3.1.    The trade payables identified in Schedule 1.3.1 and any other trade payables exclusively related to the GSD and incurred by Condor in the ordinary course of business consistent with past practice between the date hereof and the Closing Date, and listed on a schedule of such payables delivered to Parent at the Closing;

          1.3.2.    The open purchase orders identified in Schedule 1.3.2 and any other such orders to the extent related to the GSD and incurred by Condor in the ordinary course of business consistent with past practice between the date hereof and the Closing Date, and listed on a schedule of such purchase orders delivered to Parent at the Closing;

          1.3.3.    The employee-related liabilities identified in Schedule 1.3.3 and any other such liabilities to the extent related to the employees of the GSD hired by CACI or another Subsidiary of Parent as of or within thirty (30) days after the Closing Date, which liabilities are incurred by Condor in the ordinary course of business consistent with past practice between the date hereof and the Closing Date, and listed on a schedule of such liabilities delivered to Parent at the Closing;

          1.3.4.    The Outstanding Proposals;

          1.3.5.    The Third Party Licenses identified in Schedule 1.1.4 (or which constitute Assets to be transferred hereunder by virtue of Section 1.1.17 or 1.1.18), subject to Condor's effective assignment to CACI of all of its rights under such Third Party Licenses; provided, however, that CACI shall, with respect to any Third Party License identified on Schedule 1.1.4 (or which constitutes an Asset to be transferred hereunder by virtue of Section 1.1.17 or 1.1.18) for which an effective assignment is not obtained as of the Closing, reimburse Condor for the licensing and other use costs of any such Third Party License incurred by Condor pursuant to such license with respect to any period after the Closing;

          1.3.6.    The real property leases identified in Schedule 1.1.8, subject to Condor's effective assignment to CACI of its right to use and occupy the leased premises and its other rights as tenant; provided, however, that CACI shall, with respect to any real property lease identified on Schedule 1.1.8 for which an effective assignment is not obtained as of the Closing, reimburse Condor for the leasing and other occupancy costs of any such premises incurred by Condor pursuant to such lease with respect to any period after the Closing;

          1.3.7.    The equipment leases identified in Schedule 1.1.9 (or which constitute Assets to be transferred hereunder by virtue of Section 1.1.17 or 1.1.18), subject to Condor's effective assignment to CACI of all of its rights under such equipment leases; provided, however, that CACI shall, with respect to any equipment lease identified on Schedule 1.1.9 (or which constitutes an Asset to be transferred hereunder by virtue of Section 1.1.17 and 1.1.18) for which an effective assignment is not obtained as of the Closing, reimburse Condor for the leasing and other use costs of any such equipment incurred by Condor pursuant to such lease with respect to any period after the Closing;

          1.3.8.    The warranty obligations identified in Schedule 1.3.8 and any other warranty obligations arising from warranties given to customers of the GSD in the ordinary course of business consistent with past practice between the date hereof and the Closing Date that are no more favorable to the customers of the GSD than the warranties identified in Schedule 1.3.8 and that are listed on a schedule of such obligations delivered to Parent at the Closing; and

          1.3.9.    The obligations of Condor and its Subsidiaries under the Assigned Contracts.

        1.4.    Excluded Liabilities.     Except for the Assumed Liabilities, CACI shall assume at the Closing no liabilities of Condor or any of its Subsidiaries or any other person or entity in connection with this transaction. Without limiting the generality of the foregoing, Condor and its Subsidiaries shall be solely responsible for payment of all amounts at any time owing by Condor and its Subsidiaries with respect to the business, operations or property of Condor and its Subsidiaries, both before and after the Closing, whether accrued or contingent, known or unknown, other than the Assumed Liabilities. By way of example, CACI specifically assumes no liability for, and Condor and its Subsidiaries specifically retain sole responsibility for, the following, regardless of when discovered or asserted:

          1.4.1.    All medical, dental, life insurance, workers' compensation and other pension and welfare benefit obligations for all hourly and salaried employees of Condor and its Subsidiaries who terminated employment or retired since May 8, 2002 and before the Closing and were not hired as employees by CACI or another Subsidiary of Parent as of or within thirty (30) days after the Closing Date, and all such obligations for claims that were incurred or (with respect to workers' compensation) for injuries that occurred before the Closing;

          1.4.2.    All medical, dental, life insurance, workers' compensation and other pension and welfare benefit obligations for all hourly and salaried employees of Condor and its Subsidiaries who were not hired as employees by CACI or another Subsidiary of Parent as of or within thirty (30) days after the Closing Date and all such obligations for claims that were incurred by such employees or (with respect to workers' compensation) for injuries to such employees, regardless of whether the injuries occurred before or after the Closing;

          1.4.3.    All employee bonuses offered, promised, or otherwise owing as of the Closing to Condor employees related to performance incentives for sale of Condor's GSD business, provided for retention purposes, or related to performance not specifically connected to the GSD;

          1.4.4.    All employee claims made or incurred prior to the Closing, including equal employment opportunity or employment discrimination claims, claims for wrongful dismissal, and claims for breach of contract brought by employees against Condor, including the claims identified on Schedule 1.4.4;

          1.4.5.    Any and all taxes or tax-related liabilities incurred by Condor prior to the Closing;

          1.4.6.    Any Liens whatsoever on the Assigned Contracts or the Assets, apart from the Assumed Liabilities and Permitted Encumbrances;

          1.4.7.    Any claim or liability relating to the lease identified on Schedule 1.4.7;

          1.4.8.    Any Environmental Claim or any other claim relating to failure to comply before the Closing with any Environmental Permit or Environmental Law by Condor or its lessees, agents or representatives, occurring or in existence on or before the Closing;

          1.4.9.    Any claim relating to Condor's or its subsidiaries' failure to comply with the Conciliation Agreement between the U.S. Department of Labor and Computer Hardware Maintenance Corporation dated on or about December 7, 2000; and

          1.4.10.    The liabilities listed in Schedule 2.8.

        1.5.    Instruments of Transfer.     The transfer of the Assigned Contracts and the Assets to be transferred to CACI at the Closing shall be effected by bills of sale, assignments and the other instruments of transfer as shall transfer to CACI full title to the Assigned Contracts and the Assets free and clear of all Liens whatsoever except the Assumed Liabilities and Permitted Encumbrances, all of which documents shall contain appropriate and customary warranties and covenants of title and shall be in form and substance acceptable to CACI and its counsel.

        1.6.    Purchase Price

          1.6.1.    The Aggregate Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by CACI for the transfer of the Assigned Contracts and the Assets shall be $16,000,000 (Sixteen Million Dollars), allocated in the manner specified in Schedule 1.6, in accordance with Section 4.12.1. All payments of the Purchase Price under this Section 1.6 shall be made by wire transfer to Condor.

          1.6.2.    The Purchase Price Paid at the Closing. At the Closing, CACI shall pay Condor $11,000,000 (Eleven Million Dollars) of the total Purchase Price or, if CACI shall have obtained the Insurance Policy and Condor shall have paid in full the premium for such Insurance Policy in accordance with Section 4.11.8, $13,000,000 (Thirteen Million Dollars).

          1.6.3.    Escrow of the Remaining Purchase Price. At the Closing, CACI shall deposit the Escrow Amount in an escrow account with a third party mutually acceptable to CACI and Condor, as escrow agent, pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit A, subject to such reasonable modifications as shall be proposed by such escrow agent and made with the consent of Parent, CACI and Condor, which consent shall not be unreasonably withheld. The "Escrow Amount" shall be $5,000,000 (Five Million Dollars) or, if CACI shall have obtained the Insurance Policy and Condor shall have paid in full the premium for such Insurance Policy in accordance with Section 4.11.8, $3,000,000 (Three Million Dollars).

        1.7.    Taxes.     Condor shall pay all sales, use, transfer or documentary taxes, or stamps and filing fees arising out of or relating to the sale of the Assigned Contracts and the Assets to CACI hereunder that are imposed by any taxing authority, together with all other taxes that are imposed by any taxing authority with respect to the sale. It shall be the responsibility of Condor to see that all taxes are paid to the appropriate taxing authority in accordance with all applicable laws and regulations.

        1.8.    Closing

          1.8.1.    The closing of the purchase and sale of the Assigned Contracts, Assets and Assumed Liabilities (the "Closing") shall be held at 2:00 p.m. at the offices of Parent at 1100 North Glebe Road, Arlington, Virginia 22201 on August 15, 2002, or on such other date as shall be one day before the beginning of the next biweekly payroll period of CACI commencing at least three (3) business days after all conditions to Closing have been satisfied or waived, or on such other date as the parties hereto may mutually agree upon. When the actions set forth herein are completed and the transaction is declared closed, the "Effective Time" shall be deemed to occur as of 12:01 a.m. on the next day following the Closing (the "Closing Date").

          1.8.2.    At the Closing,

            (a)    Condor, Louden, Inventure, MIS and FCC shall deliver to CACI, in such form and containing such terms and provisions as shall reasonably satisfy CACI and its counsel:

              (i)    A bill of sale substantially in the form of Exhibit B, an assignment and assumption agreement substantially in the form of Exhibit C and all other appropriate deeds, bills of sale, assignments and other instruments of conveyance, sale and transfer of title to the Assigned Contracts and the Assets (including any consents thereto by third parties necessary to make the same valid and effective), and confirmation of notices sent to third parties holding any such Assets;

              (ii)    An assignment of the Intellectual Property substantially in the form of Exhibit D and assignments of the Third-Party Licenses (including any consents thereto by third parties necessary to make the same valid and effective);

              (iii)    Such affidavits and certificates, from Condor and from such other essential parties (including any of Condor's Subsidiaries), as CACI shall reasonably deem necessary under applicable Treasury Department regulations to relieve CACI of any obligation to deduct and withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code");

              (iv)    Assignments of the Assigned Contracts and consents to such assignments including all documentation required under Part 42 of the Federal Acquisition Regulations to the extent then available and any other documents necessary to effect the assignment of the Assigned Contracts including opinions of counsel regarding the transfer of the assets;

              (v)    Duly executed subcontracts substantially in the form attached as Exhibit E hereto subcontracting to CACI the performance by Condor, Louden, Inventure, MIS and FCC of all the Assigned Contracts, each of such subcontracts remaining in effect until either (a) an assignment, with the consent of the Government, of the Assigned Contract to which the subcontract relates, or (b) a novation substituting CACI for Condor, Louden, Inventure, MIS or FCC, as the case may be, of the Assigned Contract to which the subcontract relates;

              (vi)    All originals and records of the Receivables and Orders;

              (vii)    The Asset Documents; and

              (viii)    Except for the consents, documentation and documents necessary from the Government to effect the assignment of the Assigned Contracts, all consents, approvals and waivers under any loan or other agreement of Condor or any of its Subsidiaries that are required to consummate this Agreement or the Related Agreements or any of the transactions contemplated hereby or thereby; and all filings, registrations, approvals, consents and authorizations by or with, and notifications to, all third parties (including governmental entities and authorities, domestic and foreign) required to consummate this Agreement or the Related Agreements, or any of the transactions contemplated hereby or thereby, which approvals and authorizations shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority.

            (b)    CACI shall deliver to Condor, in such form and containing such terms and provisions as shall reasonably satisfy Condor and its counsel:

              (i)    CACI's written assumption of and agreement to perform the Assumed Liabilities in substantially the form attached as Exhibit C;

              (ii)    Payment of the portion of the Purchase Price to be paid at the Closing in accordance with Section 1.6.2; and

              (iii)    Copies of all necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by CACI of the transactions contemplated under this Agreement and the Related Agreements.

        1.9.    Additional Actions.     If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, or to vest, perfect or confirm in CACI title to or ownership or possession of the Assigned Contracts and Assets acquired pursuant to this Agreement, the stockholders and the officers and directors of Condor and CACI are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

Article II: Representations and Warranties of Condor

        Except for those representations and warranties expressly set forth in this Agreement, Condor, Louden, Inventure, MIS and FCC make no representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, liabilities or operations of Condor and its Subsidiaries, and any such representations or warranties are hereby expressly disclaimed in full and for all time. Condor, Louden, Inventure, MIS and FCC jointly and severally represent and warrant to Parent and CACI as follows:

        2.1.    Corporate Status.     Each of Condor, Louden, Inventure, MIS and FCC is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with the requisite corporate power to own, operate and lease its properties, and to carry on its business as now being conducted. Except as set forth in Schedule 2.1, each of Condor, Louden, Inventure, MIS and FCC is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary.

        2.2.    Authority for Agreement.     Each of Condor, Louden, Inventure, MIS and FCC has the full corporate power to own, lease and operate the properties and assets of the GSD and to conduct the business of the GSD as currently owned, leased, operated and conducted, to execute, deliver, and perform this Agreement and the Related Agreements, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Condor, Louden, Inventure, MIS and FCC of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of each of Condor, Louden, Inventure, MIS and FCC, and no other corporate proceedings on the part of Condor, Louden, Inventure, MIS and FCC are necessary to authorize the execution, delivery and performance by Condor, Louden, Inventure, MIS and FCC of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, other than the approval of Condor's stockholders. Condor's board of directors has determined that, subject to the fulfillment of the terms and conditions of this Agreement, the transactions contemplated by this Agreement and the Related Agreements are in the best interests of Condor's stockholders. The board of directors of each of Louden, Inventure, MIS and FCC has determined that, subject to the fulfillment of the terms and conditions of this Agreement, the transactions contemplated by this Agreement and the Related Agreements are in the best interests of Condor. This Agreement has been duly executed and delivered by Condor, Louden, Inventure, MIS and FCC and constitutes valid and binding obligations of Condor, Louden, Inventure, MIS and FCC, enforceable against each of them in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). When executed and delivered at the Closing, the Related Agreements will be duly executed and delivered by Condor, Louden, Inventure, MIS and FCC and will constitute valid and binding obligations of Condor, Louden, Inventure, MIS and FCC, enforceable against each of them in accordance with their respective terms, subject to the qualification that enforcement of the rights and remedies created thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        2.3.    Governmental Authorization.     Except as set forth on Schedule 2.3, the execution, delivery and performance by Condor, Louden, Inventure, MIS and FCC of this Agreement and the Related Agreements and the consummation by Condor, Louden, Inventure, MIS and FCC of the transactions contemplated hereby and thereby require no material action (including authorizations, notices to third parties, consents, approvals, licenses, orders, permits or declarations) by or in respect of, or material filing with, any governmental body, agency, official or authority, domestic or foreign (other than governmental consents, novations and assignments required to transfer the Assigned Contracts to CACI).

        2.4.    No Default or Violation.     Except as set forth in Schedule 2.4, the execution, delivery and performance by Condor, Louden, Inventure, MIS and FCC of this Agreement and the Related Agreements and the consummation by Condor, Louden, Inventure, MIS and FCC of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the certificate of incorporation or by-laws or other organizational documents of Condor, Louden, Inventure, MIS and FCC, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any Lien on any of the Assigned Contracts or Assets pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, license, agreement or other instrument, permit, concession, grant, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation to which Condor or any of its Subsidiaries is a party or by which Condor or any of its Subsidiaries or any of their respective assets or properties may be bound or which is applicable to Condor or any of its Subsidiaries or any of their respective assets or properties, other than any such note, mortgage, indenture, lease, license, agreement or other instrument involving less than $5,000.

        2.5.    SEC Filings

          2.5.1.    Condor has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999 (the "Filed SEC Documents").

          2.5.2.    As of the filing date, each Filed SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

          2.5.3.    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as so amended or superseded, on the date of such filing), each Filed SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          2.5.4.    Each Filed SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        2.6.    Financial Statements

          2.6.1.    The audited consolidated financial statements and unaudited consolidated interim financial statements of Condor included in its annual report on Form 10-K for the year ended December 31, 2001 and in its quarterly report on Form 10-Q for the three-month period ended March 31, 2002 fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Condor and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements), except that the notes and disclosures therein in Condor's quarterly reports on Form 10-Q have not been prepared in accordance with GAAP.

          2.6.2.    Condor has delivered to CACI a consolidated balance sheet of the GSD as of May 31, 2002 (including the notes thereto, the "Interim Balance Sheet") with a net book value of $1,232,782, and consolidated statements of income of the GSD for the twelve months ended December 31, 2001 and for the three months ended March 31, 2002 (together with the Interim Balance Sheet, the "GSD Unaudited Financial Statements"). The GSD Unaudited Financial Statements fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except for normal year-end adjustments which are not, individually or in the aggregate, reasonably expected to be material to the GSD taken as a whole), the consolidated financial position of the GSD as of May 31, 2002 and the consolidated results of operations of the GSD for the three months ended March 31, 2002. No later than 20 days after the Closing, Condor shall deliver to CACI a final consolidated balance sheet as of the Closing Date, prepared in conformity with GAAP applied on the same basis used for the preparation of the Interim Balance Sheet (the "Final Balance Sheet"), which will fairly present the financial condition of the GSD and reflect a net book value of not less than $1,232,782. The GSD Unaudited Financial Statements have been, and the Final Balance Sheet will be, prepared from and in accordance with the accounting records of Condor.

          2.6.3.    Except as stated in Schedule 1.3.1, none of the trade payables described in Section 1.3.1 is more than 60 days old.

        2.7.    Absence of Material Adverse Changes.     Except as disclosed in the Filed SEC Documents or in Schedule 2.7 to this Agreement, since March 31, 2002 Condor has conducted the business of the GSD only in the ordinary course of business and consistent with past practice, and there has not occurred or arisen, whether or not in the ordinary course of business, any material adverse change in the business, operations, assets, financial condition, results of operations or properties of the GSD (a "Condor Material Adverse Effect"). Specifically, since March 31, 2002, Condor has not:

          2.7.1.    encountered any labor union organizing activity material to the business, operations, assets, financial condition, results of operations, properties or prospects of the GSD, had any strike, work stoppage, slowdown or lockout by the employees of the GSD, or any substantial threat of any imminent strike, work stoppage, slowdown or lockout by the employees of the GSD, or had any adverse change in its relations with the employees, agents, customers or suppliers of the GSD or any governmental or regulatory authorities, that, in any of the foregoing cases, has had or could reasonably be expected to have, individually or in the aggregate, a Condor Material Adverse Effect;

          2.7.2.    transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign intellectual property used in connection with the performance or reasonably necessary to continue the performance of the Assigned Contracts, or modified any existing rights with respect thereto, other than in the ordinary course of business and consistent with past practice;

          2.7.3.    waived or permitted to lapse any claims or rights of substantial value to the GSD;

          2.7.4.    except as set forth on Schedule 2.7.4, paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any officer, director, "affiliate," officer of an "affiliate," director of an "affiliate," "associate" of an officer, "associate" of a director, or "associate" of an "affiliate" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission), who exercised senior managerial responsibility with respect to the GSD, except for normal business advances to employees in the ordinary course of business consistent with past practice and except for advances or payments between Condor and any of its Subsidiaries; or

          2.7.5.    agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

        2.8.    Absence of Undisclosed Liabilities.     Except as set forth on Schedule 2.8, Condor has no material liabilities or obligations, fixed, accrued, contingent or otherwise ("Obligations"), that are not fully reflected or provided for on, or disclosed in the notes to, the Interim Balance Sheet, except (i) Obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Condor Material Adverse Effect, (ii) Obligations permitted or contemplated by this Agreement, and (iii) Obligations expressly disclosed on the Schedules delivered hereunder.

        2.9.    Title to Assets; Condition.     Condor and its Subsidiaries have good record and marketable title to, or a valid leasehold interest in, all of the Assets. None of the Assets is subject to any Lien, except for Liens set forth in Schedule 2.9 or Permitted Encumbrances. All of the Assets are in good operating condition and repair (ordinary wear and tear excepted).

        2.10.    Insurance.     No written notice has been received by Condor from any insurance company that has issued a policy with respect to any of the Assets or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work relating to the Assets.

        2.11.    Receivables.     All of the Receivables are good, valid and existing accounts and all represent an undisputed, bona fide sale and delivery of goods or services. The Receivables (less the allowance for doubtful accounts shown on the face of the Interim Balance Sheet, which allowance was established in the ordinary course of business consistent with past practice and in accordance with GAAP (the "Allowance for Doubtful Accounts")) are collectible in the amount shown in the ordinary course of business. Condor, Louden, Inventure, MIS or FCC has good and marketable title to all of the Receivables, free and clear of all Liens except for Liens set forth in Schedule 2.9 and Permitted Encumbrances. The terms of all such Receivables permit Condor, Louden, Inventure, MIS or FCC, as the case may be, to factor, assign, transfer and sell such Receivables without restriction, whether as security for loans or otherwise. Except to the extent of the Allowance for Doubtful Accounts, no Receivable is subject to any defense, counterclaim, set-off, discount, dispute or condition of any nature. In the case of Receivables arising since the date of the Interim Balance Sheet, any additional allowance in respect thereof has been calculated in a manner consistent with the Allowance for Doubtful Accounts.

        2.12.    Assigned Contracts.     Condor and its Subsidiaries have delivered to CACI or made available to CACI a true and complete copy of each of the Assigned Contracts and all amendments thereto. All

Assigned Contracts are in full force and effect, and neither Condor nor any of its Subsidiaries has received any notice of default, nor is Condor or any of its Subsidiaries in default, nor, to Condor's Knowledge, does any condition exist which with notice or the lapse of time, or both, will render Condor in default, under any of the Assigned Contracts. Except as set forth on Schedule 2.12, all the Assigned Contracts are fully assignable to CACI. Neither Condor nor any of its Subsidiaries has been informed by another party to any of the Assigned Contracts, including the Government, that such other party will not approve or consent to the assignment of any of the Assigned Contracts or will otherwise prohibit or materially restrict the assignment of any of the Assigned Contracts. To Condor's Knowledge, the other parties to the Assigned Contracts are in compliance with all material terms and conditions of the Assigned Contracts. No party to an Assigned Contract has notified Condor, Louden, Inventure, MIS or FCC of its intention to terminate or materially change in a manner adverse to Condor, Louden, Inventure, MIS, FCC or CACI the nature of its transaction or relationship with Condor, Louden, Inventure, MIS, FCC or CACI under any such Assigned Contract. Except as set forth on Schedule 2.12, neither Condor nor any of its Subsidiaries has performed any work under any of the Assigned Contracts with clients that is in excess of funding currently available, is beyond the period of performance or is outside the scope of work, as documented in said contracts.

        2.13.    Unclaimed Property.     The Assets do not include any assets that may constitute unclaimed property under applicable law. Condor has complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, Condor has established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. The Asset Documents are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

        2.14.    Completeness of Documentation.     Except for the Excluded Assets and such assets as are clearly immaterial to the GSD, the Schedules referred to in Section 1.1 describe all outstanding proposals, tangible assets, intellectual property, tools, third-party licenses, prepaid assets, receivables, leased properties, leased equipment, government furnished property, agency, brokerage, distributorship, dealer, franchise, license and other agreements, customer orders, deposits and payments, books and records and other rights and assets of Condor and its Subsidiaries used in connection with the performance or reasonably necessary to continue the performance of the Assigned Contracts.

        2.15.    Compliance with Applicable Law.     Except as set forth in Schedule 2.15, Condor and its Subsidiaries have all requisite licenses, permits and certificates from all foreign, federal, state and local authorities necessary to perform the Assigned Contracts and to conduct the business of the GSD as presently conducted, and to lease and operate the Leased Properties. Condor and its Subsidiaries have performed the Assigned Contracts in compliance with all applicable laws, statutes, ordinances, regulations, rules, judgments, decrees, orders, permits, licenses, grants or other authorizations of any court or of any governmental entity or authority. Without limiting the generality of the foregoing, Condor and its Subsidiaries have conducted the business of the GSD in material compliance with all applicable laws, statutes, ordinances, regulations, rules, judgments, decrees, orders, permits, licenses, grants or other authorizations of any court or of any governmental entity or authority. There are no proceedings in progress, pending or threatened, that could reasonably be expected to result in revocation, cancellation, suspension, or any material adverse modification with respect to such licenses, permits and certificates. Neither Condor nor any of its Subsidiaries is in default or violation of any provision of its charter documents or its by-laws.

        2.16.    Litigation

          2.16.1.    There is no action of any kind, pending or, to Condor's Knowledge, threatened, at law or in equity, by or before any court, arbitrator, or governmental entity or authority, that involves, affects, or relates to the GSD that either singly or in the aggregate could reasonably be expected to have a Condor Material Adverse Effect, nor has any governmental entity or other party indicated to Condor or any of its Subsidiaries an intention to conduct the same;

          2.16.2.    to Condor's Knowledge, there are no facts that could reasonably be expected to serve as the basis or ground for any such action; and

          2.16.3.    neither Condor nor any of its Subsidiaries, directors, officers, employees or properties is subject to any presently effective order, writ, injunction, decree or judgment of any court, arbitrator, or governmental entity or authority affecting the GSD.

        2.17.    Tax Matters

          2.17.1.    Filing of Returns. Except as provided on Schedule 2.17, no claim has ever been made by an authority in a jurisdiction where Condor or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and there are no Liens on any of the assets of Condor or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Encumbrances.

          2.17.2.    Payment of Taxes. Condor and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        2.18.    Employee Benefit Plans; Compliance with ERISA

          2.18.1.    List of Plans. Schedule 2.18 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, whether written or unwritten, and every material written or unwritten personnel policy, relating to any persons employed in the GSD or in which any person employed in the GSD is eligible to participate and which is currently maintained by Condor or any ERISA Affiliate with respect to the GSD (collectively, the "Condor Plans"). Condor does not sponsor a "defined benefit plan" as defined in Section 3(35) of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA.

          2.18.2.    ERISA. Neither Condor nor any ERISA Affiliate of Condor has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Except as set forth on Schedule 2.18, neither Condor nor any ERISA Affiliate of Condor has ever maintained a Condor Plan providing health or life insurance benefits to former employees of the GSD, other than as required pursuant to Section 4980B of the Code or to any state law conversion rights. Neither Condor nor any ERISA Affiliate has any material actual or contingent liability with respect to any plan currently or previously subject to Title IV of ERISA; and no proceedings to terminate any such currently-maintained plan have been instituted within the meaning of Subtitle C of Title IV of ERISA.

          2.18.3.    Plan Determinations. Each Condor Plan in which any person employed in the GSD is eligible to participate and which is intended to qualify under Section 401(a) of the Code (the "Qualified Plans") has been determined by the Internal Revenue Service to so qualify (or a determination application request has been submitted in respect of such plan, and Condor has no reason to expect that the request will be denied), and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Parent, and nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. Condor has made available to Parent complete copies, as of the date hereof, of all of the Qualified Plans and any related trusts, copies of the current Qualified Plan summaries and copies of the Form 5500 filed with respect to each Qualified Plan for the prior three years.

          2.18.4.    Compliance. Except as set forth on Schedule 2.18:

            (a)    there are no actions, liens, suits or claims (other than routine claims for benefits) pending or to Condor's Knowledge, threatened with respect to any Condor Plan; and

            (b)    each Condor Plan that is a "group health plan" (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law with respect to employees of the GSD.

        2.19.    Employment-Related Matters

          2.19.1.    Labor Relations. Except to the extent set forth on Schedule 2.19.1 hereto: (a) Neither Condor nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Condor or its Subsidiaries; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or to Condor's Knowledge, threatened against or otherwise affecting Condor or any of its Subsidiaries, and neither Condor nor any of its Subsidiaries has experienced the same; (c) neither Condor nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has Condor or any of its Subsidiaries planned or announced any such action or program for the future with respect to which Condor or any of its Subsidiaries has any material liability; and (d) on or before the Closing Date all salaries, wages, bonuses, commissions and other compensation due from Condor or any of its Subsidiaries to its GSD employees before the Closing Date will be paid.

          2.19.2.    Employee List. Attached hereto as Schedule 2.19.2 is a list (the "Employee List") dated as of June 21, 2002 containing the name of each employee of the GSD and each such employee's position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim or to Condor's Knowledge has any reasonable basis to assert any valid claim, against Condor that either the continued employment by, or association with, Condor or any of its Subsidiaries of any of the present officers of Condor or any of its Subsidiaries, or employees of, or consultants to, the GSD, contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

          2.19.3.    Compensation of Key Employees. Schedule 2.19.3 sets forth a complete and accurate list of the compensation and benefits of the Key Employees.

        2.20.    Environmental

          2.20.1.    Environmental Laws. Except for matters which, individually or in the aggregate, could not reasonably be expected to have a Condor Material Adverse Effect, (a) Condor and its Subsidiaries are in compliance with all applicable Environmental Laws in effect on the date hereof; (b) neither Condor nor any of its Subsidiaries has received any written communication that alleges that Condor or any of its Subsidiaries is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all material Environmental Permits and other governmental authorizations currently held by Condor or any of its Subsidiaries pursuant to the Environmental Laws are in full force and effect, Condor and its Subsidiaries are in compliance with all of the terms of such Permits and authorizations, and no other such Permits or authorizations are required by Condor or any of its Subsidiaries for the conduct of its and their business on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by Condor and its Subsidiaries of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

          2.20.2.    Environmental Claims. Except as set forth on Schedule 2.20 hereto, there is no Environmental Claim pending or to Condor's Knowledge threatened against or involving Condor or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Condor or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          2.20.3.    No Basis for Claims. Except for matters which, individually or in the aggregate, could not reasonably be expected to have a Condor Material Adverse Effect there are no past, to Condor's Knowledge, or present actions or activities by Condor or any of its Subsidiaries, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by Condor or any of its Subsidiaries, that could reasonably form the basis of any Environmental Claim against Condor or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Condor or any of its Subsidiaries may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by Condor or any of its Subsidiaries.

        2.21.    Finders' Fees.     Except as set forth on Schedule 2.21, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Condor or any of its Subsidiaries who might be entitled to any material fee or commission from Condor or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

        2.22.    Real Property

          2.22.1.    Neither Condor nor any of its Subsidiaries owns any real property related to the business of the GSD.

          2.22.2.    Schedule 1.1.8 sets forth a true, correct and complete list as of the date hereof of all the Leased Property. True, correct and complete copies of the related Leases, and all amendments, modifications and supplemental agreements thereto (the "Leases") are being delivered by Condor and its Subsidiaries to CACI contemporaneously herewith. The Leases grant leasehold estates free and clear of all Liens granted by or caused by the actions of Condor or any of its Subsidiaries, and Condor and its Subsidiaries enjoy a right of quiet possession as against any Lien. The Leases are in full force and effect, and are binding and enforceable against each of the parties thereto in accordance with their respective terms. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. To Condor's Knowledge, there has not occurred any event that would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or material default. Neither Condor nor any of its Subsidiaries is obligated to pay any leasing or brokerage commission relating to any Lease nor will have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by Condor or any of its Subsidiaries.

          2.22.3.    Neither Condor nor any of its Subsidiaries is in material violation of any law, regulation or ordinance (including laws, regulations or ordinances relating to building, zoning, environmental, city planning, land use or similar matters) relating to the Leased Properties. To Condor's Knowledge, there are no proceedings materially affecting the present or future use of the Leased Properties for the purposes for which they are used or the purposes for which they are intended to be used. All buildings, structures and fixtures used by Condor or any of its Subsidiaries in connection with the GSD are in good operating condition and repair.

          2.22.4.    Condor and its Subsidiaries have access to the Leased Properties whether owned or leased, by way of public ways or valid easements or rights of way sufficient to conduct the business of the GSD as presently conducted.

        2.23.    Agreements, Contracts and Commitments

          2.23.1.    Except as disclosed in Schedule 2.23.1, neither Condor nor any of its Subsidiaries is a party to any of the following, whether written or, to Condor's Knowledge, oral:

            (a)    any agreement for personal services or employment for the GSD that is not terminable on 30 days' (or less) notice by Condor or any of its Subsidiaries without penalty or obligation to make payments related to such termination;

            (b)    any agreement of guarantee or indemnification relating to the GSD in an amount that is material to the GSD;

            (c)    any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Condor or any of its Subsidiaries to compete with any person in any geographic area or to engage in any line of business;

            (d)    any joint venture agreement or profit-sharing agreement relating to the GSD (other than employee benefit plans);

            (e)    except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to Condor or its Subsidiaries relating to the GSD or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money relating to the GSD by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $5,000 or more;

            (f)    any license agreement, either as licensor or licensee, or agency, brokerage, distributor, dealer, franchise or other similar agreement or commitment relating to the GSD;

            (g)    any contract or agreement relating to the GSD for the future sale by Condor or any of its Subsidiaries of materials, products, services or supplies that involves the payment to Condor or its Subsidiaries of more than $50,000 or continues for a period of more than twelve months (including periods covered by any option to renew by either party), other than warranties and service agreements entered into with respect to products sold in the ordinary course of business and consistent with past practice;

            (h)    any agreement or arrangement relating to the GSD providing for the payment of any commission based on sales other than to employees of Condor or any of its Subsidiaries;

            (i)    any contract or agreement relating to the GSD for the future purchase by Condor or any of its Subsidiaries of any materials, equipment, services, or supplies, that either provides for payments in excess of $50,000 and cannot be terminated by it without penalty upon less than three months' notice or was not entered into in the ordinary course of business;

            (j)    any agreement relating to the GSD that provides for the sale of goods or services that will result in a loss as a result of costs already incurred or expected to be incurred to complete the agreement;

            (k)    any agreement relating to the GSD with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the GSD;

            (l)    any contract or agreement relating to the GSD that provides for payment to Condor or any of its Subsidiaries of more than $10,000 and provides any discount other than pursuant to Condor's standard discount terms;

            (m)    any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by Condor or any of its Subsidiaries;

            (n)    any agreement or commitment relating to the GSD, not elsewhere specifically disclosed pursuant to this Agreement, to which present or former directors, officers or "affiliates" (as defined in the rules and regulations promulgated under the Securities Act) of Condor or any of its Subsidiaries or any of their "associates" (as defined in the rules and regulations promulgated under the Securities Act) are parties, provided that only such agreements or commitments are required to be described herein as are required to be disclosed under the proxy rules and regulations promulgated under the Exchange Act;

            (o)    any agreement or arrangement relating to the GSD for the sale of any of the assets, properties or rights of Condor or any of its Subsidiaries (other than in the ordinary course of business) or for the grant of any preferential rights to purchase any of its assets, properties or rights or that requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights of Condor or any of its Subsidiaries;

            (p)    any contract or agreement relating to the GSD not described above involving the payment or receipt by Condor or any of its Subsidiaries of more than $10,000 other than contracts or agreements in the ordinary course of business for the purchase of inventory, supplies or services or for the sale of current requirements and consistent with past practice, or for the sale or lease of finished goods or services in the ordinary course of business and consistent with past practice; or

            (q)    any contract or agreement relating to the GSD not described above that was not made in the ordinary course of business and that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of the GSD.

          2.23.2.    Except as listed in Schedule 2.23.2, all agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments related to the GSD are valid and in full force and effect. Neither Condor nor any of its Subsidiaries has, nor, to Condor's Knowledge, has any other party thereto, breached any provision of, or defaulted under the terms of, nor are there any facts or circumstances that would reasonably indicate that Condor or any of its Subsidiaries will or may be in such breach or default under, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, which breach or default has or could reasonably be expected to have a Condor Material Adverse Effect.

          2.23.3.    Schedule 2.23.3 correctly identifies each of the agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments related to the GSD which: (a) contains provisions that would be materially and adversely affected by this Agreement, and/or (b) requires the consent of a third party to the Agreement in order to assign the contract.

        2.24.    Absence of Certain Payments.     Neither Condor nor any of its Subsidiaries, nor to Condor's Knowledge any director, officer, agent, employee or other person associated with or acting on behalf of any of them has used any funds of Condor or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

        2.25.    Intellectual Property

          2.25.1.    Right to Intellectual Property. Except as set forth on Schedule 2.25, Condor is the sole and exclusive owner or registrant of, with all right, title and interest in and to (free and clear of any and all Liens other than Permitted Encumbrances), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof in connection with the services or products in respect of which the Intellectual Property is being used. No claims with respect to the Intellectual Property have been asserted or, to Condor's Knowledge, are threatened by any person nor are there any valid grounds for any bona fide claims challenging the ownership by Condor or its Subsidiaries, or the validity or effectiveness, of the Intellectual Property. All material registered trademarks, service marks and copyrights included in the Intellectual Property are valid and subsisting in the jurisdictions in which they have been filed. To Condor's Knowledge, there is no material unauthorized use, infringement or misappropriation of the Intellectual Property by any third party, including any employee or former employee of Condor or any of its Subsidiaries. No Intellectual Property or product or service of the GSD is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by Condor or any of its Subsidiaries. The products, packaging and documentation of the GSD contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the products or services of the GSD.

          2.25.2.    Third-Party Licenses. Condor has delivered to CACI or made available to CACI a true and complete copy of each of the Third-Party Licenses and all amendments thereto. All Third-Party Licenses are valid licenses from the manufacturer or a dealer authorized to execute and deliver such Third-Party Licenses, free and clear of any claims or rights of any third parties, and are in full force and effect. Condor has not been infringing upon any rights in the Third-Party Licenses of any other Person. Condor has not received any notice of default, nor is it in default, nor, to Condor's Knowledge, does any condition exist which with notice or the lapse of time, or both, will render Condor in default under any of the Third-Party Licenses. Except as disclosed in this Article II, the execution, delivery and performance of this Agreement and the Related Agreements by Condor and its Subsidiaries, and the consummation of the transactions contemplated hereby and thereby, will not cause Condor nor any of its Subsidiaries to be in violation or default under any Third-Party License, nor entitle any other party to any Third-Party License to terminate or modify such Third-Party License. Except as set forth in Schedule 2.25, all the Third-Party Licenses are assignable to CACI, without notice to, or the written consent of, any other Person. No party to a Third-Party License has notified Condor or any of its Subsidiaries of its intention to terminate or materially change in a manner adverse to Condor, any of its Subsidiaries or CACI the nature of its transaction or relationship with Condor, any of its Subsidiaries or CACI under any such Third-Party License.

          2.25.3.    Commercial Software. Schedule 2.25 sets forth a list of the commercial software used in the GSD or resident on any of the Assets, together with the number of licenses therefor. No representation or warranty is made herein with respect to the transferability to CACI of the software listed on Schedule 2.25 and designated as "commercial."

          2.25.4.    No Infringement. Neither Condor nor any of its Subsidiaries currently market any software products. No claims have been asserted or to Condor's Knowledge are threatened by any Person, nor are there any valid grounds for any bona fide claims, (a) to the effect that the manufacture, sale, licensing or use of any of the products or services of the GSD as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by Condor or any of its Subsidiaries infringes on any patent, copyright, trademark, service mark or trade name, or any other Intellectual Property or involves any misappropriation of any trade secret, or (b) seeking to prohibit the use by Condor or any of its Subsidiaries of any patents, copyrights, trademarks, service marks, trade names, trade secrets, technology, know-how or computer software programs and applications or any other Intellectual Property used in the conduct of the GSD's business as currently conducted or as proposed to be conducted by Condor or any of its Subsidiaries.

        2.26.    Interests of Officers.     None of the officers or directors of Condor or any of its Subsidiaries has any interest in any property, real or personal, tangible or intangible, including Intellectual Property used in or pertaining to the business of Condor or that of its Subsidiaries, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

        2.27.    Employee Agreements.     To Condor's Knowledge, no employee, officer or consultant of the GSD is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Condor, any of its Subsidiaries, or any previous employer. No such employee, officer or consultant has been debarred from performing contracts or otherwise providing services to or for the benefit of the United States or any other governmental entity.

        2.28.    No Misrepresentations.     No representation or warranty by Condor or any of its Subsidiaries in this Agreement, nor any statement, certificate or schedule furnished or to be furnished by or on behalf of Condor or any of its Subsidiaries pursuant to this Agreement nor any document or certificate delivered to CACI pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements, in light of the circumstances in which they were made, not misleading.

        2.29.    Proxy Statement.     The information supplied by Condor for inclusion in the proxy statement and prospectus as amended or supplemented (the "Proxy Statement") to be sent to the stockholders of Condor in connection with their meeting to consider the acquisition that is the subject of this Agreement (the "Condor Meeting") shall not, on the date the Proxy Statement is first mailed to Condor's stockholders, at the time of the Condor Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Condor Meeting that has become false or misleading. The Proxy Statement will comply as to form with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Condor or any of its affiliates, officers or directors should be discovered by Condor which should be set forth in an amendment or a supplement to the Proxy Statement, Condor shall promptly inform CACI. Notwithstanding the foregoing, Condor makes no representation or warranty with respect to any information supplied by Parent or CACI that is contained in any of the foregoing documents.

Article III: Representations and Warranties of Parent and CACI

        Parent and CACI jointly and severally represent and warrant to Condor as follows:

        3.1.    Corporate Status.     Each of Parent and CACI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and CACI is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the business, operations, assets, financial condition, results of operations or properties of Parent or CACI.

        3.2.    Authority for Agreement.     Each of Parent and CACI has the full corporate power to execute, deliver and perform this Agreement and the Related Agreements, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Parent and CACI of this Agreement and the Related Agreements and the consummation by Parent and CACI of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of Parent and CACI, and no other corporate proceedings on the part of Parent or CACI, including stockholder approval, are necessary to authorize the execution, delivery and performance by Parent and CACI of this Agreement and the Related Agreements and the consummation by Parent and CACI of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and CACI and constitutes a valid and binding obligation of Parent and CACI, enforceable against each of them in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). When executed and delivered at the Closing, the Related Agreements will be duly executed and delivered by Parent and CACI and will constitute valid and binding obligations of Parent and CACI, enforceable against each of them in accordance with their respective terms, subject to the qualification that enforcement of the rights and remedies created thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        3.3.    No Default or Violation.     The execution, delivery and performance by Parent and CACI of this Agreement and the Related Agreements and the consummation by Parent and CACI of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the certificate of incorporation or by-laws or other organizational documents of Parent or CACI, or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any Lien pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, license, agreement or other instrument, permit, concession, grant, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation to which Parent or CACI is a party or by which either of them or any of their respective assets or properties may be bound or which is applicable to either of them or any of their respective assets or properties.

        3.4.    Proxy Statement.     The information provided by Parent or CACI expressly in writing for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Condor's stockholders, at the time of the Condor Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication by Parent or CACI with respect to the solicitation of proxies for the Condor Meeting that has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, CACI or any of their respective affiliates, officers or directors should be discovered by Parent or CACI that should be set forth in an amendment or a supplement to the Proxy Statement, Parent or CACI shall promptly inform Condor. Notwithstanding the foregoing, Parent and CACI make no representation or warranty with respect to any information supplied by Condor that is contained in any of the foregoing documents.

Article IV: Covenants

        It is further agreed as follows:

        4.1.    Conduct of Business.     Between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated, except as contemplated by this Agreement or as otherwise consented to by CACI in writing, Condor and its Subsidiaries shall keep and observe the following covenants:

          4.1.1.    Each of Condor and its Subsidiaries shall carry on the business of the GSD in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the GSD's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the GSD's goodwill and ongoing business be unimpaired at the Closing Date. Condor shall promptly notify Parent of any event or occurrence which has had or could reasonably be expected to have a Condor Material Adverse Effect. In addition, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Condor and its Subsidiaries shall:

            (a)    maintain in full force and effect all contracts of insurance and indemnity that protect the GSD;

            (b)    repair and maintain, in accordance with its usual and ordinary repair and maintenance standards, all of its tangible properties and assets used in connection with the performance or reasonably necessary to continue the performance of the Assigned Contracts;

            (c)    confer on a regular and frequent basis with representatives of CACI to report material operational matters and the general status of ongoing GSD operations;

            (d)    notify CACI of any material emergency or other material change in the operation of the business or properties of the GSD and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

            (e)    deliver to CACI true and correct copies of any reports, statements or schedules filed by it with the SEC subsequent to the date of this Agreement within two business days of the date on which such document is so filed.

          4.1.2.    Neither Condor nor any of its Subsidiaries shall without the prior written consent of CACI:

            (a)    except as set forth on Schedule 2.7.4, grant or make any general increase in the compensation of officers, management personnel, employees, agents or consultants of or involved with the GSD (including any such increase pursuant to any bonus, pension, insurance, profit-sharing or other plan or commitment) or any material increase in the compensation or benefits payable or to become payable to any officer or employee of or involved with the GSD, otherwise than as required by employment contracts in effect at the date of this Agreement;

            (b)    except as set forth on Schedule 2.7.4, except as required by this Agreement or by applicable law, amend or adopt in any material respect, any agreement or plan (including severance arrangements) for the benefit of employees of the GSD;

            (c)    except as set forth on Schedule 2.7.4, enter into an agreement, contract, or commitment relating to the GSD and involving any material commitment by Condor or any of its Subsidiaries or involving more than $25,000;

            (d)    incur trade payables or issue purchase orders with respect to the GSD such that the aggregate cost or liability associated with such trade payables and purchase orders, together with the aggregate cost or liability associated with the trade payables and purchase orders with respect to the GSD outstanding on the date hereof, exceeds $600,000;

            (e)    amend, terminate or change in any material respect any lease, contract, undertaking or other commitment listed in any Schedule or knowingly do any act or omit to do any act, or permit an act or omission to act, that will cause a breach of any such lease, contract, undertaking or other commitment;

            (f)    transfer or grant any rights under, or enter into any settlement regarding the breach or infringement of, any United States or foreign intellectual property used in connection with the performance or reasonably necessary to continue the performance of the Assigned Contracts or modify any existing rights with respect thereto other than in the ordinary course of business and consistent with past practice;

            (g)    cancel or compromise any debts, or waive, release, transfer or permit to lapse any claims or rights of substantial value to the GSD, or sell, lease, transfer, encumber or otherwise dispose of any of the properties or assets (real, personal or mixed, tangible or intangible) of the GSD, except in the ordinary course of business and consistent with past practice;

            (h)    enter any transaction which, at the time of such transaction, in CACI's reasonable judgment, is materially adverse to the business, operations, financial condition, properties or prospects of the GSD, whether or not such transaction is in the ordinary course of business;

            (i)    amend its charter documents or by-laws;

            (j)    except as set forth on Schedule 2.7.4, pay, discharge or satisfy any claim, obligation or liability pertaining to the GSD in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Interim Balance Sheet, or incurred since the date of such balance sheet in the ordinary course of business consistent with past practice or in connection with this transaction;

            (k)    acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of the GSD, except in the ordinary course of business consistent with past practices;

            (l)    dispose of, permit to lapse, or otherwise fail to preserve the rights of Condor with respect to the Intellectual Property or enter into any settlement regarding the breach or infringement of, any Intellectual Property, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practice;

            (m)    sell or grant any right to all or any part of the Intellectual Property;

            (n)    enter into any contract or commitment or take any other action that affects or could reasonably be expected to affect the GSD that is not in the ordinary course of the business of the GSD or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that could reasonably be expected to have a Condor Material Adverse Effect;

            (o)    amend in any material respect any agreement to which Condor is a party, the amendment of which could reasonably be expected to have a Condor Material Adverse Effect;

            (p)    waive, release, transfer or permit to lapse any claim or right (i) that affects or could reasonably be expected to affect the GSD and that has a value, or involves payment or receipt by it of more than $25,000 or (ii) the waiver, release, transfer or lapse of which could reasonably be expected to have a Condor Material Adverse Effect;

            (q)    make any change in any method of accounting or accounting practice other than changes required to be made in order that Condor's financial statements comply with GAAP; or

            (r)    agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement materially untrue or incorrect; or

            (s)    enter into any agreement to lease any real property with respect to or for the GSD, except that Condor may extend the term of its existing lease for the Langhorne call center facility.

          4.1.3.    Condor will promptly advise CACI in writing of the commencement or written threat of any claim, litigation or proceeding against Condor or any of its Subsidiaries, whether covered by insurance or not, when such claim, litigation, proceeding or written threat thereof relates in any way to the GSD, this Agreement or the Related Agreements, or any of the transactions contemplated hereby or thereby.

        4.2.    Access and Information; Confidentiality

          4.2.1.    Each of Condor and its Subsidiaries shall afford to CACI and to its officers, employees, accountants, counsel and other authorized representatives (including lenders) reasonable access, upon 24 hours' advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing or the termination of this Agreement, if any, to its plants, properties, books and records, and those of its Subsidiaries, that relate, directly or indirectly, to the GSD, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to CACI such additional financial and operating data and other information, and those of its Subsidiaries, as to the business and properties of the GSD as CACI may from time to time reasonably request. Each of Condor and its Subsidiaries shall permit CACI to confirm with their respective suppliers the title to any Assets in such suppliers' possession, and shall permit CACI to confirm with obligors under the Receivables the value and amount thereof.

          4.2.2.    Each party and its representatives will hold in strict confidence all documents and information concerning the other party and its Subsidiaries furnished in connection with the transactions contemplated by this Agreement and the Related Agreements (except to the extent that such information can be shown to have been (i) in the public domain through no action by the party in violation of this Section 4.2, (ii) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (iii) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not release or disclose any such documents or information to any other person and shall not use nor permit others to use such documents or information except in connection with this Agreement or the Related Agreements, and the transactions contemplated hereby and thereby. In the event of the termination of this Agreement, each party shall return to the other party all documents, work papers and other material so obtained by it, or on its behalf, and all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of the confidentiality provisions set forth herein. The foregoing confidentiality requirements shall, as of the execution of this Agreement, supersede any and all confidentiality or nondisclosure agreements then in effect between Parent or CACI and Condor.

          4.2.3.    After the date hereof, neither Condor nor any of its Subsidiaries, nor its or their representatives shall disclose any documents and information concerning the GSD to any person other than Parent, CACI and their respective representatives to a materially greater extent than its past practice, except to the extent permitted by this Agreement or required by law. After the Closing, Condor, its Subsidiaries and its and their representatives will hold in strict confidence all documents (including the Asset Documents) and information concerning the GSD (except to the extent that such information can be shown to have been (i) in the public domain through no action by Condor or any of its Subsidiaries in violation of this Section 4.2 or (ii) disclosed by Parent or CACI to others on an unrestricted, non-confidential basis) and, except to the extent required by law, will not, without the prior written consent of CACI, release or disclose any such documents or information to any other person and shall not use nor permit others to use such documents or information except for record keeping and evidentiary purposes.

        4.3.    Further Assurances.     Subject to terms and conditions herein provided and to the fiduciary duty of each party's board of directors and officers, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to fulfill the conditions specified in Article V, consummate and make effective this Agreement and the Related Agreements and the other transactions contemplated hereby and thereby. In case at any time any further action, including the obtaining of waivers and consents under material contracts and leases, is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action. After the Closing, each party will provide to the other parties without charge reasonable assistance and inquiry access to its officers and employees for information appropriate to secure the respective benefits of this Agreement and the Related Agreements, including information required to prepare tax returns and progress reports and other documents related to assigned, subcontracted or novated contracts. To the extent that Condor lacks the corporate power or contractual authority to perform its covenants and obligations hereunder or under any of the Related Agreements, Condor shall cause its Subsidiaries to perform such covenants and obligations as if such Subsidiaries were parties to this Agreement and the Related Agreements and bound by such covenants and obligations. If any such covenant or obligation shall require the performance of any such Subsidiary, Condor shall not, without the prior written consent of Parent, authorize, permit or otherwise allow such Subsidiary to merge, consolidate, sell a substantial part of its assets, dissolve, liquidate, wind up or take any other action that would, in the reasonable judgment of Parent, impair its ability to perform such covenant or obligation.

        4.4.    Releases of Information.     No party shall announce or disclose to any person (other than those employees, agents, advisors, representatives or lenders who have a "need to know" in order to help effectuate the transaction) the terms or provisions of this Agreement without the prior consent, in the case of an announcement or disclosure by Parent or CACI, of Condor or, in the case of an announcement or disclosure by Condor or any of its Subsidiaries, of Parent (which consent shall not be unreasonably withheld) except as disclosure may be required by law (including disclosure required to be made in the Proxy Statement). CACI and Condor shall consult with each other before the issuance of any press release or other public announcement referring to this Agreement or the terms and conditions of the transactions contemplated hereby.

        4.5.    Restricted Activities and Transactions

          4.5.1.    Acquisition Proposals. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VI hereof, but in any event at least sixty-five (65) days after the date of the Letter of Intent or such longer time as the parties agree upon, neither Condor nor any of its Subsidiaries nor any of their respective directors, officers, employees, or other representatives or agents, shall, directly or indirectly, solicit, initiate, or participate in discussions or negotiations with or otherwise cooperate in any way with, or provide any information to, any corporation, partnership, person, or other entity or group concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction involving Condor (all such transactions being referred to herein as "Acquisition Proposals").

          4.5.2.    Compliance with Fiduciary Duty. Notwithstanding the foregoing, nothing in this Section 4.5 shall prohibit the board of directors of Condor from furnishing information to, or entering into discussions with, any person that makes a bona fide proposal or offer with respect to Condor that constitutes an Acquisition Proposal for Condor, if (a) the board of directors of Condor determines in good faith, following consultation with outside counsel, that the board's fiduciary responsibilities under applicable law require that such information be provided or negotiations be held with the person presenting the Acquisition Proposal in order to avoid a breach of such fiduciary responsibilities, (b) prior to furnishing such information to, or entering into discussions or negotiations with such person, Condor keeps Parent informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides Parent with copies of any and all written inquiries or proposals relating thereto, and (c) such Acquisition Proposal was not obtained in violation of this Agreement.

          4.5.3.    Break-up Fee. Notwithstanding the foregoing, in the event that Condor at any time after the date of the letter of intent among the parties hereto and before the earlier of the Closing Date or the termination of this Agreement in accordance with Article VI hereof, accepts an Acquisition Proposal from any person or entity other than Parent or CACI, or Condor's board of directors fails to recommend or withdraws or modifies its approval of this transaction, Condor shall pay to Parent upon the closing of the transaction contemplated by such Acquisition Proposal, the lesser of (a) the actual costs incurred by Parent and CACI to the date of receipt by Parent and CACI of written notice of such failure, withdrawal or modification of approval or (b) the sum of $250,000. Condor shall make such payment within ten (10) days of the closing of the transaction contemplated by the Acquisition Proposal. The payment of such amount by Condor shall be Parent's and CACI's sole and exclusive remedy for Condor's breach of this Section 4.5.

          4.5.4.    Disposition of Other Businesses. Nothing in this Section 4.5 shall be deemed to preclude Condor or any of its affiliates, directors, officers, employees or other representatives or agents from soliciting, initiating or participating in discussions or negotiations with or entering into any agreement with any person relating to (a) the sale of any of Condor's businesses or assets other than the GSD business, including the assets and agreements contemplated to be transferred hereunder to CACI (including any such assets held by any of Condor's Subsidiaries), or (b) a transaction involving the sale of Condor as a whole, provided that such stock sale (1) is conditioned upon (and will be consummated subsequent to) the consummation of the transactions contemplated hereby and (2) does not materially delay or otherwise materially interfere with the consummation of the transactions contemplated hereby.

        4.6.    Expenses.     Each party hereto shall be responsible for its own costs and expenses in connection with this Agreement and the transaction governed hereby, including fees and disbursements of consultants, investment bankers and other financial advisors, counsel and accountants (collectively

"Expenses"). Condor expressly agrees that such Expenses shall not be liabilities of the GSD acquired by CACI hereunder.

        4.7.    Employment of GSD Personnel.     Subject to the closing of the transactions contemplated by this Agreement, CACI shall offer employment to the employees of Condor or its Subsidiaries named on the Employee List, including the employees of Condor or its Subsidiaries listed on Schedule 4.7 (the "Key Employees"). Any offer of employment to a Key Employee shall be for employment at will with compensation and benefits (other than severance benefits, change-of-control payments, stock options and other forms of equity and equity-based compensation), in the aggregate, reasonably comparable to or better than the compensation and benefits, in the aggregate, provided to such Key Employee by Condor. Any offer of employment to a person other than a Key Employee shall be for employment at will at an annual salary not less than the salary of such employee set forth on the Employee List and with such other benefits as CACI shall provide to employees of CACI in positions that CACI reasonably deems comparable to the position that CACI expects such employee to have with CACI. Condor and its Subsidiaries agree that CACI may make offers of employment to any such employee of Condor or its Subsidiaries without breach of any right or expectation of Condor. Condor and its Subsidiaries further agree that, for a period of three (3) years after the Effective Time, neither Condor nor any of its Subsidiaries will, without the prior written consent of CACI, employ or offer employment in any capacity to any of the former employees of Condor or its Subsidiaries who become employees of CACI as contemplated by this paragraph, other than persons who leave CACI employment because their employment is terminated by CACI, whether with or without cause. For purposes of this Section 4.7 only, references to "CACI" are deemed to be references to "CACI or another Subsidiary of Parent."

        4.8.    Benefit Plans

          4.8.1.    Full Credit for Service. All employees of Condor or its Subsidiaries who become employees of CACI as of, or within thirty (30) days after the Closing Date shall receive full credit for any service they performed for and on behalf of Condor or its Subsidiaries, or any predecessor company of Condor or its Subsidiaries, for purposes of eligibility to participate, accrual of benefits, and vesting schedules under any of CACI's employee benefit plans or programs.

          4.8.2.    Condor 401(k) Plans. Condor and its Subsidiaries shall retain full responsibility for the continued administration or termination of their 401(k) plans.

          4.8.3.    Other Benefits. CACI shall offer medical and dental insurance to the former employees of Condor hired by CACI in accordance with its customary employment practices.

        4.9.    Transition Services.     Pursuant to a separate written agreement between CACI and Condor in form and substance reasonably acceptable to CACI and Condor and based, in part, on the term sheet attached hereto as Exhibit F (the "Term Sheet for Transition Services"), CACI and Condor will provide for transition services for a reasonable period with respect to accounting, payroll, and systems functions, call center support for the U.S. Department of Veterans' Affairs, and other support functions now provided to the GSD by other divisions of Condor's business in accordance with the terms of a written agreement attached hereto at Closing as Exhibit R (the "Transition Services Agreement").

        4.10.    Notification of Certain Matters.     At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence or failure to occur of any event that (a) would be likely to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time, or (b) will or may result in the failure to satisfy any of the conditions specified in Article V.

        4.11.    Indemnification.     Subject to the terms and conditions of this Section 4.11:

          4.11.1.    Indemnification by Condor. Condor and its Subsidiaries (hereinafter sometimes referred to as the "Seller Indemnifying Parties") hereby agree to indemnify Parent and CACI and their respective directors, officers, employees, affiliates, representatives, successors and assigns (collectively the "CACI Indemnified Parties") from and against all losses in connection with or otherwise relating to any of the following: (a) any misrepresentation or inaccuracy in, or breach of any representation or warranty made by Condor or any of its Subsidiaries in this Agreement (other than Section 2.11), any Exhibits or Schedules hereto, any Related Agreement, or the certificates delivered pursuant to this Agreement, (b) any breach of any covenant, agreement or obligation of Condor or any of its Subsidiaries contained in this Agreement, any Exhibits or Schedules hereto, or any Related Agreement, and (c) the performance by Condor or any of its Subsidiaries of the Assigned Contracts before or after the Closing; and

          4.11.2.    Indemnification by CACI. Parent and CACI (collectively the "CACI Indemnifying Parties," and together with the Seller Indemnifying Parties the "Indemnifying Parties") hereby agree to indemnify Condor, its Subsidiaries, and its and their directors, officers, affiliates, representatives, successors and assigns (collectively the "Seller Indemnified Parties," and together with the CACI Indemnified Parties the "Indemnified Parties") from and against all losses in connection with or otherwise relating to any of the following: (a) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by Parent or CACI in this Agreement, any Exhibits or Schedules hereto, any Related Agreement, or the certificates delivered pursuant to this Agreement, (b) any breach of any covenant, agreement or obligation of Parent or CACI contained in this Agreement, any Exhibits or Schedules hereto, or any Related Agreement, and (c) the performance by CACI of the Assigned Contracts after the Closing; provided, however, that the indemnification pursuant to Section 4.11.2(c) shall not extend to any losses arising from or otherwise relating to the performance by Condor and its Subsidiaries of the Assigned Contracts.

          4.11.3.    Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party seeking indemnification shall promptly notify the Indemnifying Party in writing of the claim and the facts believed to constitute the basis for such claim, all with reasonable specificity in light of the facts then known; provided, however, that failure to so notify the Indemnifying Party shall not discharge the Indemnifying Party from any of its liabilities and obligations hereunder except and to the extent that the failure prejudices the Indemnifying Party's ability to raise a substantial defense to the claim and except to the extent of any liabilities or obligations caused by or arising out of such failure to notify. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party may settle any matter (in whole or in part) without the Indemnified Party's prior consent, if such settlement includes a complete and unconditional release of the Indemnified Party.

          4.11.4.    Defense by Indemnifying Party. In connection with any claims giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is a third party ("Third-Party Claims"), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding; provided, however, that the Indemnified Party shall have the right to defend against such claim or legal proceedings at its expense and in such manner as it may deem appropriate, including settling such claim or legal proceedings on such terms as the Indemnified Party may deem appropriate, provided, however, that no such settlement shall be at the Indemnifying Party's expense unless it is approved in advance by the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in Section 4.11.3 above, (a) the Indemnified Party may defend against such claim or legal proceeding at the expense of the Indemnifying Party and in such manner as it may reasonably deem appropriate, including settling such claim or legal proceeding at the expense of the Indemnifying Party and on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. No settlement of any claim or legal proceeding by an Indemnified Party shall be conclusive as to the amount of the loss incurred by such Indemnified Party in connection with such claim or legal proceeding.

          4.11.5.    Limitation of Liability. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall have no liability to the Indemnified Party under this Section 4.11 until the aggregate amount of all losses claimed by the Indemnified Party exceeds $100,000; provided, that if the aggregate losses exceeds that amount, the Indemnified Party's obligation shall extend to all losses. In no event shall Condor or any of its Subsidiaries be liable for any amount in excess of $5,000,000, except to the extent of losses arising from a fraudulent or knowing violation on the part of Condor or any of its Subsidiaries. No action or claim for indemnification under this Section 4.11 arising out of or resulting from a breach of representations and warranties contained herein shall be brought or made after the expiration of the second anniversary of the Closing Date.

          4.11.6.    Treatment of Indemnification Payments. All indemnification payments under this Section 4.11 shall be deemed adjustments to the Purchase Price.

          4.11.7.    Receivables. In the event that all Receivables as of the Closing Date are not collected in full within 180 days after the Closing Date, then, at the request of CACI, Condor shall pay CACI an amount equal to the Receivables not so collected, less the Allowance for Doubtful Accounts and subject to the limitations of Section 4.11.5. After receipt of such payment, CACI shall promptly remit to Condor any excess collections received by CACI with respect to the Receivables giving rise to such payment. CACI shall use commercially reasonable efforts, consistent with its usual practice, to collect such Receivables in the ordinary course of business.

          4.11.8.    Insurance Policy. Condor shall use its commercially reasonable efforts to support CACI's procurement, at Condor's cost, of an insurance policy (the "Insurance Policy") naming CACI as the insured and the policyholder and covering losses arising from a breach of any representation or warranty made by Condor or any of its Subsidiaries herein. The Insurance Policy shall have a term of two years, shall have a policy limit of $5.0 million (provided that CACI, at its sole cost and expense, may pay the additional premium for an increased policy limit (if such increased limit is available)), shall have a deductible of no more than $500,000, shall not have a premium payable by Condor that is more than eight percent (8%) of the policy limit, shall expressly provide that the insurer is not subrogated to the rights of CACI and shall otherwise be in a form reasonably acceptable to CACI and Condor. In the event that the premium payable exceeds an amount equal to eight percent (8%) of the policy limit, CACI, at its sole discretion, may pay the excess portion of the premium payable in order to facilitate procurement of the Insurance Policy. The certificate of insurance for such policy will be substantially in the form attached hereto as Exhibit L. At or prior to the Closing, Condor shall make its premium payment for such policy, in full, in accordance with this Section 4.11.8.

        4.12.    Certain Tax Matters

          4.12.1.    Allocation of Purchase Price. Condor agrees that the Purchase Price and the liabilities of Condor and its Subsidiaries (plus other relevant items) will be allocated to the assets of Condor and its Subsidiaries for Tax purposes in a manner consistent with the fair market value of such assets, shown on Schedule 1.6, as mutually agreed to by CACI and Condor prior to Closing. Each of the parties hereto will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation schedule, pursuant to the requirements of IRS Code, Section 1060.

          4.12.2.    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Condor and its Subsidiaries when due, and Condor and its Subsidiaries will, at its or their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

          4.12.3.    Payroll Tax Matters. Notwithstanding any other provision of this Agreement, and in addition to the indemnification provided in Section 4.11, Condor shall, at its own expense, assume and conduct the defense of any claim by a Tax authority in respect of employment, payroll, or similar withholding Taxes relating to (a) payments made by Condor prior to the Closing; (b) payroll periods of Condor ending prior to the Closing; and (c) Tax Returns that Condor was required to file; provided, however, that the limitation of liability set forth in the first sentence of Section 4.11.5 of this Agreement shall not apply to losses incurred by the Indemnified Party in respect of such withholding tax matters, except that such losses shall apply towards such limitation.

        4.13.    Assignment and Assumption of Contracts

          4.13.1.    Assignment and Assumption of Executory Contracts. At the Closing, Condor and its Subsidiaries will assign to CACI, and CACI will assume all responsibilities of Condor and its Subsidiaries under, all executory contracts listed in Schedule 1.1 to which Condor or any of its Subsidiaries is a party and which may be assigned by Condor and its Subsidiaries to CACI.

          4.13.2.    Performance of Non-Assignable Contracts. With respect to each contract listed in Schedule 1.1 which cannot be assigned at the Closing to CACI for any reason, including any requirement for the consent of the other contracting party or for novation in the case of a contract with the Government (herein referred to as a "Non-Assignable Contract"), after the Closing CACI shall perform Condor's or its Subsidiaries' responsibilities thereunder until assignment (or novation in the case of contracts with the Government) of such contract has been approved, the contract has been completed, or the contract has otherwise terminated or the work under the contract has been transferred to another contract, all as provided in the subcontracting agreement substantially in the form of Exhibit E.

          4.13.3.    Payments Received from Non-Assignable Contracts. CACI shall be entitled to any and all payments received by Condor or any of its Subsidiaries under any Non-Assignable Contract, and such payments received by Condor or its Subsidiaries shall be deemed to be held by Condor or its Subsidiaries as agents solely for CACI and shall be held in trust for the sole benefit of CACI. Any payments with respect to such Non-Assignable Contracts which Condor or its Subsidiaries may receive in their names may be endorsed, deposited, drawn against or otherwise used by CACI as its property and Condor and its Subsidiaries hereby authorize CACI to sign Condor's or its Subsidiaries' names or acts in Condor's or its Subsidiaries' stead with full power of attorney with regard to such payments.

          4.13.4.    Assignment of Proceeds from all Contracts. At the Closing, Condor and its Subsidiaries shall sell, assign, convey, grant, and transfer to CACI all of Condor's and its Subsidiaries' right, title, and interest in and to all cash and non-cash proceeds from GSD receivables or other payment due to Condor and its Subsidiaries with respect to the contracts listed in Schedule 1.1, including the Non-Assignable Contracts, and including claims against governmental entities. All such proceeds shall automatically and immediately become the property of CACI at the earliest moment allowed by law and shall be paid to CACI immediately upon receipt by Condor or its Subsidiaries. Any and all proceeds and payments received by Condor or its Subsidiaries shall be deemed to be held by Condor or its Subsidiaries as agents solely for CACI and shall be held in trust for the sole benefit of CACI. After the Closing, Condor and its Subsidiaries will promptly direct the appropriate disbursement and payment offices to remit all receivables, payments, proceeds, and moneys with respect to the contracts listed in Schedule 1.1 to a location, including if requested by CACI to a bank account, under the sole control of CACI.

          4.13.5.    Execution of Documents to Implement Assignments. After the Closing, Condor and its Subsidiaries will execute and deliver to CACI any and all documents requested by CACI which are necessary to accomplish the assignment from Condor and its Subsidiaries to CACI of the payments, proceeds and receivables conveyed by the provisions of this Agreement to CACI, including instruments of assignment and notices of assignment to financial institutions.

          4.13.6.    Novation of Government Contracts. Condor and its Subsidiaries shall use their reasonable best efforts, in support of and in coordination with CACI, to facilitate a novation of all Non-Assignable Contracts with the Government as soon after the Closing as practicable, and shall cooperate with CACI to consummate a novation or similar agreement and provide all documentation required under Part 42 of the Federal Acquisition Regulations. Such support shall include (a) documentation required under Federal Acquisition Regulation 42.1204(f), including (i) execution and certification of the novation agreement, (ii) certified copies of each resolution of each of the transferring company's Board of Directors authorizing the transfer of assets, (iii) certified copies of the minutes, or written consent in lieu of a meeting, of each of the transferring company's stockholder's consent necessary to approve the transfer of assets, (iv) the opinion of legal counsel from each of the transferring companies' legal counsel that the transfer was properly effected under applicable law and the effective date of transfer, and (v) balance sheets of the transferring companies as of the dates immediately before and after the transfer of assets; and (b) assistance in determining, where not readily apparent from the contract documents, for each of the Non-Assignable Contracts with the Government, (i) the contract number and type, (ii) the name and address of the contracting office or administrative contracting officer, (iii) total dollar value, as amended, and (iv) approximate remaining unpaid balance, and (c) assisting in obtaining the consent of sureties where bonds are required or statements by each of the transferring companies that no bonds are required by the contracts.

          4.13.7.    Assignment of all other Contracts. Condor and its Subsidiaries shall use their reasonable best efforts to facilitate an approved assignment of all Non-Assignable Contracts with parties other than the Government contemporaneously with the Closing, or as soon thereafter as practicable, and shall cooperate to consummate an assignment or similar agreement.

          4.13.8.    Subcontracting. Upon request by CACI at any time following Closing, Condor and its Subsidiaries shall enter into subcontracts or similar arrangements with CACI to reflect CACI's obligation and entitlement to perform Condor's and its Subsidiaries' responsibilities under Non-Assignable Contracts.

        4.14.    Proxy Statement.     As promptly as practicable after the execution of this Agreement, Condor shall prepare and file with the SEC the Proxy Statement. The Proxy Statement shall include the recommendation of the board of directors of Condor in favor of the acquisition that is the subject of this Agreement, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of Condor's board under applicable law. Parent and CACI will cooperate in Condor's preparation of the Proxy Statement by providing such information regarding Parent and CACI as may reasonably be necessary for such Proxy Statement upon Condor's request.

        4.15.    Meeting of Stockholders.     Promptly after execution of this Agreement, Condor shall take all action necessary in accordance with the General Corporation Law of the State of Delaware and its certificate of incorporation and by-laws to convene the Condor Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the acquisition contemplated hereunder.

Article V: Conditions to Closing

        5.1.    Conditions Precedent to the Obligations of Each Party.     The obligations of the parties hereto to effect this transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

          5.1.1.    No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of any material transaction contemplated by this Agreement or the Related Agreements shall be in effect (each party agreeing to use its best efforts to have any such injunction or other order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement or the Related Agreements.

          5.1.2.    No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency since the date of this Agreement that would prohibit or materially restrict the transactions contemplated by this Agreement or the Related Agreements.

          5.1.3.    Government Consents. Except for consents, documentation and documents necessary from the Government to effect the assignment of the Assigned Contracts, all filings and registrations with and notifications to, and all approvals and authorizations of governmental entities and authorities (domestic or foreign) required for the consummation of the transactions contemplated by this Agreement or the Related Agreements shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority.

          5.1.4.    Stockholder Approval. This Agreement and the Related Agreements, and the transactions contemplated hereby and thereby shall have been approved by the requisite vote under applicable law of the stockholders of Condor.

        5.2.    Conditions to Obligation of Parent and CACI to Effect the Acquisition.     The obligation of Parent and CACI to consummate this transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or CACI prior to Closing:

          5.2.1.    Agreements and Covenants. Condor and its Subsidiaries shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Effective Time; and Condor shall have delivered to CACI a certificate to that effect substantially in the form attached hereto as Exhibit G, dated the date of the Effective Time and signed by the CEO of Condor.

          5.2.2.    Representations and Warranties. The representations and warranties of Condor and its Subsidiaries contained in this Agreement shall be true and correct in all material respects as of the date hereof, and as of the Effective Time as if made at the Effective Time, except for representations and warranties made expressly as of the date of this Agreement or as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and Condor shall have delivered to CACI a certificate to that effect substantially in the form attached hereto as Exhibit H, dated the date of the Effective Time and signed by the CEO of Condor.

          5.2.3.    Third-Party Consents. Condor shall have received and shall have delivered to CACI, all in form and substance satisfactory to CACI's judgment reasonably exercised, all consents, approvals and waivers under any loan or other agreements of Condor or any of its Subsidiaries

  (including the Assigned Contracts) that are required in connection with the transactions contemplated hereby, except for: (a) any consents, approvals or waivers or any filings, registrations, authorizations or notifications not related to the Assigned Contracts that, if not received or made, would not, in the aggregate, have a Condor Material Adverse Effect; and (b) any consents, approvals or waivers or any filings, registrations, authorizations or notifications required from the Government to effect the assignment of the Assigned Contracts.

          5.2.4.    Legal Opinion. CACI shall have received an opinion or opinions of counsel to Condor in form and substance satisfactory to counsel to Parent, addressed to Parent, dated the date of the Effective Time, to the effect set forth in Exhibit I hereto.

          5.2.5.    Closing Documents. Each of Condor, Louden, Inventure, MIS and FCC shall have delivered to Parent the closing certificate described hereafter in this paragraph, substantially in the form attached hereto as Exhibit J, and such closing documents as Parent shall reasonably request (other than additional opinions of counsel). The closing certificate of each such party, dated as of the Closing Date, duly executed by the secretary of such party, shall certify as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of such party in connection herewith, (ii) the resolutions adopted by the board of directors of such party authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the other documents executed in connection herewith and therewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, (iii) the approval by such party's stockholders of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby by the requisite vote under applicable law, and (iv) the certificate of incorporation and by-laws of such party, each as amended to date. Condor shall have delivered to Parent certificates of due organization and good standing of Condor, Louden, Inventure, MIS and FCC, dated within seven (7) business days prior to the Closing Date, from their respective jurisdictions of organization and from each other jurisdiction as CACI shall specify.

          5.2.6.    Condor Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Condor Material Adverse Effect, other than (a) any state of facts, event, change or effect attributable to changes in general economic or market conditions or generally affecting the industry in which GSD operates, except to the extent such state of facts, event, change or effect disproportionately affects the GSD or (b) the announcement, consummation or effect of the transactions contemplated hereby; provided, however, that clauses (a) and (b) of this Section 5.2.6 shall not apply to the termination or loss of any of the Assigned Contracts.

          5.2.7.    Books and Records. Condor shall have delivered to CACI copies of Condor's and any of its Subsidiaries' books and records that are required or necessary for CACI to operate the GSD business previously conducted by Condor and its Subsidiaries.

          5.2.8.    Release of Liens. Condor shall have provided CACI with assurances satisfactory to CACI in its sole discretion that all of the Assets are free and clear of all Liens except for Permitted Encumbrances.

          5.2.9.    Customer Diligence Review. CACI shall have had an opportunity to contact the GSD's material customers and confirm in its good faith reasonable judgment that Condor and its Subsidiaries have satisfactory relationships with such customers.

          5.2.10.    Employees. CACI shall have received written acceptances in a form acceptable to CACI of (i) each of the offers made to the Key Employees pursuant to Section 4.7, and (ii) over 90% of the offers made to other employees of Condor and its Subsidiaries pursuant to Section 4.7. This Section 5.2.10 shall be deemed to be satisfied as to each employee who received an offer from CACI that did not comply with Sections 4.7 and 4.8.1.

          5.2.11.    Non-Compete, Non-Solicitation and Non-Disturbance Agreement. CACI and Condor shall have entered into a written non-compete, non-solicitation and non-disturbance agreement in substantially the form set forth on Exhibit K (the "Non-Compete Agreement").

          5.2.12.    Related Agreements. The Related Agreements shall have been executed and delivered.

          5.2.13.    Diligence Review. After the date hereof, CACI and its accountants and attorneys shall have been given an opportunity to continue to conduct a reasonable diligence investigation of all matters related to the GSD. CACI shall be satisfied in all material respects in its good faith reasonable judgment with the results of the investigation referred to in the preceding sentence except with respect to matters as to which information was delivered to or reviewed by CACI prior to the date hereof. With respect to matters as to which information was delivered to or reviewed by CACI prior to the date hereof, CACI shall be satisfied in all material respects in its good faith reasonable judgment that such investigation shall not have disclosed information that is (a) different from such previously delivered or reviewed information and (b) materially adverse to the GSD.

          5.2.14.    Outstanding Proposals. Condor and its Subsidiaries shall not have received notice of any information indicating that any of the Outstanding Proposals set forth on Schedule 5.2.14 will not be accepted.

          5.2.15.    Sublease. CACI and Condor shall have entered into a sublease with respect to the Langhorne call center facility in substantially the form set forth on Exhibit M, and such sublease shall extend for a term expiring no earlier than January 14, 2003.

          5.2.16.    Insurance Policy. If the Insurance Policy shall be available to CACI as described in Section 4.11.8, Condor shall have paid in full the premium for such Insurance Policy in accordance with Section 4.11.8.

        5.3.    Conditions to Obligations of Condor to Effect the Acquisition.     The obligation of Condor to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, and Parent and CACI shall exert their best efforts to cause each such condition to be so fulfilled, any of which conditions may be waived by Condor prior to the Closing:

          5.3.1.    Agreements and Covenants. Each of Parent and CACI shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Effective Time; and each of Parent and CACI shall have delivered to Condor a certificate to that effect substantially in the form attached hereto as Exhibit N, dated the date of the Effective Time and signed by its CFO.

          5.3.2.    Representations and Warranties. The representations and warranties of Parent and CACI contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at such date, except for representations and warranties made expressly as of the date of this Agreement or as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and each of Parent and CACI shall have delivered to Condor a certificate to that effect substantially in the form attached hereto as Exhibit O, dated the date of the Effective Time and signed by its CFO.

          5.3.3.    Legal Opinion. Condor shall have received an opinion of counsel to Parent and CACI in form and substance reasonably satisfactory to counsel to Condor, addressed to Condor, dated the date of the Effective Time, substantially in the form attached hereto as Exhibit P.

          5.3.4.    Closing Documents. Parent and CACI shall have delivered to Condor closing certificates of Parent and CACI substantially in the form attached hereto as Exhibit Q, and such other closing documents as Condor shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent and CACI, dated as of the Closing Date, duly executed by the secretary or an assistant secretary of Parent and CACI, respectively, shall certify as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent and CACI in connection herewith, (ii) the resolutions adopted by the board of directors of the Parent and CACI authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the other documents executed in connection herewith and therewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iii) the Certificate of Incorporation and By-Laws of the Parent and Certificate of Incorporation and By-Laws of CACI.

          5.3.5.    CACI Material Adverse Effect. Since the date of this Agreement there shall not have been any material adverse change of any nature in the financial condition, business, operations, results of operations or properties of Parent or CACI.

Article VI: Termination

        6.1.    Methods of Termination.     This Agreement may be terminated by written notice promptly given to the other parties hereto, at any time prior to the Closing:

          6.1.1.    by mutual written consent of Condor and CACI;

          6.1.2.    by Parent, CACI or Condor, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          6.1.3.    by Parent or CACI, if the Closing shall not have occurred on or before September 15, 2002 (or, if the SEC shall not have elected to review and comment upon the Proxy Statement, on or before August 31, 2002), unless the absence of such occurrence shall be due to the failure of Parent or CACI (or their Subsidiaries or affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Closing; or

          6.1.4.    by Condor, if the Closing shall not have occurred on or before September 15, 2002 (or, if the SEC shall not have elected to review and comment upon the Proxy Statement, on or before August 31, 2002), unless the absence of such occurrence shall be due to the failure of Condor (or its Subsidiaries or affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Closing; or

          6.1.5.    by Parent or CACI, in the event of a material breach by Condor or any of its Subsidiaries of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to Condor;

          6.1.6.    by Condor, in the event of a material breach by CACI or Parent of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to CACI;

          6.1.7.    by Parent or CACI, if Condor, Louden, Inventure. MIS or FCC, or any of their boards of directors, or the stockholders of any of them shall have (i) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or

  (ii) taken any public position inconsistent with its approval or recommendation, including having failed (without the consent of Parent or CACI) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval), and in that event Condor upon the closing of the transaction contemplated by such Acquisition Proposal shall pay to Parent the amount pursuant to Section 4.5.3; or

          6.1.8.    by Condor, if Condor accepts an Acquisition Proposal for any reason, including pursuant to a good-faith determination by its board of directors, after consulting with counsel, that not accepting the Acquisition Proposal would constitute a breach of the directors' fiduciary duty; provided, however, that in that event Condor upon the closing of the transaction contemplated by such Acquisition Proposal shall pay to Parent the amount pursuant to Section 4.5.3.

        6.2.    Effect of Termination.     In the event of termination under Section 6.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective officers and directors to the other party, except as specifically set forth in any applicable subsection of Section 6.1 hereof, for any breach by the non-terminating party or parties. The confidentiality provisions set forth in Section 4.2.2 shall survive the termination of this Agreement. Neither party's refusal to waive fulfillment of any condition precedent to its obligations under this Agreement shall constitute a breach of its duty under this Agreement.

Article VII: Definitions and Miscellaneous

        7.1.    Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Disclosure made in a numbered Schedule shall be deemed made in any other numbered Schedule to the extent that it is apparent on the face of such disclosure that such disclosure contains information that also modifies or is relevant to another representation and warranty therein.

        7.2.    Definitions of Certain Terms

          7.2.1.    As used herein, the following terms shall have the following meanings:

        "COBRA" means the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Condor's Knowledge" or any other similar knowledge qualification in this Agreement means the actual knowledge of each director, division vice president and each executive officer of Condor or a Condor Subsidiary (including J. L. Huitt, Michael Louden, and Lauren Kovach).

        "Environmental Claim" means any written claim, demand, suit, action, proceeding, investigation or notice to Condor or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Materials of Environmental Concern at any location, whether owned, leased, operated or used by Condor or its Subsidiaries.

        "Environmental Laws" means all Laws as currently in effect, which regulate the threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture, generation, processing, distribution, use, storage, disposal, transport or handling of Materials of Environmental

Concern, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

        "Environmental Permit" means all certificates, consents, permits, licenses, authorizations and approvals required under or relating to any Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Government" means any federal, state, municipal, foreign, or other government or governmental agency that is a contracting party to any of the Assigned Contracts.

        "Materials of Environmental Concern" means petroleum and its by-products, and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

        "Permitted Encumbrances" means (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Related Agreements" means those agreements specified in this Agreement to be executed by the parties hereto at the Closing, including the assignment and assumption agreement delivered pursuant to Section 1.8.2(a)(i), the subcontracts delivered pursuant to Section 1.8.2(a)(v), the sublease delivered pursuant to Section 5.2.15, the Escrow Agreement, the Transition Services Agreement and the Non-Compete Agreement.

        "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

        "SEC" means the United States Securities and Exchange Commission.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

          7.2.2.    Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
Acquisition Proposals	4.5.1
Agreement	Preamble
Allowance for Doubtful Accounts	2.11
Assets	1.1
Asset Documents	1.1.15
Assigned Contracts	1.1
Assumed Liabilities	1.3
CACI	Preamble
CACI Indemnified Parties	4.11.1
CACI Indemnifying Parties	4.11.2
Closing	1.8.1
Closing Date	1.8.1
Code	1.8.2(a)(iii)
Condor	Preamble
Condor Material Adverse Effect	2.7
Condor Meeting	2.29
Condor Plans	2.18.1
Employee List	2.19.2
Effective Time	1.8.1
Escrow Agreement	1.6.3
Escrow Amount	1.6.3
Excluded Assets	1.2
Expenses	4.6
FCC	Preamble
Filed SEC Documents	2.5.1
Final Balance Sheet	2.6.2
GAAP	2.6.1
Government Furnished Property	1.1.10
GSD	Preamble
GSD Unaudited Financial Statements	2.6.2
Indemnified Parties	4.11.2
Indemnifying Parties	4.11.2

Insurance Policy	4.11.8
Intellectual Property	1.1.3
Interim Balance Sheet	2.6.2
Inventory	1.1.13
Inventure	Preamble
Key Employees	4.7
Leases	2.22.2
Leased Properties	1.1.8
Leased Equipment	1.1.9
Liens	1.1
Louden	Preamble
MIS	Preamble
Non-Assignable Contract	4.13.2
Non-Compete Agreement	5.2.11
Obligations	2.8
Orders	1.1.12
Outstanding Proposals	1.1.1
Parent	Preamble
Prepaid Expenses	1.1.6
Proxy Statement	2.29
Purchase Price	1.6.1
Qualified Plans	2.18.3
Receivables	1.1.7
Seller Indemnified Party	4.11.2
Seller Indemnifying Parties	4.11.1
Tangible Assets	1.1.2
Term Sheet for Transition Services	4.9
Third-Party Claims	4.11.4
Third-Party Licenses	1.1.4
Transition Services Agreement	4.9

        7.3.    Amendments and Supplements.     At any time before the Effective Time, this Agreement may be amended or supplemented by a written instrument signed by Condor, Louden, Inventure, MIS and FCC, on the one hand, and Parent and CACI, on the other, and approved by their respective boards of directors.

        7.4.    Extensions and Waivers.     At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants or conditions contained herein except the condition set forth in Section 5.1.1 hereof. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        7.5.    Survival of Representations and Warranties.     Notwithstanding any investigation conducted before or after the Closing, and notwithstanding Condor's Knowledge or notice of any fact or circumstance which either Parent or CACI on the one hand, or Condor, Louden, Inventure, MIS or FCC on the other, may have as the result of such investigation or otherwise, Parent or CACI, on the one hand, and Condor, Louden, Inventure, MIS and FCC on the other, shall each be entitled to rely upon the representations, warranties and covenants of the other in this Agreement. Each of the representations, warranties and covenants contained in this Agreement, made in any document delivered hereunder or otherwise made in connection with the Closing hereunder shall survive the Closing for a period of two (2) years.

        7.6.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of laws.

        7.7.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

        if to Parent or CACI, to:

    CACI International Inc
    1100 North Glebe Road
    Arlington, VA 22201
    Fax: (703) 522-895
    Attn: Dr. J. P. London, Chairman

        with copies to:

    Jeffrey P. Elefante
    Executive Vice President, General Counsel and Secretary
    CACI International Inc
    1100 North Glebe Road
    Arlington, VA 22201
    Fax: (703) 522-6895

        and

    David W. Walker, Esq.
    Foley Hoag     LLP
    155 Seaport Boulevard
    Boston, MA 02210
    Fax: (617) 832-7000

        if to Condor, Louden, Inventure, MIS or FCC to:

    Condor Technology Solutions, Inc.
    2745 Hartland Road
    Falls Church, VA 22043
    Fax: (703) 698-1742
    Attn: John McCabe, Vice President and General Counsel

        with a copy to:

    Eric R. Markus, Esq.
    Wilmer, Cutler & Pickering
    2445 M Street, NW
    Washington, DC 20037-1420
    Fax: (202) 663-6363

        7.8.    Entire Agreement, Assignability, etc.     This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (iii) shall not be assignable by operation of law or otherwise.

        7.9.    Validity.     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

        7.10.    Specific Performance.     The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

        7.11.    Counterparts.     This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CACI INTERNATIONAL INC
[SEAL]	By:	Chief Financial Officer
CACI, INC.–FEDERAL
[SEAL]	By:	Chief Financial Officer
CONDOR TECHNOLOGY SOLUTIONS, INC
[SEAL]	By:	President
LOUDEN ASSOCIATES, INC.
[SEAL]	By:	President
INVENTURE GROUP, INC.
[SEAL]	By:	President
MIS TECHNOLOGIES, INC.
[SEAL]	By:	President
FEDERAL COMPUTER CORPORATION
[SEAL]	By:	President
[SEAL]

List of Exhibits

Exhibit	Description
A	Form of Escrow Agreement
B	Form of Bill of Sale
C	Form of Assignment and Assumption Agreement
D	Form of Intellectual Property Assignment
E	Form of Subcontract
F	Term Sheet for Transition Services Agreement
G	Condor Covenant Certificates
H	Condor Representation and Warranty Certificates
I	Condor Opinion of Counsel
J	Condor Closing Certificates
K	Form of Non-Compete Agreement
L	Form of Certificate of Insurance
M	Form of Sublease
N	CACI Covenant Certificates
O	CACI Representation and Warranty Certificates
P	CACI Opinion of Counsel
Q	CACI Closing Certificates
R	Form of Transition Services Agreement

Exhibit B

                        July 3, 2002

Board of Directors
Condor Technology Solutions, Inc.
The Warehouse at Camden Yards
351 West Camden Street, Suite 801
Baltimore, Maryland 21201

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock and other stakeholders of Condor Technology Solutions, Inc. (the "Company") of the $16.0 million in cash to be received by the Company from the sale of substantially all of the assets of the Government Solutions Division to CACI, Inc.–Federal, a wholly owned subsidiary of CACI International, Inc. (the "Transaction"). The Transaction is described in the Asset Purchase Agreement, dated July 3, 2002 (the "Agreement"), by and among CACI International Inc (the "Parent"), CACI, Inc.–Federal ("CACI"), a wholly owned subsidiary of the Parent, the Company, and its wholly owned subsidiaries Louden Associates, Inc., Inventure Group, Inc., MIS Technologies, Inc. and Federal Computer Corporation (collectively, the "Government Solutions Division").

        Pursuant to the Agreement, CACI will purchase substantially all of the assets of the Government Solutions Division for $16.0 million in cash, subject to a $5.0 million escrow to satisfy the Company's potential indemnification obligations under the Agreement for a period not to exceed two years from the date of closing.

        In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders, Annual Reports on Form 10-K and Proxy Statements of the Company for the three fiscal years ended December 31, 2001; the Quarterly Report on Form 10-Q of the Company for the period ending March 31, 2002; and certain internal financial analyses and forecasts for the Government Solutions Division prepared by its management. We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Government Solutions Division. In addition, we have compared certain financial information for the Government Solutions Division with similar information for certain other companies, the securities of which are publicly traded, reviewed financial terms of certain recent business combinations in the information technology services industry and performed such other studies and analyses as we considered appropriate.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for the purposes of this opinion whether publicly available or provided to us by the Company, and we have not assumed any responsibility for independent verification of such information. FBW has further assumed that the financial budgets and projections provided to FBW have been reasonably determined reflecting the best currently available estimates and judgements of the management of the Company as to the future financial performance of the Government Solutions Division. We express no view as to such budgets or projections or the assumptions on which they are based. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Shares should vote with respect to the Transaction.

        Based upon and subject to the foregoing and based upon such matters as we consider relevant, it is our opinion that as of the date hereof the $16.0 million in cash to be received by the Company pursuant to the Agreement is fair from a financial point of view to the holders of common stock of the Company and other stakeholders. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date of this letter. Subsequent events may affect the conclusions reached in this opinion, and we neither have nor do we assume any obligation to update, revise or reaffirm this opinion which speaks solely as of this date and with respect to matters contained herein.

                      Very truly yours,

                      Ferris, Baker Watts, Inc.

B-2

Exhibit C

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
For the quarterly period ended March 31, 2002
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File No. 0-23635

CONDOR TECHNOLOGY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1814931 (I.R.S. Employer Identification No.)
351 West Camden Street, Suite 801, Baltimore, MD (Address of principal executive offices)	21201 (Zip Code)

(410) 246-7373
(Registrant's telephone number, including area code)

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Class	Outstanding as of May 1, 2002
Common Stock, $.01 par value	26,925,604

CONDOR TECHNOLOGY SOLUTIONS, INC.

PART I — FINANCIAL INFORMATION

ITEM 1 — FINANCIAL STATEMENTS

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2002	December 31, 2001
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,066	$3,766
Restricted cash	954	958
Accounts receivable (net of allowance of $1,000)	6,841	9,130
Prepaids and other current assets	2,768	2,202

Total current assets	13,629	16,056
PROPERTY AND EQUIPMENT, NET	688	839
GOODWILL AND OTHER INTANGIBLES, NET	27,985	27,985
OTHER ASSETS	454	418

TOTAL ASSETS	$42,756	$45,298

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$6,827	$7,686
Accrued expenses and other current liabilities	4,678	5,634
Deferred revenue	3,169	2,267
Current portion of long-term debt	4,234	3,899

Total current liabilities	18,908	19,486
LONG-TERM DEBT	32,527	33,690
OTHER LONG-TERM OBLIGATIONS	868	1,409

Total liabilities	52,303	54,585

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.01 par, 1,000,000 authorized; none outstanding	—	—
Common stock, $.01 par value; authorized 49,000,000 shares; issued and outstanding, 26,925,604 and 26,925,527 shares at March 31, 2002 and December 31, 2001, respectively	269	269
Additional paid-in capital	126,165	126,159
Accumulated deficit	(135,999)	(135,733)
Accumulated other comprehensive income	18	18

Total stockholders' equity (deficit)	(9,547)	(9,287)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$42,756	$45,298

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2002	2001
	(unaudited)
IT service revenues	$5,637	$14,562
Product revenues	3,780	7,134

Total revenues	9,417	21,696
Cost of IT services	3,243	10,032
Cost of products	3,139	6,318

Total cost of revenues	6,382	16,350

Gross profit	3,035	5,346
Selling, general and administrative expenses	2,990	6,123
Depreciation and amortization	146	1,970
Gain on sale of subsidiary	(72)	—
Other costs	183	320

Loss from operations	(212)	(3,067)
Interest and other expense, net	(54)	(1,477)

Loss before income taxes	(266)	(4,544)
Provision for taxes	—	—

Net loss	$(266)	$(4,544)

Shares outstanding — Basic and diluted	26,926	7,650

Net loss per share — Basic and diluted	$(0.01)	$(0.59)

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2002	2001
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(266)	$(4,544)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	146	1,970
Amortization of deferred financing costs	8	265
Loss on disposal of fixed assets	51	—
Gain on sale of subsidiary	(71)
Changes in assets and liabilities	255	2,108
Other	6	101

Net cash provided by (used in) operating activities	129	(100)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(46)	(161)
Other	41	77

Net cash used in investing activities	(5)	(84)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on debt, net	(828)	(119)
Deferred financing costs	—	(6)

Net cash used in financing activities	(828)	(125)

NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(704)	(309)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	4,724	3,392

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$4,020	$3,083

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR TECHNOLOGY SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Basis of Presentation

        Condor Technology Solutions, Inc., a Delaware corporation (the "Company"), was founded in August 1996. The Company provides technology and marketing communications services to help commercial and government clients more effectively manage the information environment. In order to become an end-to-end provider of a wide range of IT services and solutions, Condor entered into agreements (the "Mergers") to acquire all of the outstanding stock of eight established IT service providers (the "Founding Companies") and concurrently completed an initial public offering (the "Offering") of its common stock (the "Common Stock"). On February 5, 1998 and February 10, 1998, respectively, the Offering and Mergers were completed.

        Since February 10, 1998, the Company has acquired seven additional IT service providers. The Founding Companies along with the additional acquisitions are referred to herein as "Operating Companies". All acquisitions have been accounted for using the purchase method of accounting and are reflected as of their respective acquisition dates. From 1999 to 2001, the Company sold five of its Operating Companies and shut down another two.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

        The financial statements should be read in conjunction with the Company's audited consolidated financial statements included in the Company's most recently filed Form 10-K.

(2)  Summary of Significant Accounting Policies

        For a description of the Company's accounting policies, refer to the Notes to the Financial Statements of the Company included in the Company's most recently filed Form 10-K.

(3)  Liquidity

        Effective April 1, 2001, the Company and the Lender Group reached agreement in principle to a restructuring of the Company's credit facility (the "Credit Agreement"). The Company and the Lender finalized this Credit Agreement on August 24, 2001. Under the Credit Agreement, the restructuring included a four-year Credit Agreement, consisting of four promissory notes. Note A is a $15 million note bearing interest at the Prime rate plus 0.5%. Quarterly principal payments of $250,000 began on September 30, 2001, increased to $400,000 per quarter on March 31, 2002 and will increase to $525,000 per quarter on March 31, 2003 with a balloon payment on March 31, 2005. In addition, Note A allows for amortization payments made by the Company to be available as a revolving Credit Agreement up to $500,000. Note B is a $12 million note which is interest free until February 28, 2003 at which time interest will accrue at a rate of 15% with the first interest payment due on April 1, 2003. A balloon payment of $12 million is due on Note B on March 31, 2005. Note C represents a continuation of a $5 million letter of credit for trade suppliers, which expires March 31, 2005. Note D represented the remaining principal balance plus accrued interest through April 1, 2001 under the previous Credit Agreement, or approximately $12.1 million, as a note due January 2, 2002. In accordance with the terms of the Credit Agreement, Note D was cancelled upon approval of stockholders on December 19, 2001, to a restructuring of the Company and the issuance of approximately 55% equity interest of the Company to a trust established by the Lender Group.

        Effective March 29, 2002, the Company and the Lender Group reached agreement to amend the Credit Agreement that allowed for the $400,000 principal payment that was due on March 31, 2002 to be delayed until September 30, 2002. On April 11, 2002, the Company repaid $1 million of principal on Note A.

(4)  Settlement

        On March 27, 2002, the Company finalized Amendment Number Two (the "Amendment") of the Asset Purchase Agreement between Interactive Software Systems Incorporated, a wholly-owned subsidiary of the Company, and Allen Systems Group. Under the Amendment, the Company agreed to accept $1 million in complete satisfaction for the contingent purchase price earned after December 31, 2001. The $1 million settlement was received by the Company on April 11, 2002, and was used to repay some of the principal of Note A in accordance with the Company's Credit Agreement.

(5)  Stock Options and Phantom Stock Rights

        In accordance with an employment agreement with Michael Louden dated October 1, 2001, the Company granted 100,000 non-qualified stock options at an exercise price equal to the fair market value on the date of grant ($0.08 per share) and phantom stock rights for 125,000 shares of the Company's Common Stock at $0.20 per share. Within fifteen days of the first anniversary date of the grant of his phantom stock rights pursuant to the agreement, Mr. Louden will be entitled to receive cash payment in an amount equal to the product of (i) excess of the fair market value of each share of the Company's Common Stock on the anniversary date, over $0.20 per share and (ii) the number of phantom stock rights held by Mr. Louden; whereupon, any payment made to Mr. Louden with respect to a phantom stock right shall be added to the $0.20 per share initial price (together, the "Revalued PSR Price"). Likewise, future payments to Mr. Louden in respect to phantom stock rights shall be added to any prior payments and the initial price per share to determine the new Revalued PSR Price. Mr. Louden shall be entitled to receive, within fifteen days of the second and any subsequent anniversary dates of the date of grant of the phantom stock rights during the term of the employment agreement, a cash payment in an amount equal to the product of the (i) excess of the fair market value per share on any such anniversary date over the highest prior Revalued PSR Price and (ii) the number of phantom stock rights held by him. The foregoing stock options and phantom stock rights were granted on March 18, 2002. There was no compensation recorded by the Company related to the phantom stock rights as of March 31, 2002 as the per share fair market value was below $0.20.

(6)  Earnings Per Share

        The Company calculates earnings per share ("EPS") on both a basic and diluted basis. Dilutive securities are excluded from the computation in periods which they have an anti-dilutive effect. Net loss available to common stockholders and common equivalent stockholders is equal to the net loss for all periods presented. The weighted average number of shares used in the calculation of EPS for the three months ended March 31, 2002 and 2001 were 26,926,000 and 7,650,000, respectively. The weighted average number of shares for 2001 have been adjusted to reflect a one-for-two reverse stock split approved by the stockholders on December 19, 2001.

(7)  Supplemental Cash Flow Information

	Three Months Ended March 31,
	2002	2001
	(in thousands)
Cash paid during the year for:
State income tax payments	$19	$12
Interest payments	45	83

(8)  Segment Reporting

        The Company is organized into three reporting segments: the Condor Interactive division which includes the Infrastructure Support and Marketing Communications business units; and the Enterprise Performance Solutions ("EPS") division. The financial information reported below for the three months ended March 31, 2001 has been conformed to this divisional structure.

        The Infrastructure Support business unit includes product procurement, technical services and commercial call center and help desk solutions. This unit provides a complete array of desktop systems maintenance and support services to its clients including network design, implementation and support, systems integration, business process performance management, network storage solutions, and hardware and software procurement. Included in the offerings for call center/help desk solutions are technology-based sales force automation, fulfillment support and customer service.

        The Marketing Communications business unit combines marketing and technical services to provide interactive communication solutions to government and commercial customers. Included in the offering is recruitment advertising, channel marketing solutions, traditional direct marketing and digital direct marketing, education outreach, online training, video and film production and event management. In addition, this unit designs and builds Web sites including site development and optimization, Internet application development, portal development and Web enablement.

        The EPS division is a non-exclusive SAP Certified Business Solutions Provider for New Jersey, lower New York state, eastern Pennsylvania and Connecticut, licensing the SAP software package to customers with annual revenue up to $500 million.

        The accounting policies of the reporting segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets ("EBITDA") (excluding the effects of intercompany transactions). The "Other" column includes corporate related items not allocated to the divisions.

        Summarized financial information concerning the Company's reportable segments is shown in the following tables (in thousands).

        For the three months ended March 31, 2002:

	Condor Interactive
	Infrastructure Support	Marketing Communications	Total Interactive	EPS	Other	Consolidated
IT service revenues	$1,807	$3,248	$5,055	$582	$—	$5,637
Product revenues	2,879	59	2,938	842	—	3,780

Total revenues	$4,686	$3,307	$7,993	$1,424	$—	$9,417

EBITDA	$(99)	$633	$534	$(133)	$(467)	$(66)
Depreciation and amortization	65	62	127	19	—	146

Income (loss) from operations	$(164)	$571	$407	$(152)	$(467)	$(212)

Total Assets	$19,646	$16,647	$36,293	$2,389	$4,074	$42,756

        For the three months ended March 31, 2001:

	Condor Interactive
	Infrastructure Support	Marketing Communications	Total Interactive	EPS	Other	Consolidated
IT service revenues	$2,142	$8,067	$10,209	$4,353	$—	$14,562
Product revenues	4,625	2,022	6,647	487	—	7,134

Total revenues	$6,767	$10,089	$16,856	$4,840	$—	$21,696

EBITDA	$91	$1,254	$1,345	$(456)	$(1,986)	$(1,097)
Depreciation and amortization	374	672	1,046	161	763	1,970

Income (loss) from operations	$(283)	$582	$299	$(617)	$(2,749)	$(3,067)

Total Assets	$20,514	$39,816	$60,330	$15,432	$3,648	$79,410

        The Company had one customer that contributed approximately $1.4 million, or 15%, of the consolidated revenue for the three months ended March 31, 2002.

(9)  Commitments and Contingencies

        The Company is a party to legal proceedings and disputes related to the Company's day to day business operations, none of which, in the opinion of management, is material to the financial position or results of operations of the Company.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion is qualified in its entirety by reference to and should be read in conjunction with the Annual Report on Form 10-K of the Company for its fiscal year ended December 31, 2001 (the "Form 10-K"). A number of statements in this Quarterly Report on Form 10-Q address activities, events or developments which the Company anticipates may occur in the future, including such matters as economic outlook, industry trends, the Company's strategy for generating enough funds to internally finance its debt obligations while successfully sustaining its business operations, and other such matters. For a discussion of important factors which could cause actual results to differ materially from the forward-looking statements see "Special Note Regarding Forward Looking Statements."

Introduction

        The Company earns revenues from providing IT services and the sale of hardware and software products. IT services are comprised of a full range of marketing communications services, Web development, business intelligence, call centers and help desk services, hardware procurement, technology services, and enterprise resource planning (ERP) software licensing. The Company recognizes IT service revenues on time and materials type contracts based on time charged, whereby revenues are recognized as costs are incurred at agreed-upon billing rates. For projects billed on a fixed-price basis, revenue is recognized using the percentage of completion method. Percentage of completion is determined using total costs, primarily labor, as a cost input measure. For the three months ended March 31, 2002, the Company had IT service revenue of approximately $1.4 million, or 15% of consolidated total revenue, from multiple customers within the Department of Veterans Affairs.

        Revenues from hardware procurement and the sale of software are recognized at the later of shipment or acceptance of the equipment. When installation services are an integral component of hardware procurement, revenue is recognized at the customer's acceptance of the equipment. Revenues from license fees on software are recognized when a non-cancelable license agreement has been signed, the product has been delivered, collection is probable and all significant obligations relating to the license have been satisfied. The post contract customer support fees are recorded as deferred revenue and recognized ratably over the support service period in IT service revenue. Training and consulting services are not essential to the Company's software products and are priced separately. IT service revenue is recorded as services are performed. For the three months ended March 31, 2002 and 2001, respectively, approximately $1,309,000 and $1,639,000 of software license sales were included in product revenues.

        Cost of revenues includes the provision of services and material directly related to the revenues, costs of acquisition of hardware and software resold to clients, subcontracted labor or other outside services and other direct costs associated with revenues, as well as an allocation of certain indirect costs.

        Selling, general and administrative costs include salaries, benefits, commissions payable to the Company's sales and marketing personnel, recruiting, finance and other general and administrative costs.

Unaudited Consolidated Results of Operations for the three months ended March 31, 2002 and 2001

        The following table sets forth certain selected financial data for the Company and as a percentage of revenues for the periods indicated:

	Three Months Ended March 31,
	2002		2001
	(in thousands, except percentages)
IT service revenues	$5,637	59.9%	$14,562	67.1%
Product revenues	3,780	40.1%	7,134	32.9%

Total revenues	9,417	100.0%	21,696	100.0%

Cost of IT services	3,243	57.5%	10,032	68.9%
Cost of products	3,139	83.0%	6,318	88.6%

Total cost of revenues	6,382	67.8%	16,350	75.4%

Gross profit	3,035	32.2%	5,346	24.6%
Selling, general and administrative expenses	2,990	31.8%	6,123	28.2%
Depreciation and amortization	146	1.6%	1,970	9.1%
Gain on sale of subsidiary	(72)	(0.8)%	—	—%
Other costs	183	1.9%	320	1.4%

Loss from operations	(212)	(2.3)%	(3,067)	(14.1)%
Interest and other expense, net	(54)	(0.5)%	(1,477)	(6.8)%

Loss before income taxes	$(266)	(2.8)%	$(4,544)	(20.9)%

        Revenues.    Revenue decreased $12.3 million or 56.6%, from $21.7 million for the three months ended March 31, 2001 to $9.4 million for the three months ended March 31, 2002. The decrease is partially the result of the sale of consulting portion of the EPS division on August 26, 2001 which caused a revenue decrease of $3.9 million. IT service revenue decreased approximately $8.9 million, or 61.3%, and product revenue decreased $3.4 million, or 47.0%.

        IT service revenue decreased in all of the Company's business units. The Infrastructure Support business unit accounted for a decrease in revenue of $0.3 million due to the loss or reduction of call volume on five call center contracts. The Marketing Communications business unit revenue decreased $4.8 million. Of that decrease, $1.7 million is due to a reduction in billable consultants headcount in application development and installation services. In addition, there was a decrease of $2.1 million for the loss of a large hardware maintenance contract with the federal government as well as a reduction delay in starting work on several consulting projects with the federal government. The EPS division experienced a $3.8 million decrease in IT service revenue primarily as a result of the sale of the consulting portion of the division on August 26, 2001.

        The decrease in product revenue was partially attributable to a reduction of hardware procurement sales in the Company's Infrastructure Support division and to the general slowdown of the economy since September 2001 which corresponds to a reduction of $1.7 million. In addition, the Marketing Communications division had one large mainframe computer sale in the first quarter of 2001 with no corresponding sale in the first quarter of 2002.

        Cost of Revenues.    Cost of revenues decreased $10.0 million or 61.0% from $16.4 million for the three months ended March 31, 2001 to $6.4 million for the three months ended March 31, 2002. This decrease is primarily attributable to the revenue decline discussed above. Cost of revenues as a percentage of revenues decreased from 75.4% of revenues for the three months ended March 31, 2001 to 67.8% for the three months ended March 31, 2002. This decrease was primarily a result of the decrease in hardware procurement sales which typically have a low gross margin. In addition, the Company eliminated through reduction-in-force and sale of the consulting portion of the EPS division a substantial number of technical employees who were not billable to customers and therefore were reducing the Company's gross margin.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $3.1 million, or 51.2%, from $6.1 million to $3.0 million for the three months ended March 31, 2001 and 2002, respectively. This decrease is partially the result of the sale of the consulting portion of the EPS division as of August 26, 2001 which accounted for a $0.9 million reduction as well as the effect of cost reduction programs initiated by the Company since 2001 (see Other costs below). Cost reduction plans implemented included closing several local offices, termination of underutilized employees and the consolidation of accounting and administrative functions. Selling, general and administrative costs increased from 28.2% of revenues to 31.8% of revenues for the three months ended March 31, 2001 and 2002, respectively. This increase is primarily the result of the decline in revenue as discussed above.

        Depreciation and amortization.    Depreciation and amortization decreased $1.8 million or 92.6%, from $1.9 million for the three months ended March 31, 2001 to $0.1 million for the three months ended March 31, 2002. The decrease is primarily attributable to a reduction in the Company's fixed assets as a result of closing offices and the sale of the consulting portion of the EPS division as well as a reduction of goodwill for impairment recorded in the EPS division and Federal Computer Corporation in 2001. In addition, on January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangibles" which requires that companies no longer amortize goodwill, but test for impairment at least annually which attributed to a reduction of $0.2 million of amortization expense.

        Gain on sale of subsidiary.    Gain on sale of subsidiary of $0.1 million for the three months ended March 31, 2002 includes a contingent royalty payment from the sale of the Safari Solutions business unit on June 30, 2000.

        Other costs.    Other costs decreased $0.1 million or 42.8% from $0.3 million to $0.2 million for the three months ended March 31, 2001 and 2002, respectively. In 2002, other costs include facility closure and consolidation of $0.1 million and involuntary severance and other costs of $0.1 million. In 2001, other costs included voluntary severance of $0.2 million and involuntary severance and other changes of $0.1 million.

        Interest and other expense, net.    Interest and other expense decreased $1.4 million or 96.3%, from $1.5 million to $0.1 million for the three months ended March 31, 2001 and 2002, respectively. The decrease occurred primarily due to the restructuring of the Credit Agreement effective April 1, 2001. In accordance with the provisions of SFAS 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings", the Company did not record interest expense under its new credit agreement which was effective April 1, 2001. All future interest payments are considered with the total future payments under the reduced debt balance.

Liquidity and Capital Resources

        The Company's principal sources of liquidity are the cash flows of its operating divisions and cash available from its credit facilities. At March 31, 2002, the Company had $3.1 million in cash and cash equivalents and $36.8 million of indebtedness outstanding, of which $32.0 million represents borrowings on its credit facility (the "Credit Agreement") and $4.8 million represents indebtedness to earn-out creditors.

        Effective April 1, 2001, the Company and the Lender Group reached agreement in principle to a restructuring of the Company's credit facility (the "Credit Agreement"). The Company and the Lender finalized this Credit Agreement on August 24, 2001. Under the Credit Agreement, the restructuring included a four-year Credit Agreement, consisting of four promissory notes. Note A is a $15 million note bearing interest at the Prime rate plus 0.5%. Quarterly principal payments of $250,000 began on September 30, 2001, increased to $400,000 per quarter on March 31, 2002 and will increase to $525,000 per quarter on March 31, 2003 with a balloon payment on March 31, 2005. In addition, Note A allows for amortization payments made by the Company to be available as a revolving Credit Agreement up to $500,000. Note B is a $12 million note which is interest free until February 28, 2003 at which time interest will accrue at a rate of 15% with the first interest payment due on April 1, 2003. A balloon payment of $12 million is due on Note B on March 31, 2005. Note C represents a continuation of a $5 million letter of credit for trade suppliers, which expires March 31, 2005. Note D represented the remaining principal balance plus accrued interest through April 1, 2001 under the previous Credit Agreement, or approximately $12.1 million, as a note due January 2, 2002. In accordance with the terms of the agreement, Note D was cancelled upon approval of stockholders on December 19, 2001, to a restructuring of the Company and the issuance of approximately 55% equity of the Company to a trust established by the Lender Group.

        Effective March 29, 2002, the Company and the Lender Group reached agreement to amend the Credit Agreement that allowed for the $400,000 principal payment that was due on March 31, 2002 to be delayed until September 30, 2002. On April 11, 2002, the Company repaid $1 million of principal on Note A in accordance with the settlement of the contingent purchase price on the sale of the assets of Interactive Software Systems Incorporated.

        The Company experienced improved cash flow during 2001 as a result of reduced operating losses due to the sale of an unprofitable subsidiary, a reduction of selling, general and administrative expenses and aggressive accounts receivable collection efforts. The Company's cash flow in the first quarter of 2002 remained stable as the company utilized internally generated funds to meet scheduled payments to its creditors. Based on the Company's current plans and assumptions, management believes that it will be able to finance its debt obligations and sustain its business operations using internally generated funds.

        Net cash provided by operating activities was $0.1 million for the three months ended March 31, 2002. Net cash used by investing activities was $5,000 for the three months ended March 31, 2002, which primarily represented proceeds from the contingent royalty payment from the sale of the Safari Solutions business unit offset by purchases of property and equipment.

        Net cash used in financing activities was $0.8 million for the three months ended March 31, 2002, which is comprised of debt repayments to its creditors in accordance with the Credit Agreement and to earn-out credit holders.

Contractual Obligations and Commercial Commitments

        The Company's commitments on an annual basis through March 31, 2005 are comprised of the following at March 31, 2002 (in thousands):

	March 31, 2003	March 31, 2004	March 31, 2005	Total
Credit Facility (a)	$3,126	$4,631	$24,205	$31,962
Earn-out creditors (a)	1,108	997	2,666	4,771
Operating Leases	707	367	337	1,411
Other	28	—	—	28

Total	$4,969	$5,995	$27,208	$38,172

(a)
Payments on Credit Facility and to Earn-out creditors include estimated interest due as required by SFAS 15.

Critical Accounting Policies

        The Company's significant accounting policies are more fully described in Note 2. Significant Accounting Policies in the Company's most recently filed Form 10-K. The preparation of financial statements in conformity with accounting principles generally accepted within the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements and related notes. In preparing these financial statements, management has made its best estimates and judgements of certain amounts included in the financial statements, giving due consideration to materiality. The Company does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below; however, application of these accounting policies involves the exercise of judgement and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

        The Company provides an allowance for uncollectible accounts receivable based on experience. The Company considers the following factors in developing an estimate of its allowance for uncollectible accounts receivable: the payment history of the customer, the specific reason for non-payment (i.e. a dispute versus a cash flow issue) and the overall economic environment. Although it is reasonably possible that management's estimate for uncollectible accounts could change in the near future, management is not aware of any events that would result in a change to its estimate which would be material to the Company's financial position or results of operations. At March 31, 2002 and December 31, 2001, respectively, the Company had an allowance for doubtful accounts of approximately $1.0 million.

        Goodwill represents the excess of consideration over the net assets acquired resulting from acquisitions of companies accounted for by the purchase method. At each balance sheet date, management evaluates the recoverability of the goodwill based on the undiscounted cash flow projections of each business acquired. The Company will review goodwill and other long-lived assets for impairment when one or more of the following events have occurred:

  a.
  Current or immediate (future twelve months) short-term projected cash flows are significantly less than the most recent historical cash flows.

  b.
  Loss of or scheduled completion of a major positive cash flow generating contract in the next six months without the realistic expectation of sufficient contract replacement within six-to-nine months.

  c.
  A significant, extraordinary loss of billable professionals without the realistic expectation of an in-kind replacement within three months.

  d.
  The unplanned departure of a key employee who is critical to large customer relationship(s) and/or development and maintenance of existing technology.

  e.
  A significant adverse change in legal factors or in the business climate that could affect the value of the goodwill or other long-lived assets or an adverse action or assessment by a regulator.

  f.
  Significant adverse changes in technology that could affect the Company's ability to win contracts or result in termination of existing contracts.

Special Note Regarding Forward Looking Statements

        Statements in this Form 10-Q based on current expectations that are not strictly historical statements, such as the Company's or management's intentions, hopes, beliefs, expectations, strategies, or predictions, are forward-looking statements. Such statements, or any other variation thereof regarding the Company's future activities or other future events or conditions within the meaning of

Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, are intended to be covered by the safe harbors for forward—looking statements created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the Company's ability to generate sufficient cash internally to finance its debt obligations while successfully sustaining its business operations, the sufficiency of the Company's working capital and the ability of the Company to realize benefits from consolidating certain general and administrative functions, the ability to retain management and to implement its focused business strategy, to leverage consulting services, secure full-service contracts, to expand client relationships, and successfully defend itself in ongoing and future litigation.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market Risk.    The Company is exposed to market risk from adverse changes in interest rates.

        Interest Rate Risks.    The Company is exposed to risk from changes in interest rates as a result of its borrowing activities. At March 31, 2002, the Company had total debt of $36.8 million of which $32.0 million represents borrowings on its Credit Agreement and $4.8 million represents indebtedness to earn-out creditors, both of which are at a variable interest rate. Interest on the Company's borrowings is directly affected by changes in the prime interest rate and therefore fluctuations in interest rates may have a material impact on the Company's financial results.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

        The Company is a party to legal proceedings and disputes related to the Company's day to day business operations representing contingent claims against the Company, none of which, in the opinion of management, are material to the financial position or results of operations of the Company.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

        Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

        Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        There were no matters submitted for a vote by security holders during the three months ended March 31, 2002.

ITEM 5. OTHER INFORMATION

        Not applicable.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a)
  Exhibits (see index on page 16):

  (b)
  Reports on Form 8-K:

        There were no reports filed on Form 8-K during the three months ended March 31, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONDOR TECHNOLOGY SOLUTIONS, INC.
Date May , 2002	By:	/s/ J. L. HUITT, JR. J. L. Huitt, Jr. President and Chief Executive Officer (Principal Executive Officer)
Date May , 2002	By:	/s/ REBECCA M. LUNDGREN Rebecca M. Lundgren Corporate Controller (Principal Financial and Accounting Officer)

Exhibit D

Financial Statements and Supplementary Data

CONDOR TECHNOLOGY SOLUTIONS, INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
Condor Technology Solutions, Inc.
Baltimore, Maryland

        We have audited the accompanying consolidated balance sheet of Condor Technology Solutions, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Condor Technology Solutions, Inc. and subsidiaries at December 31, 2001 and 2000 and the results of the their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman LLP

Washington, D.C.
March 1, 2002

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2001	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,766	$2,028
Restricted cash	958	1,364
Accounts receivable (net of allowance of $1,000 and $4,394)	9,130	15,215
Prepaids and other current assets	2,202	1,618

Total current assets	16,056	20,225
PROPERTY AND EQUIPMENT, NET	839	4,882
GOODWILL AND OTHER INTANGIBLES, NET	27,985	56,819
OTHER ASSETS	418	1,423

TOTAL ASSETS	$45,298	$83,349

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$7,686	$7,701
Accrued expenses and other current liabilities	5,634	8,232
Deferred revenue	2,267	2,357
Current portion of purchase liability	—	5,500
Current portion of long-term debt	3,899	1,934

Total current liabilities	19,486	25,724
LONG-TERM DEBT	33,690	41,218
OTHER LONG-TERM OBLIGATIONS	1,409	631

Total liabilities	54,585	67,573
COMMITMENTS AND CONTINGENCIES (Note 21)
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.01 par value, 1,000,000 authorized; none outstanding	—	—
Common stock, $.01 par value; authorized 49,000,000 shares; issued and outstanding, 26,925,527 and 15,299,486 shares at December 31, 2001 and 2000, respectively	269	153
Additional paid-in capital	126,159	125,009
Accumulated deficit	(135,733)	(109,404)
Accumulated other comprehensive income	18	18

Total stockholders' equity (deficit)	(9,287)	15,776

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$45,298	$83,349

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2001	2000	1999
			(unaudited)
IT service revenues	$45,902	$77,770	$126,869
Product revenues	22,370	38,419	73,337

Total revenues	68,272	116,189	200,206

Cost of IT services	28,976	51,361	77,157
Cost of products	19,150	30,263	61,803

Total cost of revenues	48,126	81,624	138,960

Gross profit	20,146	34,565	61,246
Selling, general and administrative expenses	19,578	37,181	54,330
Depreciation and amortization	4,943	6,676	8,053
Impairment of long-lived assets	23,310	5,406	83,236
Gain on sale of subsidiaries, net	(618)	(4,427)	—
Other costs	1,544	3,341	4,947

Loss from operations	(28,611)	(13,612)	(89,320)
Interest and other expense, net	(1,823)	(6,312)	(6,756)

Loss before income taxes and extraordinary item	(30,434)	(19,924)	(96,076)
Income tax (benefit)	—	295	(4,257)

Net loss before extraordinary item	(30,434)	(20,219)	(91,819)
Extraordinary item, net of taxes of $0, $0 and $122	4,105	—	(184)

Net loss	$(26,329)	$(20,219)	$(92,003)

Basic shares outstanding	15,982	7,639	6,741

Diluted shares outstanding	15,982	7,639	6,741

Loss per basic & diluted share before extraordinary item	$(1.90)	$(2.65)	$(13.62)

Income (loss) per basic & diluted share from extraordinary item	$0.25	$—	$(0.03)

Net loss per basic & diluted share	$(1.65)	$(2.65)	$(13.65)

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands, except share data)

	Common Stock			Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income
			Additional Paid-in Capital			Treasury Stock	Stockholders' Equity (Deficit)
	Shares	Amount
Balance, December 31, 1998	12,009,608	$120	$111,278	$2,818	$20	$(194)	$114,042
Payment of contingent purchase liability	1,251,689	13	7,456	—	—	—	7,469
Issuance of restricted stock	1,273,875	13	1,195	—	—	—	1,208
Issuance of common stock for acquisitions	296,682	3	2,327	—	—	—	2,330
Employee stock purchase plan	236,307	2	794	—	—	—	796
Issuance of common stock for equity investment	10,703	—	120	—	—	—	120
Comprehensive income:
Net loss	—	—	—	(92,003)	—	—
Foreign currency translation adjustment	—	—	—	—	(119)	—
Total comprehensive income							(92,122)
Other	—	—	(28)	—	—	—	(28)

Balance, December 31, 1999 (unaudited)	15,078,864	151	123,142	(89,185)	(99)	(194)	33,815
Issuance of restricted stock, net of forfeitures	132,082	1	1,963	—	—	—	1,964
Employee Stock Purchase Plan	88,540	1	98	—	—	—	99
Cancellation of treasury shares	—	—	(194)	—	—	194	—
Comprehensive income:
Net loss	—	—	—	(20,219)	—	—
Foreign currency translation adjustment	—	—	—	—	117	—
Total comprehensive income							(20,102)

Balance, December 31, 2000	15,299,486	153	125,009	(109,404)	18	—	15,776
Payment of contingent purchase liability	2,954,545	29	148	—	—	—	177
Reverse stock split	(9,127,016)	(91)	91	—	—	—	—
Issuance of common stock to Lender Group	15,230,954	152	761	—	—	—	913
Issuance of common stock for settlement agreements	2,630,801	26	132	—	—	—	158
Repurchase shares under settlement agreement	(63,243)	—	—	—	—	(4)	(4)
Cancellation of treasury shares	—	—	(4)	—	—	4	—
Vesting of restricted stock	—	—	22	—	—	—	22
Net loss	—	—	—	(26,329)	—	—	(26,329)

Balance, December 31, 2001	26,925,527	$269	$126,159	$(135,733)	$18	$—	$(9,287)

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR TECHNOLOGY SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2001	2000	1999
			(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,329)	$(20,219)	$(92,003)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,943	6,676	8,053
Impairment of long-lived assets	23,310	5,406	83,236
Gain on debt restructuring	(4,105)	—	—
Gain on sale of subsidiaries, net	(618)	(4,427)	—
Provision for doubtful accounts	(746)	4,302	3,427
Loss on disposal of fixed assets	261	—	—
Writeoff of deferred financing costs	283	878	2,853
Stock compensation expense	22	1,964	1,208
Changes in assets and liabilities:
Accounts receivable	6,831	9,712	3,532
Prepaid expenses and other assets	(97)	6,275	(5,989)
Accounts payable and other current liabilities	(2,042)	(6,896)	(6,230)
Deferred revenue and other non-current liabilities	801	(174)	(1,048)
Other	90	(74)	405

Net cash provided by (used in) operating activities	2,604	3,423	(2,556)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(403)	(1,110)	(5,235)
Sale of marketable securities	—	—	8
Sale of investment securities	71	621	—
Acquisition of subsidiaries, net of cash	—	—	(5,447)
Payment of purchase liability	—	—	(7,000)
Sale of subsidiaries	2,356	4,251	1,400
Payment for technology license	(75)	(546)	(234)
Employee Stock Purchase Plan	—	99	796
Other	—	21	(120)

Net cash provided by (used in) investing activities	1,949	3,336	(15,832)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	—	—	29,600
Payments on debt	(3,088)	(8,098)	(9,022)
Deferred financing costs	(133)	(939)	(2,159)

Net cash provided by (used in) financing activities	(3,221)	(9,037)	18,419
EFFECT OF EXCHANGE RATE CHANGES	—	(51)	(119)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,332	(2,329)	(88)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	3,392	5,721	5,809

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$4,724	$3,392	$5,721

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR TECHNOLOGY SOLUTIONS INC.

Notes to Consolidated Financial Statements

1.    General

        Condor Technology Solutions, Inc., a Delaware corporation (the "Company"), was founded in August 1996. The Company provides technology and marketing communications services to help commercial and government clients more effectively manage the information environment. In order to become an end-to-end provider of a wide range of IT services and solutions, Condor entered into the agreements (the "Mergers") to acquire all of the outstanding stock of eight established IT service providers (the "Founding Companies") and concurrently completed an initial public offering (the "Offering") of its common stock (the "Common Stock"). On February 5, 1998 and February 10, 1998, respectively, the Offering and Mergers were completed.

        Since February 10, 1998, the Company has acquired seven additional IT service providers. The Founding Companies along with the additional acquisitions are referred to herein as "Operating Companies". All acquisitions have been accounted for using the purchase method of accounting and are reflected as of their respective acquisition dates. On August 26, 2001, the Company sold the assets and going business of Global Core Strategies Acquisition, Inc., representing the consulting portion of the Enterprise Performance Solutions division of the Company. During 1999 and 2000, the Company sold four of its Operating Companies and shut down another two. Unless otherwise indicated, all references to the "Company" herein include Condor Technology Solutions, Inc. ("Condor") and all of the Operating Companies, and references herein to "Condor" mean Condor Technology Solutions, Inc. prior to the closing of the Mergers.

2.    Significant Accounting Policies

Basis of Accounting

        The Company's accounting records are maintained on the accrual basis of accounting.

Principles of Consolidation

        The consolidated financial statements include the accounts of Condor and its controlled subsidiaries all of which are wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

        The Company earns revenues from providing IT services and the sale of hardware and software products. IT services are comprised of enterprise resource planning (ERP) software licensing, a full range of marketing communications services, Web development, business intelligence, call centers and help desk services, hardware procurement and technology services. The Company recognizes IT service revenues on time and materials type contracts based on time charged, whereby revenues are recognized as costs are incurred at agreed-upon billing rates. For projects billed on a fixed-price basis, revenue is recognized using the percentage of completion method. Percentage of completion is determined using total costs, primarily labor, as a cost input measure.

        Revenues from hardware procurement and the sale of software are recognized at the later of shipment or acceptance of the equipment. When installation services are an integral component of hardware procurement, revenue is recognized at the customer's acceptance of the equipment. Revenues from license fees on software are recognized when a non-cancelable license agreement has been signed, the product has been delivered, collection is probable and all significant obligations relating to the license have been satisfied. The post contract customer support fees are recorded as deferred revenue and recognized ratably over the support service period in IT service revenue. Training and consulting services are not essential to the Company's software products and are priced separately. Revenue is recorded as services are performed in IT service revenue. For the years ended December 31, 2001, 2000, and 1999, respectively, approximately $5,749,000, $10,439,000, and $10,498,000 of software license sales were included in product revenues.

        Cost of revenues includes the provision of services and material directly related to the revenues, costs of acquisition of hardware resold to clients, subcontracted labor or other outside services and other direct costs associated with revenues, as well as an allocation of certain indirect costs.

Deferred Revenue

        The Company receives advance payment on certain maintenance contracts. Such advance payments are deferred and are reflected in income together with the related costs and expenses as the services are performed.

Allowance for Doubtful Accounts

        The Company provides an allowance for uncollectible accounts receivable based on experience. Although it is reasonably possible that management's estimate for uncollectible accounts could change in the near future, management is not aware of any events that would result in a change to its estimate which would be material to the Company's financial position or results of operations. At December 31, 2001 and 2000, respectively, the Company had an allowance for doubtful accounts of approximately $1,000,000 and $4,394,000.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

        The Company retains cash in an escrow account related to the acquisition of one of the Operating Companies. A corresponding escrow payable has been recorded in accrued expenses and other current liabilities. Remaining amounts will be paid in 2002 as required based on the purchase agreement.

Concentration of Credit Risk

        The Company maintains cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash. In addition, there were no customers that individually comprised more than 10% of revenue or accounts receivable. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

Inventory

        Inventory is stated at the lower of cost or market. Cost is determined using the average cost method and is comprised of goods held for resale and maintenance parts and supplies. At

December 31, 2001 and 2000, respectively, the Company had inventory of approximately $403,000 and $653,000 which were included in prepaids and other current assets.

Property and Equipment

        Property and equipment are recorded at cost. Improvements which substantially increase the useful lives of assets are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded. Effective January 1, 2001, the Company changed its estimates of the useful lives of its property and equipment. Prospectively, depreciation is computed on the straight-line method based on the following estimated useful lives:

Computer equipment and machinery	3 years
Furniture and fixtures	5 years
Leasehold improvements	Life of the lease

This change in accounting estimate resulted in a one-time charge to depreciation expense of approximately $0.7 million in the first quarter of 2001. The Company changed its estimate of useful lives based on predominant industry practice as well as the Company's historical experience of the actual lives of the assets in use. The change is not expected to have a material impact on the financial statements on a go forward basis.

Goodwill

        Goodwill represents the excess of consideration over the net assets acquired resulting from acquisitions of companies accounted for by the purchase method. These amounts are amortized on a straight-line basis over periods ranging from 30 to 35 years. At each balance sheet date, management evaluates the recoverability of the goodwill based on the undiscounted cash flow projections of each business acquired.

        In September 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations ("SFAS 141"), and No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after September 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after September 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

        SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of their existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of their intangible assets within the first interim quarter after adoption of SFAS 142.

        The Company will complete its initial impairment evaluation by June 30, 2002 as required under SFAS 142. Based on preliminary factors, the Company believes that no impairment charge will be needed upon completion of its evaluation. The Company's previous business combinations were accounted for using the purchase method. As of December 31, 2001, the net carrying amount of goodwill is $28.0 million. Amortization expense for the year ended December 31, 2001 was $2.0 million.

Long-Lived Assets

        Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Long-lived assets to be held and used are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The future cash flows expected to result from the use of the assets includes the expected cash flow from their eventual disposition.

        The Company will review long-lived assets for impairment when one or more of the following events have occurred:

  a.
  Current or immediate (future twelve months) short-term projected cash flows are significantly less than the most recent historical cash flows.

  b.
  Loss of or scheduled completion of a major positive cash flow generating contract in the next six months without the realistic expectation of sufficient contract replacement within six-to-nine months.

  c.
  A significant, extraordinary loss of billable professionals without the realistic expectation of an in-kind replacement within three months.

  d.
  The unplanned departure of the original founder of an acquired entity, where the founder is critical to large customer relationship(s) and/or development and maintenance of existing technology.

  e.
  A significant adverse change in legal factors or in the business climate that could affect the value of the goodwill or other long-lived assets or an adverse action or assessment by a regulator.

  f.
  Significant adverse changes in technology that could affect the Company's ability to win contracts or result in termination of existing contracts.

        In August 2001, the FASB approved Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS 121 "Accounting for Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of" and the accounting and reporting provisions of the Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144

established a single accounting model, based on the framework established in SFAS 121. SFAS 144 retains the requirements of SFAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset. SFAS 144 excludes goodwill from its scope, describes a probability weighted cash flow estimation approach, and established a "primary asset" approach to determine the cash flow estimation period for groups of assets and liabilities. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The Company believes that adoption of SFAS 144 will not have a material impact on its financial position or results of operations.

        As of December 31, 2001 and 2000, the Company has recorded impairment losses related to a portion of the Company's long-lived asset balances. See Note 4.

Fair Value of Financial Instruments

        The Company estimates the fair value for each class of financial instruments for which it is practicable to do so. The carrying value of current assets and current liabilities approximates fair value because of the relatively short maturities of these instruments. The carrying value of long-term debt approximates fair value since it carries a fluctuating market interest rate.

Warranty Reserve

        The Company records a warranty reserve related to certain mainframe computer sales. The reserve recorded is based on experience in warranty replacement and labor time. Warranty reserves were approximately $1,691,000 and $787,000, respectively, at December 31, 2001 and 2000 and have been included with accrued expense and other current liabilities for the current portion and other long-term liabilities for the non-current portion.

Income Taxes

        The Company follows Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes"("SFAS 109"). Under the asset and liability method of SFAS 109, deferred income taxes are recognized for the expected future tax consequences of temporary differences by applying enacted statutory tax rates, in effect for the year in which the differences are expected to reverse, to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Valuation allowances are provided if it is anticipated that some or all of the deferred tax asset may not be realized.

Comprehensive Income

        Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" establishes the standards for reporting and displaying comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statement of Changes in Stockholders' Equity.

Foreign Currencies

        Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs, and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are accumulated as a separate component of stockholders' equity. Gains and losses on foreign currency transactions are included in non-operating expenses.

Stock-Based Compensation

        Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") provides a fair value based method of accounting for employee stock options or similar equity instruments. However this statement allows companies to continue to utilize the intrinsic value based measure of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Companies electing to remain with the accounting provided in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company accounts for stock based compensation pursuant to the requirements of APB No. 25 and provides pro forma disclosure of net income and earnings per share, pursuant to the requirements of SFAS No. 123 as applicable, in Note 10 herein.

Earnings Per Share

        The Company presents basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then share in the earnings of the entity. Dilutive securities are excluded from the computation in periods in which they have an anti-dilutive effect.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

3.    Liquidity

        Effective April 1, 2001, the Company and the Lender Group reached agreement in principle to a restructuring of the Company's credit facility (the "Credit Agreement"). The Company and the Lender

finalized this Credit Agreement on August 24, 2001. Under the Credit Agreement, the restructuring will include a four-year Credit Agreement, consisting of four promissory notes. Note A is a $15 million note bearing interest at the Prime rate plus 0.5%. Quarterly principal payments of $250,000 begin on September 30, 2001, increase to $400,000 per quarter on March 31, 2002 and to $525,000 per quarter on March 31, 2003 with a balloon payment on March 31, 2005. In addition, Note A allows for amortization payments made by the Company to be available as a revolving Credit Agreement up to $500,000. Note B is a $12 million note which is interest free until February 28, 2003 at which time interest will accrue at a rate of 15% with the first interest payment due on April 1, 2003. A balloon payment of $12 million is due on Note B on March 31, 2005. Note C represents a continuation of a $5 million letter of credit for trade suppliers, which expires March 31, 2005. Note D represents the remaining principal balance plus accrued interest through April 1, 2001 under the previous Credit Agreement, or approximately $12.1 million, as a note due January 2, 2002. In accordance with the terms of the agreement, Note D was cancelled upon approval of stockholders on December 19, 2001, to a restructuring of the Company and the issuance of approximately 55% equity of the Company to a trust established by the Lender Group.

        Effective April 1, 2001, the Company and earn-out creditor, Marbury Manor LLC ("Marbury"), reached agreement in principle to a restructuring of the earn-out liability due to Marbury. The Company and Marbury finalized this agreement on September 27, 2001 (the "Marbury Agreement"). Under the Marbury Agreement, the total liability of $4.8 million to Marbury in cash and equity has been restructured in a format similar to the Credit Agreement with two notes for $1.87 million and $1.5 million which have terms comparable to the Note A and B, respectively, of the Credit Agreement. The remaining portion of the earn-out liability of $1.4 million was converted to 2,215,411 shares of Common Stock (priced at $0.06 per share) following approval of the stockholders to a restructuring of the Company on December 19, 2001.

        On November 2, 2001, the Company entered into a Settlement Agreement with Howard Schapiro, who is a former employee of the Company and former owner of InVenture Group, Inc., with respect to settlement of the earn-out obligation to Mr. Schapiro in the amount of $1 million in cash (the "Schapiro Agreement"). Under the Schapiro Agreement, Mr. Schapiro has received promissory notes in the aggregate amount of $700,000 and 415,390 newly issued shares of the Company's Common Stock, at a price of $0.06 per share, in exchange for the $1 million of indebtedness to Mr. Schapiro.

        On September 29, 2000, certain former stockholders of Federal Computer Corporation, a company acquired by the Company in February 1998, filed a lawsuit against the Company in the U.S. District Court, District of Maryland (George R. Blick, Charles F. Crowe, Louis J. Fisher, R. Joseph Market, William E. Hummel and Hartland Group LLC v. Condor Technology Solutions, Inc.), claiming $4.5 million of earn-out consideration, in cash and stock. On September 18, 2001, the court issued an order awarding plaintiffs $1,575,000 in cash and 2,954,545 shares of the Company's Common Stock. The Company issued the shares in November 2001. On November 16, 2001, the Company and plaintiffs entered into a complete settlement agreement providing for an initial payment to the plaintiffs of $527,000 and a promissory note for $848,000 payable over a period ending December 31, 2002. The amount of $450,000 of principal was paid in January 2002 on that promissory note to date, leaving a principal balance of $398,000.

        The consolidated balance sheet as of December 31, 2001 gives effect to the restructuring transactions in accordance with SFAS 15, "Accounting by Debtors and Creditors for Troubled Debt

Restructurings". An extraordinary gain on the debt restructuring of $4.1 million has been recorded based on the difference between the carrying value of the debt plus accrued interest under the previous credit facility less the future principal and interest payments and value of the equity granted to the Lender Group under the restructured Credit Facility.

        The Credit Facility and restructuring of purchase obligations allows the Company to extend payment of its remaining debt and maintain its working capital to support current operations. Based on the Company's current plans and assumptions, management believes that it will be able to finance its debt obligations and sustain its business operations using internally generated funds.

4.    Impairment of Long-lived Assets and Other Costs

        During 2001, 2000 and 1999, respectively, the Company recorded $23.3 million, $5.4 million and $83.2 million in charges for the impairment of goodwill and other long-lived assets. In 2001, the impairment charge consists of $9.4 million relating to the loss in value and subsequent sale of assets within a division as well as $13.9 million related to the loss of a significant contract and reduction of activity in one Operating Company. In 2000, the impairment charge relates to the winding down of operations of one Operating Company and impairment of long-lived assets to be held and used. In 1999, the impairment charge consists of $7.6 million relating to the loss on the sale of two Operating Companies; $15.1 million relating to the shutdown of one Operating Company; and $60.5 million relating to the impairment of long lived assets held and used. In addition, during 2001, 2000 and 1999, respectively, other costs of $1.5 million, $3.3 million and $4.9 million were recorded primarily associated with retention costs, involuntary severance benefits and employment contract settlements, facility closure costs, voluntary severance benefits, estimated contract losses and other charges.

Assets Disposed of

        The Company entered into an agreement on August 26, 2001, to sell the assets and going business of Global Core Strategies Acquisition, Inc., representing the consulting portion of the Enterprise Performance Solutions ("EPS") division of the Company. The proceeds of that sale consisted of $2.0 million in cash at the closing of the transaction and up to $750,000, payable subsequent to December 31, 2001, assuming certain revenue targets of the sold business are met.

        In the second quarter of 2001, the Company recorded a $9.4 million charge for impairment of long-lived assets in the EPS division. During the latter half of July, due to unexpected losses in the EPS division, the Company became actively engaged in exploring alternatives in order to maximize the value of the division. During that process, the Company received several formal expressions of interest to purchase a portion or all of the division. Since all such expressions of interest appeared to indicate a reduction in the expected fair value of the division, the Company initiated a review of impairment of long-lived assets.

        The Company evaluated the remaining long-lived assets of the EPS division including Global Core Strategies Acquisition, Inc., PowerCrew, Inc. and Titan Technologies Group LLC, which consisted primarily of goodwill, for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of". The review was based on future undiscounted cash flows plus net fair value at disposition. Fair value of the division was determined based on the formal expressions of interest from unrelated third parties. Based on this calculation, the Company recorded an impairment charge of $9.4 million to reduce goodwill and other long-lived asset balances to their net realizable value.

        Net revenues for the EPS division for the years ended December 31, 2001 and 2000 were $16.3 million and $27.4 million, respectively. Loss from operations for the years ended December 31, 2001 and 2000 was $0.5 million and $3.1 million, respectively.

        In the fourth quarter of 2000, management formalized a plan to shut down operations of MIS Technology, Inc. ("MIS") based on key management turnover, declining revenue and the Company's strategy to focus on higher margin consulting projects rather than lower margin contract staffing and recruiting business. The Company's plan included elimination of selling and administrative functions and the continuation of current projects until their completion using other divisional infrastructure. The Company evaluated the remaining long-lived assets consisting primarily of goodwill for impairment based on future undiscounted cash flows and recorded an impairment charge of $1.6 million to reduce the goodwill balance related to MIS to $0 as of December 31, 2000.

        Net revenues for MIS for the years ended December 31, 2000 and 1999 were $7.0 million and $11.3 million, respectively. Income from operations for the years ended December 31, 2000 and 1999 were approximately $0.1 million and $31,000.

        As part of its overall business plan to settle the Credit Facility obligation, the Company consummated a transaction for the sale of the assets of the Safari Solutions business unit to an independent third party on June 30, 2000. The total sales price was approximately $12.3 million which was composed of $4.3 million in cash received at closing and $8.0 million in payments contingent upon revenue generated from the product sales of the Safari Solutions unit. The contingent portion of the purchase price has been pledged to the bank. The Company incurred approximately $0.8 million in direct costs related to the sale.

        At June 30, 2000, the acquired technology balance in goodwill and other intangible assets related to the Safari Solutions unit was reduced to $0 upon closing of the transaction. The net gain on the sale of ISSI was $4.8 million at June 30, 2000.

        Net revenues for the Safari Solutions unit for the years ended December 31, 2000 and 1999 were $5.3 million and $13.4 million, respectively. Loss from operations for the years ended December 31, 2000 and 1999 were approximately $0.2 million and $0.1 million.

        During the second quarter of 1999, the client that provided substantially all of the revenue of the Company's Management Support Technology Corp. ("MST") consulting business was acquired, and the acquiring company expressed its desire not to renew any projects with MST after all current projects were completed. As of December 31, 1999, all projects were completed. As a result of this and management's determination that MST was no longer a viable part of the Company's business plan, MST's continuing operations were shut down. The Company measured the carrying value of MST's long-lived assets consisting primarily of goodwill and recorded an impairment charge of $15.1 million to reduce the goodwill balance related to MST to $0 as of June 30, 1999.

        Net revenues for MST for the year ended December 31, 1999 were $3.6 million. MST's loss from operations for the year ended December 31, 1999 was $0.9 million.

        As part of its strategy to migrate its revenue base from hardware sales to higher margin IT service revenues, the Company, in mid 1999, initiated a plan to sell two of its Operating Companies, Corporate

Access, Inc. ("Corporate Access") and U.S. Communications, Inc. ("USComm"). As of October 18, 1999, the Company sold the assets of both Corporate Access and USComm for a sales price of $2.3 million in cash and equity securities of the purchaser as well as additional funds related to the liquidation of accounts receivable. Both companies had significant computer hardware revenue concentrations and were included in the Company's System Support division. Pursuant to SFAS 121, the Company recorded losses of $7.6 million, of which $7.4 million was a write off of the net goodwill balance, which was included in impairment of intangible assets in 1999.

        Combined net revenues for Corporate Access and US Comm for the year ended December 31, 1999 through the date of the sale were $25.5 million. Combined income from operations for these companies for the year ended December 31, 1999 through the date of the sale were approximately $0.5 million.

Assets Held and Used

        During the fourth quarter of 2001, a significant contract of Federal Computer Corporation ("Federal") ended and was not renewed. As a result of that contract ending with no new contracts to replace it, a significant portion of the employees of that Operating Company were terminated as part of a reduction in force. These events triggered an impairment review of Federal's long-lived assets. Based on a review of the undiscounted cash flows including the estimated fair market value of certain long-lived assets, the Company determined that the balance of goodwill for Federal was impaired. Based on this analysis, the Company recorded an impairment write-down of $13.9 million.

        During the fourth quarter of 2000, continuing losses in several of the Operating Companies triggered an impairment review of the Company's long-lived assets. Based on a review of the undiscounted cash flows in each of the Operating Companies, including the estimated fair market value of certain long-lived assets, management determined that the long-lived assets of LINC Systems, Inc. and Decision Support Technologies were impaired. Based on this analysis, the Company recorded an impairment write-down of $3.8 million.

        During the fourth quarter of 1999, the Company committed to an overall business plan that included the potential disposition of one or more of the Operating Companies in an orderly and systematic fashion. In accordance with the Company's policy, this business plan and continuing losses in several of the Operating Companies, triggered an impairment review of the Company's long-lived assets as of December 31, 1999. Based on a review of the undiscounted cash flows in each of the Operating Companies for the estimated remaining operating period through the end of February 2001, including the estimated residual fair market value of certain long-lived assets, management determined that certain of the Company's long-lived assets were impaired. Based on this analysis, the Company recorded an impairment write-down of goodwill of $52.5 million.

        During the second quarter of 1999, the Company's Interactive Software Systems ("ISSI") business unit experienced significant revenue and profit reduction related to its Safari product line. These changes were the result of operating and financial difficulties experienced by its largest sales channel partner, an international ERP software company which informed ISSI of its intention to discontinue promotion of ISSI's Safari products. Consequently, the Company measured the goodwill and other long-lived assets of this business unit and recorded an impairment charge of $8.0 million to reduce the goodwill related to ISSI to $0 as of June 30, 1999.

Restructuring and Other Costs

        During 2001, 2000 and 1999, the Company recorded restructuring and other special charges of approximately $1.5 million, $3.3 million and $4.9 million, respectively, which are included in other costs on the statement of operations. Included in this total for 2001 are facility closure costs of $0.9 million including write-off of fixed assets of $0.2 million, voluntary and involuntary severance of $0.4 million, net proceeds for litigation of $(0.1) million, and loss on cost basis investment of $0.3 million. Included in this total for 2000 are employee retention costs of $2.4 million, voluntary severance benefits and employment contract settlements of $0.7 million and facility closure costs of $0.2 million. Included in this total for 1999 are employee retention costs of $1.6 million, involuntary severance benefits and employment contract settlements of $1.4 million, contract losses of $0.8 million, facility closure costs of $0.4 million, voluntary severance benefits of $0.3 million and other charges of $0.4 million. The Company anticipates that substantially all of the remaining restructuring and other special charges will be paid in 2002.

4.    Impairment of Long-lived Assets and Other Costs

        The severance and other employee related costs provide for a reduction of approximately 27, 30 and 120 employees during 2001, 2000 and 1999, respectively, for streamlining operations related to cost reduction initiatives. The facility closure costs represent estimated losses in closing facilities and settling lease obligations. Contract losses are comprised of employee time and expenses in order to complete a contract at MST.

5.    Acquisitions

        The following table sets forth the consideration paid in cash and in shares of Common Stock to the stockholders of each of the Operating Companies (in thousands, except share data):

	Date Acquired	Cash	Shares of Common Stock Issued	Value of Shares	Contingent Consideration	Total Consideration	Adjusted Net Assets	Allocation of Purchase Price		Goodwill	Life
MST	Feb. 10, 1998	$9,750	603,846	$6,280	$—	$16,030	$262			$15,768	35
CHMC	Feb. 10, 1998	17,100	146,154	1,520	—	18,620	1,847			16,773	35
Federal	Feb. 10, 1998	7,500	576,923	6,000	9,000	22,500	1,886			18,659	35
								1,955 (C	)		3.5
Corporate Access	Feb. 10, 1998	5,200	200,000	2,080	—	7,280	427			6,853	30
ISSI	Feb. 10, 1998	5,000	538,462	5,600	7,036	17,636	1,631	5,000 (A	)	8,505	7
								2,500 (B	)		5
USComm	Feb. 10, 1998	600	46,154	480	—	1,080	134			946	30
InVenture	Feb. 10, 1998	750	57,692	600	2,000	3,350	(145)			3,495	35
MIS	Feb. 10, 1998	1,200	138,462	1,440	—	2,640	(396)			3,036	35
DST	May 5, 1998	1,000	9,600	150	—	1,150	(200)			1,350	35
Louden	June 30, 1998	2,579	217,486	3,000	6,769	12,348	595			11,753	35
LINC	July 17, 1998	21,545	—	—	—	21,545	328			21,217	35
PowerCrew	Nov. 4, 1998	2,663	72,522	800	—	3,463	(187)			3,650	35
Global	Dec. 10, 1998	24,000	738,178	8,000	—	32,000	2,712			25,888	35
								3,400 (C	)		10
Titan	April 1, 1999	6,650	245,264	2,200	—	8,850	(402)			9,252	35
Dimensional	Sept. 30, 1999	130	51,418	130	—	260	(405)			365	10
								300 (D	)		5

		$105,667	3,642,161	$38,280	$24,805	$168,752	$8,087	$13,155		$147,510

(A)
Represents amount allocated to in-process research and development.

(B)
Represents amount allocated to existing technology.

(C)
Represents amount allocated to management services agreement.

(D)
Represents amount allocated to equipment.

5.    Acquisitions

        Of the total cash paid for the operating companies reported above, an escrow deposit of $1.0 million was held by the Company at December 31, 2001 pending completion of final net worth adjustments for Global.

        Pursuant to contingent payment agreements entered into as part of the acquisitions of the Operating Companies, the Company paid $7 million in cash and $7.5 million of Common Stock (1,251,689 shares) related to accrued contingent consideration in April, 1999. Additionally, approximately $3.5 and $6.8 million in cash and stock, respectively, was earned and accrued under contingent payment provisions of certain purchase agreements, as amended. In order to satisfy those liabilities, the Company has entered settlement agreements with the following earn-out creditors: Marbury Manor LLC, Howard Schapiro, and certain former stockholders of Federal Computer Corporation. See description of settlement agreements in Note 3 above.

        The Company accounted for the acquisitions of the Operating Companies as purchase business combinations. The excess of purchase price over the fair values of the net assets acquired has been recorded as goodwill, which has been amortized on a straight-line basis through December 31, 2001 and is periodically reviewed for impairment.

6.    Property and Equipment

        Property and equipment were comprised of the following at December 31, (in thousands):

	2001	2000
Computer equipment	$1,934	$4,955
Internal use software	—	2,198
Furniture, fixtures and equipment	1,007	973
Leasehold improvements	386	691

	3,327	8,817
Less accumulated depreciation	2,488	3,935

	$839	$4,882

        Depreciation expense for the years ended December 31, 2001, 2000, and 1999 was approximately $2,930,000, $3,275,000, and $2,064,000, respectively.

7.    Goodwill and Other Intangibles

        Goodwill and other intangibles were comprised of the following at December 31, (in thousands):

	2001	2000
Goodwill on purchase of Operating Companies	$147,510	$147,510
Acquired contract rights	5,355	5,355
Acquired technology	2,500	2,500
Technology license	3,100	3,100
Capitalized software development	510	510

	158,975	158,975
Less accumulated impairment of long-lived assets	116,176	89,355
Less accumulated amortization	14,814	12,801

	$27,985	$56,819

        Amortization expense for the years ended December 31, 2001, 2000 and 1999 was approximately $2,013,000, $3,401,000, and $5,989,000, respectively. For the years ended December 31, 2001, 2000 and 1999, the Company recorded $23.3 million, $5.4 million and $83.2 million, respectively, in charges for impairment of long-lived assets as discussed in Note 4.

8.    Debt

        In April 1999, the Company entered into a $100 million syndicated credit facility underwritten and arranged by a major commercial bank (the "Bank"). This $100 million credit facility included a three-year, $75 million revolving line of credit (the "Revolver") and a five-year, $25 million term loan (the "Term Loan"). The Term Loan included repayments of principal in quarterly installments with the final payment due March 31, 2004. In July 1999, the Company and the Bank entered into a forbearance agreement with respect to the Company's noncompliance with certain financial covenants of its $100 million credit facility. Effective March 1, 2000, the Company and the Bank entered into a Fifth Amendment in which the Bank extended their agreement of forbearance of their rights and remedies under the credit facility through February 28, 2001. As of May 15, 2000, the Company and the Bank entered a First Amendment to the Fifth Amendment. The Fifth Amendment and First Amendment to the Fifth Amendment set forth certain permanent debt reduction requirements on or before certain dates prior to February 28, 2001. The Company was required to pay $8 million by August 1, 2000, $10 million by December 31, 2000, $50,000 each month from June to August 2000, $125,000 each month beginning September 2000 and thereafter, and an extension fee of $650,000. On July 27, 2000 the Bank agreed to accept a cash payment of $2.7 million and the assignment of the contingent payments related to the sale of the Safari Solutions unit (see Note 4) in lieu of the $8.0 million payment due on August 1, 2000. The Company did not make any principal payments under the schedule after the December 1, 2000 scheduled payment. In addition, the Company did not pay interest from November 1, 2000 through April 1, 2001, nor did it make the final portion of the extension fee payment of $175,000 due on February 28, 2001.

        Effective April 1, 2001, the Company and the Lender Group reached agreement in principle to a restructuring of the Company's credit facility (the "Credit Agreement"). The Company and the Lender finalized this Credit Agreement on August 24, 2001. Under the Credit Agreement, the restructuring will include a four-year Credit Agreement, consisting of four promissory notes. Note A is a $15 million note bearing interest at the Prime rate plus 0.5%. Quarterly principal payments of $250,000 begin on September 30, 2001, increase to $400,000 per quarter on March 31, 2002 and to $525,000 per quarter on March 31, 2003 with a balloon payment on March 31, 2005. In addition, Note A allows for amortization payments made by the Company to be available as a revolving Credit Agreement up to $500,000. Note B is a $12 million note which is interest free until February 28, 2003 at which time interest will accrue at a rate of 15% with the first interest payment due on April 1, 2003. A balloon payment of $12 million is due on Note B on March 31, 2005. Note C represents a continuation of a $5 million letter of credit for trade suppliers, which expires March 31, 2005. Note D represents the remaining principal balance plus accrued interest through April 1, 2001 under the previous Credit Agreement, or approximately $12.1 million, as a note due January 2, 2002. In accordance with the terms of the agreement, Note D was cancelled upon approval of stockholders on December 19, 2001, to a restructuring of the Company and the issuance of approximately 55% equity of the Company to a trust established by the Lender Group.

        Effective April 1, 2001, the Company and earn-out creditor, Marbury Manor LLC ("Marbury"), reached agreement in principle to a restructuring of the earn-out liability due to Marbury. The Company and Marbury finalized this agreement on September 27, 2001 (the "Marbury Agreement"). Under the Marbury Agreement, the total liability of $4.8 million to Marbury in cash and equity has been restructured in a format similar to the Credit Agreement with two notes for $1.87 million and $1.5 million which have terms comparable to the Note A and B, respectively, of the Credit Agreement. The remaining portion of the earn-out liability of $1.4 million was converted to 2,215,411 shares of Common Stock (priced at $0.06 per share) following approval of the stockholders to a restructuring of the Company on December 19, 2001.

        On November 2, 2001, the Company entered into a Settlement Agreement with Howard Schapiro, who is a former employee of the Company and former owner of InVenture Group, Inc., with respect to settlement of the earn-out obligation to Mr. Schapiro in the amount of $1 million in cash (the "Schapiro Agreement"). Under the Schapiro Agreement, Mr. Schapiro has received promissory notes in the aggregate amount of $700,000 and 415,390 newly issued shares of the Company's Common Stock, at a price of $0.06 per share, in exchange for the $1 million of indebtedness to Mr. Schapiro.

        On September 29, 2000, certain former stockholders of Federal Computer Corporation, a company acquired by the Company in February 1998, filed a lawsuit against the Company in the U.S. District Court, District of Maryland (George R. Blick, Charles F. Crowe, Louis J. Fisher, R. Joseph Market, William E. Hummel and Hartland Group LLC v. Condor Technology Solutions, Inc.), claiming $4.5 million of earn-out consideration, in cash and stock. On September 18, 2001, the court issued an order awarding the plaintiffs $1,575,000 in cash and 2,954,545 shares of the Company's Common Stock. The Company issued the shares and entered a settlement agreement with the plaintiffs regarding the cash portion of the court award. The settlement allowed for payment of $527,000 upon execution of the agreement and a promissory note for $848,000. Payment on the note was partially based on collection of certain receivable balances. The amount of $450,000 was paid in January 2002 with the remaining balance due in monthly payments from April to December, 2002. Interest on the note is due quarterly at the Prime rate plus 0.5%.

        Debt was comprised of the following at December 31, (in thousands):

	2001	2000
Borrowings on Credit Facility	$32,158	$38,217
Indebtedness to earn-out creditors	5,403	4,800
Capital Leases	28	135

	37,589	43,152
Less current portion of long-term debt	3,899	1,934

	$33,690	$41,218

        As of December 31, 2001, 2000 and 1999, respectively, the Company wrote off approximately $0.3 million, $1.5 million and $3.0 million of deferred financing and other costs related to the renegotiation of the Company's Credit Facility which is included in interest and other expense on the statement of operations. The interest rate on the outstanding balance on the Credit Facility at December 31, 2001 and 2000, respectively, was 5.25% and 12.25%.

        The Company has a floor planning facility of $5.0 million to support the working capital needs of the Condor Interactive division. This facility is secured by $5.0 million of letters of credit, issued under the Credit Facility. Borrowings under the floor planning facility are included in accounts payable at December 31, 2001 and 2000.

        Indebtedness under both the Credit Facility and the floor planning facility are collateralized by substantially all of the assets of the Company.

9.    Stockholders' Equity

Common Stock and Preferred Stock

        On December 19, 2001, the stockholders approved a one-for-two reverse stock split of the Company's Common Stock in order to create the availability of enough shares to issue approximately 55% of the outstanding shares to the Company's Lender Group. Also on December 19, 2001, the stockholders approved the issuance of 15,230,954 shares of Common Stock to a trust established on behalf of the Lender Group. All references in the financial statements to number of shares outstanding, price per share, per share amounts, and stock option plan data have been restated to reflect the reverse split.

Treasury Stock

        In December, 2001, the Company repurchased 63,243 shares (post reverse stock split) from a shareholder in accordance with an employment agreement. These shares were cancelled by the Company in December 2001.

10.    Stock Compensation

        In October 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide a means by which the Company can attract and retain executive officers, key employees, directors, consultants and other service providers and to compensate such persons in a way that provides additional incentives and enables such persons to increase their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation, and (vi) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock of the Company.

        The maximum number of shares of Common Stock that may be subject to outstanding awards under the Plan will not exceed 15% of the aggregate number of shares of Common Stock outstanding, minus the number of shares previously issued pursuant to awards granted under the Plan. The number of shares deliverable upon the exercise of ISOs is limited to 1,000,000. The Plan also provides that no participant may be granted, in any calendar year, options or SARs for more than 400,000 shares or other awards settleable by delivery of more than 200,000 shares and limits cash awards in any calendar year to an amount equal to the fair market value of the number of shares at the date of grant or the date of settlement, whichever is greater.

        In addition to authorizing grants of awards to eligible persons, the Plan authorizes automatic grants of NQSOs to non-employee directors. Under these provisions, each person serving or who has agreed to serve as a non-employee director at the commencement of the initial public offering was granted automatically an initial option to purchase 10,000 shares, and thereafter each person who becomes a non-employee director will be granted automatically an initial option to purchase 10,000 shares upon such person's initial election as a director. In addition, these provisions authorize the automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering, provided, however, that a director will not be granted an annual option if he or she was granted an initial option during the preceding three months. These options have an exercise price equal to the fair market value of common stock on the date of grant and the options will expire at the earlier of 10 years after the date of grant or one year after the date the participant ceases to serve as a director of the Company. These options become exercisable one to three years after the date of grant, except that an option may be forfeited upon a participant's termination of service as a director for reasons other than death or disability if the date of termination is less than 11 months after the date of grant.

        During 2001 and 2000, and in addition to the options automatically granted to non-employee directors, options in the form of NQSOs to purchase shares of the Company's Common Stock were granted to the executive officers and employees of the Company. Each of the foregoing options has an exercise price equal to the fair market value on the date of grant, and vests ratably over two to three years after the date of grant as determined by the grant. These options will not be exercisable until they are vested, and unvested options generally will be forfeited upon a termination of employment that is voluntary by the participant. Upon a change of control of the Company, vesting of all options will be accelerated. The options generally will expire on the earlier of 10 years after the date of grant, or three months or thirty days after termination of employment, as noted in the Stock Option Agreement.

        The Company has elected to use the intrinsic value method to account for its stock-based compensation plans. Pro forma disclosures as if the Company adopted the fair value recognition requirements follow. A summary of the status of the Company's stock options is presented below:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 1998	1,427,178	$13.11
Granted	829,000	6.24
Exercised	—	—
Forfeited	(891,538)	12.41

Outstanding at December 31, 1999	1,364,640	9.39
Granted	772,000	0.28
Exercised	—	—
Forfeited	(680,309)	9.69

Outstanding at December 31, 2000	1,456,331	4.42
Granted	660,000	0.03
Exercised	—	—
Forfeited	(1,183,831)	3.08
Effect of Reverse Stock Split	(466,250)	—

Outstanding at December 31, 2001	466,250	$3.01

Options exercisable at:
December 31, 1999	363,838	$12.99

December 31, 2000	386,588	$10.38

December 31, 2001	161,404	$8.06

Weighted average fair value of options:
Granted during 1999		$7.20

Granted during 2000		$0.22

Granted during 2001		$0.03

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2001, 2000 and 1999, respectively: (1) expected volatility of 123%, 99%, and 98%; (2) risk free interest rate of 5.42%, 6.17% and 6.41%; and (3) expected life of five years. The following table summarizes information about stock options outstanding at December 31, 2001:

Range of exercise prices	Number Outstanding	Weighted average Exercise price	Weighted average remaining contractual life
$0.03 to $7.00	368,250	$0.92	9.04 years
$7.01 to $14.00	74,500	$12.23	6.34 years
$14.01 to $15.00	23,500	$14.85	6.29 years

	466,250

        If compensation cost of the Company's grants for stock-based compensation plans had been determined using the fair value method, the Company's net loss and basic and diluted loss per share would approximate the pro forma amounts below for the years ended December 31, (in thousands, except per share data):

	2001	2000	1999
Net income
As reported	$(26,329)	$(20,219)	$(92,003)
Pro forma	(26,496)	(20,336)	(92,893)
Basic & Diluted Earnings per share
As reported	$(1.65)	$(2.65)	$(13.65)
Pro forma	(1.66)	(2.66)	(13.78)

11.    Employee Stock Purchase Plan

        On September 24, 1998, the stockholders of the Company approved the adoption of the 1998 Employee Stock Purchase Plan ("ESPP") to provide employees of the Company with the right to purchase common stock at a discount from the market price through payroll deductions. A total of 325,000 shares are authorized for issuance under the ESPP.

        The purchase price of shares under the plan was the lower of 85 percent of the share price on the first day of the offering period or the share price on the purchase date. All employees are eligible to participate except: (i) those employed for less than 20 hours per week; (ii) employees who, as a result of participation in the ESPP, would own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company; and (iii) employees whose right to purchase common stock under the ESPP accrues at a rate which exceeds $25,000 worth of stock for each calendar year in which such option is outstanding at any time. The initial offering period commenced on November 2, 1998. In 2000 and 1999, respectively, 88,540 and 236,307 shares were purchased under the ESPP. At December 31, 2000, the maximum number of shares had been issued under the Plan; therefore, there will be no additional shares issued.

        On May 16, 2000, the stockholders of the Company approved the adoption of the 2000 Employee Stock Purchase Plan. There have been no shares issued under this plan.

12.    Retirement Plans

        On January 1, 1999, the Company established a defined contribution 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement benefits for eligible employees. Employees are eligible to enter the 401(k) Plan as of the first day of the first calendar quarter occurring after they begin employment, as long as they have attained age 18. Employees are able to contribute up to 15% of their salary to the 401(k) Plan. During 2001 and 2000, the Company contributed 100% of the first 3% and 50% of the next 3% contributed by the employee. Employer contributions vest ratably over 5 years. All non-vested employer contributions are forfeited upon the employee's termination. For the years ended December 31, 2001, 2000 and 1999, the total employer contribution to the 401(k) Plan were approximately $768,000, $699,000, and $1,857,000, respectively.

13.    Retention Costs

        During 2000 and 1999, the Company granted restricted stock awards to certain key employees to purchase shares of the Company's Common Stock at a purchase price of $0.01 per share. During 2000 and 1999, respectively, restricted stock awards for 20,000 and 1,387,800 shares were issued which vest in installments over 18 to 36 months. Fair value of these shares is the value of Common Stock on the date of grant. The weighted average fair value at grant date for restricted stock awards at December 31, 2000 and 1999, respectively, was $0.66 and $2.98. During 2000 and 1999, respectively, approximately 208,000 and 110,000 shares of unvested, restricted shares were forfeited by employees upon their separation from the Company.

        The Company records compensation expense ratably over the vesting period of the individual issues based on the value of the Common Stock at the date the restricted shares were granted. During the years ended December 31, 2001, 2000 and 1999, the Company recorded retention costs of approximately $21,000, $2.4 million and $1.6 million related to employee retention plans.

14.    Extraordinary Item

        On December 19, 2001, the stockholders of the Company approved a restructuring of the Company to allow for issuance of 55% of the Company's Common Stock to a trust for the benefit of the Lender Group in exchange for cancellation of approximately $12.1 million of debt. Accordingly, the Company has applied SFAS 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings" to calculate an extraordinary gain of $4.1 million. This gain was calculated based on the difference between the carrying value of the existing debt plus accrued interest less the future principal and interest payments and value of equity granted to the Lender Group. There is no tax effect for this gain as the Company will utilize its existing net operating losses.

        In April 1999, the Company entered into a new $100 million credit facility which replaced the existing $50 million facility. As a result, the Company recognized an extraordinary loss to write off the unamortized balance of deferred financing costs from the original facility. The extraordinary loss recorded was approximately $184,000, net of income taxes of $122,000, for the year ended December 31, 1999.

15.    Earnings Per Share

        The Company calculates and presents earnings per share ("EPS") on both a basic and diluted basis. Dilutive securities are excluded from the computation in periods in which they have an anti-dilutive effect. Net income (loss) available to common stockholders and common equivalent stockholders is equal to net income (loss) for all periods presented. The weighted average number of shares used in the calculation of EPS for the years ended December 31, 2001, 2000 and 1999 were 15,982,000, 7,639,000 and 6,741,000, respectively. The weighted average number of shares for 2000 and 1999 have been adjusted to reflect a one-for-two stock split approved by the stockholders on December 19, 2001.

16.    Income Taxes

Income Tax Provision

        The provision for income taxes consisted of the following amounts for the years ended December 31, (in thousands):

	2001	2000	1999
Provision (benefit) for income tax:
Current
U.S. federal	$—	$—	$(4,114)
State and local	—	—	—
Foreign	—	295	—

	—	295	(4,114)
Deferred
U.S. federal	(23,104)	(17,764)	(12,883)
State and local	(3,301)	(3,135)	(2,342)

	(26,405)	(20,899)	(15,225)

Total income tax (benefit) expense	(26,405)	(20,604)	(19,339)
Valuation allowance	26,405	20,899	15,082

	$—	$295	$(4,257)

        At December 31, 2001, the Company had $42.5 million of operating loss carryforwards which expire, if unused, in 2021 and $395,000 of alternative minimum tax credits which are not subject to expiration. Because of the Company's restructuring and change of ownership as approved by the stockholders on December 19, 2001, approximately $40 million of the Company's net operating loss carryforwards will be limited in accordance with Section 382 of the Internal Revenue Service Code. The annual limitation of these net operating loss carryfowards is limited to approximately $74,000.

        A reconciliation of the tax provision at the U.S. statutory rate to the effective income tax expense rate as reported is as follows for the years ended December 31,

	2001	2000	1999
Tax (benefit) provision at U.S. statutory rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of federal benefit	(5.0)	(6.4)	(3.4)
Intangible amortization	19.0	15.7	17.1
Valuation allowance	20.9	29.2	15.7
Other	0.1	(2.0)	1.2

Effective income tax expense (benefit) rate	—%	1.5%	(4.4)%

Deferred Income Taxes

        Deferred tax assets (liabilities) include the following at December 31, (in thousands):

	2001	2000
Employee benefits	$93	$160
Accelerated depreciation and intangible amortization	5,096	10,585
Restructuring of debt	3,214	—
Accrued liabilities not currently deductible	594	796
Receivable reserves	400	2,667
Loss carryforwards	17,004	6,500
Other	4	191

Gross deferred tax asset	26,405	20,899
Valuation allowance	(26,405)	(20,899)

	$—	$—

17.    Supplemental Cash Flow Information

	Years Ended December 31,
	2001	2000	1999
	(in thousands)
Cash Paid during the year for:
Federal income tax payments	$—	$—	$2,725
State income tax payments	38	48	1,121
Interest payments	293	4,160	3,798
Supplemental disclosure of non-cash transactions:
Cancellation of treasury shares	$4	$194	$—
Payment of contingent purchase liability	177	—	—
Issuance of common stock for settlement agreements	158	—	—
Issuance of common stock to Lender Group	913	—	—
Business acquisitions:
Cash paid for business acquisitions	$—	$—	$6,680
Less cash acquired	—	—	(1,203)

Cash paid for business acquisitions, net	—	—	5,477
Issuance of common stock for business acquisitions	—	—	2,330

Total purchase price	—	—	7,807
Less fair value of net assets acquired, net of cash	—	—	1,700

Excess of fair value over net assets acquired	$—	$—	$9,507

        The excess of fair value over net assets acquired includes goodwill and other intangibles acquired in conjunction with the acquisitions of the Operating Companies.

18.    Segment Reporting

        The Company has been reorganized into three reporting segments based on the Company's divisional structure: the Condor Interactive division which includes the Infrastructure Support and Marketing Communications business units; and the Enterprise Performance Solutions ("EPS") division. The financial information reported below for the years ended December 31, 2000 and 1999 have been conformed to the new divisional structure.

        The Infrastructure Support business unit includes product procurement, technical services and commercial call center and help desk solutions. This unit provides a complete array of desktop systems maintenance and support services to its clients including network design, implementation and support, systems integration, business process performance management, network storage solutions, and hardware and software procurement. Included in the offerings for call center/help desk solutions are technology-based sales force automation, fulfillment support and customer service.

        The Marketing Communications business unit combines marketing and technical services to provide interactive communication solutions to government and commercial customers. Included in the offering is recruitment advertising, channel marketing solutions, traditional direct marketing and digital direct marketing, education outreach, online training, video and film production and event management. In addition, this unit designs and builds Web sites including site development and optimization, Internet application development, portal development and Web enablement.

        The EPS division is the exclusive SAP Certified Business Solutions Provider for New Jersey, lower New York state and eastern Pennsylvania, licensing the SAP software package to customers with annual revenue up to $500 million. On August 26, 2001, the Company sold the portion of this division which concentrated on implementation and consulting of the SAP software package.

        The accounting policies of the reporting segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets ("EBITDA") (excluding the effects of intercompany transactions). The "Other" column includes corporate related items not allocated to the divisions. The financial information reported below in "Other" for the years ended December 31, 2000 and 1999 include Operating Companies sold and shut down in 2000 and 1999.

        Summarized financial information concerning the Company's reportable segments is shown in the following tables (in thousands).

        For the year ended December 31, 2001:

	Condor Interactive
	Infrastructure Support	Marketing Communications	Total Interactive	EPS	Other	Consolidated
IT service revenues	$7,596	$26,009	$33,605	$12,297	$—	$45,902
Product revenues	15,738	2,677	18,415	3,955	—	22,370

Total revenues	$23,334	$28,686	$52,020	$16,252	$—	$68,272

EBITDA	$(681)	$5,252	$4,571	$(74)	$(4,855)	$(358)
Impairment of long-lived assets	—	13,910	13,910	9,400	—	23,310
Depreciation and Amortization	907	2,084	2,991	384	1,568	4,943

Income (loss) from operations	$(1,588)	$(10,742)	$(12,330)	$(9,858)	$(6,423)	$(28,611)

Total Assets	$19,990	$18,080	$38,070	$2,282	$4,946	$45,298

        For the year ended December 31, 2000:

	Condor Interactive
	Infrastructure Support	Marketing Communications	Total Interactive	EPS	Other		Consolidated
IT service revenues	$11,505	$33,753	$45,258	$23,279	$9,233		$77,770
Product revenues	28,304	2,670	30,974	4,076	3,369		38,419

Total revenues	$39,809	$36,423	$76,232	$27,355	$12,602		$116,189

EBITDA	$2,143	$4,722	$6,865	$(1,829)	$(6,566	)(a)	$(1,530)
Impairment of long-lived assets	—	3,778	3,778	—	1,628		5,406
Depreciation and Amortization	714	2,453	3,167	1,299	2,210		6,676

Income (loss) from operations	$1,429	$(1,509)	$(80)	$(3,128)	$(10,404)		$(13,612)

Total Assets	$21,530	$41,669	$63,199	$17,652	$2,498		$83,349

(a)
Includes gain on the sale of subsidiaries of $4.4 million.

        For the year ended December 31, 1999:

	Condor Interactive
	Infrastructure Support	Marketing Communications	Total Interactive	EPS	Other	Consolidated
IT service revenues	$17,603	$48,665	$66,268	$37,123	$23,478	$126,869
Product revenues	31,684	9,581	41,265	1,764	30,308	73,337

Total revenues	$49,287	$58,246	$107,533	$38,887	$53,786	$200,206

EBITDA	$907	$14,897	$15,804	$(1,747)	$(12,088)	$1,969
Impairment of long-lived assets	—	17,899	17,899	30,807	34,530	83,236
Depreciation and Amortization	679	2,717	3,396	1,887	2,770	8,053

Income (loss) from operations	$228	$(5,719)	$(5,491)	$(34,441)	$(49,388)	$(89,320)

Total Assets	$25,455	$47,728	$73,183	$23,293	$23,444	$119,920

        Information about geographic areas has not been included as revenue and long-lived assets attributable to countries outside of the United States are not material to the financial statements taken as a whole.

        The Company had one customer that contributed approximately $8.8 million, or 13%, of the consolidated revenue for 2001.

19.    Quarterly Financial Data (Unaudited)

        Summarized quarterly financial data for 2001 and 2000 is as follows:

	March 30,	June 30,	September 30,	December 31,
	(in thousands, except per share data)
2001
Net Sales	$21,696	$17,715	$15,988	$12,873
Gross Profit	5,346	5,098	5,590	4,112
Net income (loss) before extraordinary item	(4,544)	(11,265)	(414)	(14,211)
Net income (loss)	(4,544)	(11,265)	(414)	(10,106)
Net income (loss) per basic share before extraordinary item	$(0.30)	$(0.74)	$(0.03)	$(0.79)
Net income (loss) per diluted share before extraordinary item	$(0.30)	$(0.74)	$(0.03)	$(0.79)
2000
Net Sales	$36,356	$31,515	$26,643	$21,675
Gross Profit	11,599	10,428	7,110	5,428
Net income (loss) before extraordinary item	(4,592)	2,039	(1,465)	(16,201)
Net income (loss)	(4,592)	2,039	(1,465)	(16,201)
Net income (loss) per basic share before extraordinary item	$(0.60)	$0.26	$(0.20)	$(2.12)
Net income (loss) per diluted share before extraordinary item	$(0.60)	$0.26	$(0.20)	$(2.12)

20.    Related Party Transactions

        The Company had a management services agreement with an ERP software license reseller to provide financial reporting, payroll and employee benefit administration and general management which was terminated in September 2001. The reseller is owned by the former owner of Global Core Strategies, Inc. ("Global"), who was a consultant to the Company until May 2000. During 2000, the Company paid $79,800 in consulting fees to the former owner of Global. During the years ended December 31, 2001 and 2000, respectively, management fees were due to the Company of $0 and $604,000 for management services. At December 31, 2001 and 2000, respectively, the balance due to the Company from this reseller was approximately $0 and $310,000.

21.    Commitments and Contingencies

Litigation

        On September 29, 2000, certain former stockholders of Federal Computer Corporation, a company acquired by the Company in February 1998, filed a lawsuit against the Company in the U.S. District Court, District of Maryland (George R. Blick, Charles F. Crowe, Louis J. Fisher, R. Joseph Market, William E. Hummel and Hartland Group LLC v. Condor Technology Solutions, Inc.), claiming $4.5 million of earn-out consideration, in cash and stock. On September 18, 2001, the court issued an order awarding plaintiffs $1,575,000 in cash and 2,954,545 shares of the Company's Common Stock. The Company issued the shares in November 2001. On November 16, 2001, the Company and plaintiffs entered into a complete settlement agreement providing for an initial payment to the plaintiffs of $527,000 and a promissory note for $848,000 payable over a period ending December 31, 2002. The amount of $450,000 of principal was paid in January 2002 on that promissory note, leaving a principal balance of $398,000.

        The Company is a party to other legal proceedings and disputes related to the Company's day to day business operations, none of which, in the opinion of management, is material to the financial position or results of operations of the Company.

Operating Leases

        The Company leases certain equipment and office space under operating lease arrangements expiring through 2005. Future minimum rental payments, net of inflows from sublease payments, under non-cancelable operating leases at December 31, 2001 were as follows (in thousands):

2002	$707
2003	367
2004	271
2005	66

$1,411

        Rent expense, net of sublease income, for the years ended December 31, 2001, 2000 and 1999 was approximately $1,910,000, $2,547,000 and $3,753,000, respectively.

22.    Prior Year Audit Opinion and Consent

        The Company has not included the opinion and consent of PricewaterhouseCoopers LLP in the 2001 Form 10-K Annual Report related to the consolidated statement of operations, of changes in stockholders' equity (deficit), and of cash flows for the year ended December 31, 1999. PricewaterhouseCoopers LLP requested a fee for reissuance of their opinion and consent which management believes to be significantly higher than the market rate for such services. To conserve the Company's cash, management has elected not to pay for such opinion and consent and therefore, no such consent and opinion are included in this filing. Since the Company has not obtained PricewaterhouseCoopers LLP's consent to have the Company's audited financial statements filed in this Form 10-K, the Company has labeled the statements of operations, cash flows and stockholders' equity (deficit) for the year ended December 31, 1999 as unaudited.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion should be read in conjunction with "Item 6. Selected Financial Data" and "Item 8. Financial Statements and Supplementary Data." A number of statements in this Annual Report on Form 10-K address activities, events or developments which the Company anticipates may occur in the future, including such matters as economic outlook, industry trends, the Company's strategy for generating enough funds to internally finance its debt obligations while successfully sustaining its business operations, and other such matters. These statements are based on certain assumptions and analyses made by the Company in light of its perception of historical trends, current business and economic conditions and expected future developments, as well as other factors the Company believes are reasonable or appropriate. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including: general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

Introduction

        The Company earns revenues from providing IT services and the sale of hardware and software products. IT services are comprised of a full range of marketing communications services, Web development, business intelligence, call centers and help desk services, hardware procurement, technology services, and enterprise resource planning (ERP) software licensing. The Company recognizes IT service revenues on time and materials type contracts based on time charged, whereby revenues are recognized as costs are incurred at agreed-upon billing rates. For projects billed on a fixed-price basis, revenue is recognized using the percentage of completion method. Percentage of completion is determined using total costs, primarily labor, as a cost input measure. For the year ended December 31, 2001, the Company had IT service revenue of approximately $8.8 million, or 13% of consolidated total revenue, from multiple customers within the Department of Veterans Affairs.

        Revenues from hardware procurement and the sale of software are recognized at the later of shipment or acceptance of the equipment. When installation services are an integral component of hardware procurement, revenue is recognized at the customer's acceptance of the equipment. Revenues from license fees on software are recognized when a non-cancelable license agreement has been signed, the product has been delivered, collection is probable and all significant obligations relating to the license have been satisfied. The post contract customer support fees are recorded as deferred revenue and recognized ratably over the support service period in IT service revenue. Training and consulting services are not essential to the Company's software products and are priced separately. IT service revenue is recorded as services are performed. For the years ended December 31, 2001, 2000, and 1999, respectively, approximately $5,749,000, $10,439,000, and $10,498,000 of software license sales were included in product revenues.

        Cost of revenues includes the provision of services and material directly related to the revenues, costs of acquisition of hardware and software resold to clients, subcontracted labor or other outside services and other direct costs associated with revenues, as well as an allocation of certain indirect costs.

        Selling, general and administrative costs include salaries, benefits, commissions payable to the Company's sales and marketing personnel, recruiting, finance and other general and administrative costs.

Results of Operations

        The Company's consolidated financial statements have been prepared based on accounting for all companies acquired using the purchase method of acquisition accounting. All Operating Companies that previously used fiscal year financial reporting basis have converted to a calendar year financial reporting basis and because all individual Operating Companies are now included in the consolidated tax return of Condor, all have converted their tax status to be taxed under subchapter C of the Internal Revenue Code of 1986, as amended. The financial statements include operations of the Operating Companies from their respective dates of acquisition.

        The following table sets forth certain selected financial data for the Company and as a percentage of revenues for the years ended December 31, (in thousands, except percentages):

	2001		2000		1999
IT service revenues	$45,902	67.2%	$77,770	66.9%	$126,869	63.4%
Product revenues	22,370	32.8%	38,419	33.1%	73,337	36.6%

Total revenues	68,272	100.0%	116,189	100.0%	200,206	100.0%

Cost of IT services	28,976	63.1%	51,361	66.0%	77,157	60.8%
Cost of products	19,150	85.6%	30,263	78.8%	61,803	84.3%

Total cost of revenues	48,126	70.5%	81,624	70.3%	138,960	69.4%

Gross profit	20,146	29.5%	34,565	29.7%	61,246	30.6%
Selling, general and administrative	19,578	28.7%	37,181	32.0%	54,330	27.1%
Depreciation and amortization	4,943	7.2%	6,676	5.7%	8,053	4.0%
Impairment of long-lived assets	23,310	34.1%	5,406	4.6%	83,236	41.6%
Gain on sale of subsidiaries, net	(618)	(0.9)%	(4,427)	(3.8)%	—	—%
Other costs	1,544	2.3%	3,341	2.9%	4,947	2.5%

Loss from operations	(28,611)	(41.9)%	(13,612)	(11.7)%	(89,320)	(44.6)%
Interest and other expense, net	(1,823)	(2.7)%	(6,312)	(5.4)%	(6,756)	(3.4)%

Loss before income taxes	$(30,434)	(44.6)%	$(19,924)	(17.1)%	$(96,076)	(48.0)%

Extraordinary gain (loss)	$4,105	6.0%	$—	—%	$(184)	(0.1)%

Comparison of Consolidated Results for the years ended December 31, 2001 and 2000

        Revenues.    Revenue decreased $47.9 million or 41.2%, from $116.2 million for the year ended December 31, 2000 to $68.3 million for the year ended December 31, 2001. This decrease is partially the result of the sale of Interactive Software Systems Incorporated (the "Safari Solutions unit") and Dimensional Systems LLC during 2000, a strategic reduction of the Company's staffing business with the shut down of MIS Technologies ("MIS") in late 2000, and the sale of the consulting portion of the EPS division on August 26, 2001 which caused a decrease in revenue totaling approximately $22.8 million. IT service revenue decreased approximately $31.9 million, or 41.0%, and product revenue decreased $16.0 million, or 41.8%.

        IT service revenue decreased in all of the Company's business units. The Infrastructure Support business unit decreased $3.9 million due to the loss of two large on-site maintenance contracts as well as a large call center project in 2000. The Marketing Communications business unit revenue decreased $7.7 million. Of that decrease, $4.9 million is attributable to a reduction in billable consultants headcount in application development and installation services. In addition, there was a decrease of

$3.5 million for a reduction in scope of a significant contract, another contract ending in the first quarter of 2001 and the reduction of the Company's Peoplesoft consulting business. These decreases were offset by an increase of $0.7 million resulting from a settlement with a customer over disputed fees. The EPS division experienced a $11.0 million decrease in revenue primarily as a result of the sale of the consulting portion of the division on August 26, 2001 and the decline in IT spending for system implementation and consulting with a slowing economy. Additionally, the Safari Solutions unit was sold on June 30, 2000 which resulted in a reduction of IT service revenue of $2.1 million and MIS was shut down in late 2000 which resulted in a reduction of IT service revenue of $7.1 million in 2001.

        In the Infrastructure Support business unit, there was a decrease of $12.6 million in product revenue in 2001 primarily due to a significant amount of hardware procurement in the first quarter of 2000 as customers utilized unspent Year 2000 budgetary funds. Spending in 2001 has decreased significantly with a slowing economy and especially after September 11, 2001. Additionally, the Safari Solutions unit was sold on June 30, 2000 which resulted in a reduction of product revenue for proprietary software sales of $3.4 million.

        Cost of Revenues.    Cost of revenues decreased $33.5 million or 41.0% from $81.6 million for the year ended December 31, 2000 to $48.1 million for the year ended December 31, 2001. This decrease is primarily attributable to the revenue decline discussed above. Cost of revenues as a percentage of revenues increased from 70.3% of revenues for the year ended December 31, 2000 to 70.5% for the year ended December 31, 2001. This increase was primarily a result of the sale of the Safari Solutions unit whose business was primarily high margin proprietary software sales.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $17.6 million or 47.3%, from $37.2 million to $19.6 million for the years ended December 31, 2000 and 2001, respectively. This decrease is partially a result of the sale of two Operating Companies and the shutdown of MIS in 2000 and the sale of the consulting portion of the EPS division as of August 26, 2001 which represent a consolidated decrease of approximately $9.8 million. During 2001, the Company recorded a benefit of $0.7 million for reduction of its allowance for doubtful accounts versus a charge of $4.3 million in 2000 which contributed a net reduction of $5.0 million in SG&A. This reduction in the allowance for doubtful accounts was a result of the sale of the consulting portion of the EPS division which historically had experienced higher levels of bad debt and the successful collection efforts in closing accounts after that sale. In addition, the Company realized the effect of cost reduction programs initiated in 2000 and 2001 including reduction of employees and employee related expenses and facilities costs as described further in Other costs below. Selling, general and administrative costs decreased slightly from 29.7% of revenues to 29.5% of revenues for the years ended December 31, 2000 and 2001, respectively.

        Depreciation and amortization.    Depreciation and amortization decreased $1.7 million or 26.0%, from $6.8 million for the year ended December 31, 2000 to $4.9 million for the year ended December 31, 2001. The decrease is primarily attributable to a reduction of amortization expense related to the impairment of goodwill recorded in 2000 and 2001. This is partially offset by a one-time charge of $0.7 million for depreciation in the first quarter of 2001 due to a reduction in the useful lives assigned for depreciation of property and equipment.

        Impairment of long-lived assets.    Impairment of intangible assets for the year ended December 31, 2001 includes a write off of $23.3 million of goodwill and other long-lived assets based on measurement in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." During the latter half of July 2001, due to unexpected losses in the EPS division, the Company became actively engaged in exploring alternatives in order to maximize the value of the division. During that process, the Company received from third parties several formal expressions of interest to purchase a portion or all of the division. Since all such interests seemed to indicate a reduction in the expected fair value of the division, the Company initiated a review of impairment of long-lived assets. The Company evaluated the remaining long-lived assets of the EPS division for impairment, and based on this evaluation, the Company recorded an impairment charge of $9.4 million to reduce goodwill and other long-lived assets to their net realizable value. During the fourth quarter of 2001, a significant contract of Federal Computer Corporation ("Federal") ended and was not renewed. As a result, a significant portion of the employees of that Operating Company were terminated as part of a reduction in force. These events triggered an impairment review of Federal's long-lived assets. Based on a review of the undiscounted cash flows including the estimated fair market value of certain long-lived assets, the Company determined that the balance of goodwill for Federal was impaired. Based on this analysis, the Company recorded an impairment write-down of $13.9 million.

        Other costs.    During 2001, the Company incurred $1.5 million in facility closure and other special costs. Facility closures of $0.9 million represent estimated losses in closing facilities and settling lease obligations and include $0.2 million of fixed asset writeoffs. Involuntary severance and employment contract settlements of $0.4 million provide for a reduction of 27 employees for streamlining operations related to cost reduction initiatives. The Company received net proceeds from settlement of litigation with a related party of $0.1 million which offset the costs. In addition, the Company recorded a loss of $0.3 million during 2001 due to the writeoff of its cost-basis investment in a consulting firm after the company concluded that it was permanently impaired. The Company expects to realize annual cost savings of approximately $2.8 million from the actions taken, including reductions in employees and employee related expenses and facilities costs.

        Gain on sale of subsidiaries, net.    The Company entered into an agreement on August 26, 2001, to sell the assets and going business of Global Core Strategies Acquisition, Inc., representing the consulting portion of the EPS division. The proceeds of that sale consisted of $2.0 million in cash at the closing of the transaction and up to $750,000 of earn-out payments, payable subsequent to December 31, 2001, assuming certain revenue targets of the sold business are met. After reduction for direct costs and reduction for net assets transferred in the sale, the Company recorded a net gain of $0.4 million. In addition, the Company receives on a quarterly basis contingent payments on the sale of the Safari Solutions business unit. During 2001, the Company received $0.2 million in such payments.

        Interest and other expense, net.    Interest and other expense decreased $4.5 million or 71.1%, from $6.3 million to $1.8 million for the years ended December 31, 2000 and 2001, respectively. The decrease occurred primarily due to the restructuring of the Credit Agreement. In accordance with the provisions of SFAS 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings", the Company did not record interest expense under its new agreement which was effective April 1, 2001. All future interest payments are considered with the total future payments under the reduced debt balance as described below.

        Extraordinary gain.    The extraordinary gain in 2001 is a result of the restructuring transactions recorded in accordance with SFAS 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". An extraordinary gain on the debt restructuring of $4.1 million has been recorded based on the difference between the carrying value of the debt plus accrued interest under the previous credit facility less the future principal and interest payments and value of the equity granted to the Lender Group under the restructured Credit Agreement.

Comparison of Consolidated Results for the years ended December 31, 2000 and 1999

        Revenues.    Revenue decreased $84.0 million or 42.0%, from $200.2 million for the year ended December 31, 1999 to $116.2 million for the year ended December 31, 2000. IT service revenue decreased approximately $49.1 million, or 38.7%, and product revenue decreased $34.9 million, or 47.6%.

        IT service revenue decreased in all of the Company's divisions. The Infrastructure Support business unit revenue decreased $6.1 million due to the loss of two large help desk contracts in late 1999. The Marketing Communications business unit revenue decline of $14.9 million was primarily attributable to reduced maintenance revenue, a reduction of billable consultants headcount as well as a reprocurement of a large government contract at a reduced scope of work and accordingly a lower overall contract price. The EPS division revenue decline of $13.8 million was caused by a reduction in billable consultants headcount accompanied by a decline in the ERP market beginning in the second half of 1999 and a slowing in the economy in the latter part of 2000. Additionally, Operating Companies sold or shut down contributed $23.5 million in 1999 but only $9.2 million in 2000, a reduction of $14.3 million.

        The decrease in product revenue was primarily attributable to the sale of U.S. Communications, Inc. and Corporate Access, Inc. in October 1999 which resulted in a reduction of approximately $25 million in product revenue. In addition, fluctuations in product delivery and a continued shift in the Company's focus from hardware and software procurement to higher margin IT service revenues caused a reduction in the Infrastructure Support and Marketing Communications business units.

        Cost of Revenues.    Cost of revenues decreased $57.3 million or 41.3% from $138.9 million for the year ended December 31, 1999 to $81.6 million for the year ended December 31, 2000. This decrease is primarily attributable to the revenue decline discussed above. Cost of revenues as a percentage of revenues increased from 69.4% of revenues for the year ended December 31, 1999 to 70.3% for the year ended December 31, 2000. This increase was primarily a result of the sale of the Safari Solutions unit whose business was primarily high margin proprietary software sales.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $17.1 million or 31.6%, from $54.3 million to $37.2 million for the years ended December 31, 1999 and 2000, respectively. This decrease is a result of the sale of two Operating Companies and the shutdown of MST in 1999 and the sale of the Safari Solutions unit as of June 30, 2000 which represent a consolidated decrease of approximately $8 million. In addition, the Company realized the effect of cost reduction programs initiated in 1999 and 2000 including reduction of employees and employee related expenses and facilities costs as described further in Other costs below. Selling, general and administrative costs increased from 27.1% of revenues to 32.0% of revenues for the years ended December 31, 1999 and 2000, respectively. This increase is primarily the result of the decrease in revenue as described above even with the reduction of selling, general and administrative expenses during 2000.

        Depreciation and amortization.    Depreciation and amortization decreased $1.4 million or 17.1%, from $8.1 million for the year ended December 31, 1999 to $6.7 million for the year ended December 31, 2000. The decrease is primarily attributable to a reduction in amortization expense related to the impairment of goodwill recorded in 1999 and 2000.

        Impairment of long-lived assets.    Impairment of long-lived assets includes a write down of intangible assets during 2000 based on measurement in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In the fourth quarter of 2000, the Company recorded an impairment loss on the goodwill and other long-term assets for LINC Systems, Inc. and Decision Support Technology, Inc. of $3.8 million as a result of continuing operating losses within those companies. In the fourth quarter of 2000, the Company decided to cease operations of MIS Technology, Inc. ("MIS") as a part of its strategy to reduce the Company's lower margin staffing and recruiting business and focus on higher margin consulting projects. The Company evaluated the remaining long-lived assets consisting primarily of goodwill for impairment based on future cash flows and recorded an impairment charge of $1.6 million to reduce the goodwill balance related to MIS to $0 as of December 31, 2000.

        Other costs.    During 2000, the Company incurred $3.3 million in retention and other special costs. Retention costs of $2.4 million represent compensation expense on approximately 1.2 million shares of restricted stock, a majority of which vest on December 31, 2000 and January 1, 2001. Voluntary severance and employment contract settlements of $0.7 million costs provide for a reduction of approximately 30 employees for streamlining operations related to cost reduction initiatives. Facility closures of $0.2 million represent estimated losses in closing facilities. The Company expects to realize annual cost savings of approximately $4 million from the actions taken, including reductions in employees and employee related expenses and facilities costs.

        Gain on sale of subsidiaries, net.    The Company consummated a transaction for the sale of the assets of the Safari Solutions business unit to an independent third party on June 30, 2000. The total sales price was approximately $12.3 million which was composed of $4.3 million in cash received at closing and $8.0 million in payments contingent upon revenue generated from the product sales of the Safari Solutions unit. The Company incurred approximately $0.8 million in direct costs related to the sale. The net gain on the sale of the Safari Solutions unit was $4.8 million at June 30, 2000. The Company sold its membership interest in Dimensional Systems LLC in October 2000 to its former owners for $1,000. The Company realized a net loss on the sale of $0.3 million in the fourth quarter of 2000.

        Interest and other expense, net.    Interest and other expense decreased $0.4 million or 6.6%, from $6.7 million to $6.3 million for the years ended December 31, 1999 and 2000, respectively. The decrease occurred primarily in interest expense on the Company's credit facility which was lower due to principal payments of approximately $8 million made during 2000.

Liquidity and Capital Resources

        The Company's principal sources of liquidity are the cash flows of its operating divisions and cash available from its credit facility. At December 31, 2001, the Company had $3.8 million in cash and cash equivalents and $37.6 million of indebtedness outstanding, of which $32.2 million represents borrowings on its credit facility (the "Credit Facility") and $5.4 million represents indebtedness to earn-out creditors.

        Effective April 1, 2001, the Company and the Lender Group reached an agreement in principle to a restructuring of the Company's credit facility (the "Credit Agreement"). The Company and the Lender finalized this Credit Agreement on August 24, 2001. Under the Credit Agreement, the restructuring will include a four-year Credit Agreement, consisting of four promissory notes. Note A is a $15 million note bearing interest at the Prime rate plus 0.5%. Quarterly principal payments of $250,000 begin on September 30, 2001, increase to $400,000 per quarter on March 31, 2002 and to $525,000 per quarter on March 31, 2003 with a balloon payment on March 31, 2005. In addition, Note A allows for principal payments made by the Company to be available as a revolving Credit Agreement up to $500,000. Note B is a $12 million note which is interest free until February 28, 2003 at which time interest will accrue at a rate of 15%, with the first interest payment due on April 1, 2003. A balloon payment of $12 million is due on Note B on March 31, 2005. Note C represents a continuation of a $5 million letter of credit for trade suppliers, which expires March 31, 2005. Note D represents the remaining principal balance plus accrued interest through April 1, 2001 under the previous Credit Agreement, or approximately $12.1 million, as a note due January 2, 2002. In accordance with the terms of the agreement, Note D was cancelled upon approval of stockholders on December 19, 2001, to a restructuring of the Company and the issuance of approximately 55% equity of the Company to a trust established by the Lender Group.

        Effective April 1, 2001, the Company and earn-out creditor, Marbury Manor LLC ("Marbury"), reached agreement in principle to a restructuring of the earn-out liability due to Marbury. The Company and Marbury finalized this agreement on September 27, 2001 (the "Marbury Agreement").

Under the Marbury Agreement, the total liability of $4.8 million to Marbury payable in cash and equity has been restructured in a format similar to the Credit Agreement, with two notes for $1.87 million and $1.5 million which have terms comparable to the Note A and B, respectively, of the Credit Agreement. The remaining portion of the earn-out liability of $1.4 million was converted to 2,215,411 shares of Common Stock (priced at $0.06 per share) following approval of the stockholders to a restructuring of the Company on December 19, 2001.

        On November 2, 2001, the Company entered into a Settlement Agreement with Howard Schapiro, who is a former employee of the Company and former owner of InVenture Group, Inc., with respect to settlement of the earn-out obligation to Mr. Schapiro in the amount of $1 million in cash (the "Schapiro Agreement"). Under the Schapiro Agreement, Mr. Schapiro has received promissory notes in the aggregate amount of $700,000 and 415,390 newly issued shares of the Company's Common Stock, at a price of $0.06 per share, in exchange for the $1 million of indebtedness to Mr. Schapiro.

        On September 29, 2000, certain former stockholders of Federal Computer Corporation, a company acquired by the Company in February 1998, filed a lawsuit against the Company in the U.S. District Court, District of Maryland (George R. Blick, Charles F. Crowe, Louis J. Fisher, R. Joseph Market, William E. Hummel and Hartland Group LLC v. Condor Technology Solutions, Inc.), claiming $4.5 million of earn-out consideration, in cash and stock. On September 18, 2001, the court issued an order awarding plaintiffs $1,575,000 in cash and 2,954,545 shares of the Company's Common Stock. The Company issued the shares in November 2001. On November 16, 2001, the Company and plaintiffs entered into a complete settlement agreement providing for an initial payment to the plaintiffs of $527,000 and a promissory note for $848,000 payable over a period ending December 31, 2002. The amount of $450,000 of principal was paid in January 2002 on that promissory note to date, leaving a principal balance of $398,000.

        The Company experienced improved cash flow during 2001 as a result of reduced operating losses due to the sale of an unprofitable subsidiary, a reduction of selling, general and administrative expenses and aggressive accounts receivable collection efforts. The Credit Facility and restructuring of purchase obligations allows the Company to extend payment of its remaining debt and maintain its working capital to support current operations. Based on the Company's current plans and assumptions, management believes that it will be able to finance its debt obligations and sustain its business operations using internally generated funds.

        Net cash provided by operating activities was $2.6 million for the year ended December 31, 2001. Net cash provided by investing activities was $1.9 million for the year ended December 31, 2001 which primarily represented proceeds from the sale of the consulting portion of the EPS division of $2.3 million offset by $0.4 million for purchases of property and equipment.

        Net cash used in financing activities was $3.2 million for the year ended December 31, 2001, which is comprised of debt repayments of $3.1 million and outflows for deferred financing costs of $0.1 million related to the Company's Credit Facility.

Contractual Obligations and Commercial Commitments

        The Company's commitments through 2005 are comprised of the following at December 31, 2001 (in thousands):

	2002	2003	2004	2005	Total
Credit Facility (a)	$2,354	$4,361	$4,565	$20,878	$32,158
Earn-out creditors (a)	1,517	964	769	2,153	5,403
Operating Leases	707	367	271	66	1,411
Other	28	—	—	—	28

Total	$4,606	$5,692	$5,605	$23,097	$39,000

  (a)
  Payments on Credit Facility and to Earn-out creditors include estimated interest due as required by SFAS 15.

Critical Accounting Policies

        The Company's significant accounting policies are more fully described in Note 2. Significant Accounting Policies to the Company's consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted within the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements and related notes. In preparing these financial statements, management has made its best estimates and judgements of certain amounts included in the financial statements, giving due consideration to materiality. The Company does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below; however, application of these accounting policies involves the exercise of judgement and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

        The Company provides an allowance for uncollectible accounts receivable based on experience. The Company considers the following factors in developing an estimate of its allowance for uncollectible accounts receivable: the payment history of the customer, the specific reason for non-payment (i.e. a dispute versus a cash flow issue) and the overall economic environment. Although it is reasonably possible that management's estimate for uncollectible accounts could change in the near future, management is not aware of any events that would result in a change to its estimate which would be material to the Company's financial position or results of operations. At December 31, 2001 and 2000, respectively, the Company had an allowance for doubtful accounts of approximately $1,000,000 and $4,394,000.

        Goodwill represents the excess of consideration over the net assets acquired resulting from acquisitions of companies accounted for by the purchase method. These amounts are amortized on a straight-line basis over periods ranging from 30 to 35 years. At each balance sheet date, management evaluates the recoverability of the goodwill based on the undiscounted cash flow projections of each business acquired. The Company will review goodwill and other long-lived assets for impairment when one or more of the following events have occurred:

a.
Current or immediate (future twelve months) short-term projected cash flows are significantly less than the most recent historical cash flows.

b.
Loss of or scheduled completion of a major positive cash flow generating contract in the next six months without the realistic expectation of sufficient contract replacement within six-to-nine months.

c.
A significant, extraordinary loss of billable professionals without the realistic expectation of an in-kind replacement within three months.

d.
The unplanned departure of the original founder of an acquired entity, where the founder is critical to large customer relationship(s) and/or development and maintenance of existing technology.

e.
A significant adverse change in legal factors or in the business climate that could affect the value of the goodwill or other long-lived assets or an adverse action or assessment by a regulator.

f.
Significant adverse changes in technology that could affect the Company's ability to win contracts or result in termination of existing contracts.

        As of December 31, 2001 and 2000, the Company has recorded impairment losses related to a portion of the Company's long-lived asset balances. See Note 4 of the Consolidated Financial Statements.

Seasonality and Cyclicality; Potential Fluctuations in Quarterly Operating Results

        The Company has experienced and expects to continue to experience variability in revenues and net income from quarter to quarter as a result of seasonality that may accompany private or public sector budget cycles. Sales of the Company's IT products and related services have historically been higher in the third and fourth calendar quarters as a result of patterns of capital spending by some clients, principally federal, state and local governments.

        The Company also believes that the IT industry is influenced by general economic conditions and particularly by the level of technological change. Increased levels of technological change can have a favorable impact on the Company's revenues. In general, technological change drives the need for hardware procurement and information systems services provided by the Company. The Company also believes that the industry tends to experience periods of decline and recession during economic downturns. The industry could experience sustained periods of decline in revenues in the future, and any such decline may have a material adverse effect on the Company.

        The Company could in the future experience quarterly fluctuations in operating results due to the factors discussed above and other factors, including the short-term nature of certain client commitments; patterns of capital spending by clients; loss of a major client; seasonality that may accompany private or governmental sector budget cycles; the timing, size and mix of service and product offerings; the timing and size of significant software sales; the timing and size of new projects; the timing and magnitude of required capital expenditures; pricing changes in response to various competitive factors; market factors affecting the availability of qualified technical personnel; timing and client acceptance of new service offerings; changes in the trends affecting the outsourcing of IT services; additional selling, general and administrative expenses to acquire and support new business; increased levels of technological change in the industry; and general economic conditions. The Company plans its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter.

Inflation

        The Company believes the effects of inflation generally do not have a material impact on its operations or financial position or cash flows.

New Accounting Pronouncements

        In September 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations ("SFAS 141"), and No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after September 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after September 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

        SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of their existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of their intangible assets within the first interim quarter after adoption of SFAS 142.

        The Company will complete its initial impairment evaluation by June 30, 2002 as required under SFAS 142. Based on preliminary factors, the Company believes that no impairment charge will be needed upon completion of its evaluation. The Company's previous business combinations were accounted for using the purchase method. As of December 31, 2001, the net carrying amount of goodwill is $28.0 million. Amortization expense for the year ended December 31, 2001 was $2.0 million.

        In August 2001, the FASB approved Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of the Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 established a single accounting model, based on the framework established in SFAS 121. SFAS 144 retains the requirements of SFAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset. SFAS 144 excludes goodwill from its scope, describes a probability weighted cash flow estimation approach, and established a "primary asset" approach to determine the cash flow estimation period for groups of assets and liabilities. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The Company believes that adoption of SFAS 144 will not have a material impact on its financial position or results of operations.

Special Note Regarding Forward Looking Statements

        Statements in this Form 10-K based on current expectations that are not strictly historical statements, such as the Company's or management's intentions, hopes, beliefs, expectations, strategies, or predictions, are forward-looking statements. Such statements, or any other variation thereof regarding the Company's future activities or other future events or conditions within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, are intended to be covered by the safe harbors for forward-looking statements created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the sufficiency of the Company's working capital and the ability of the Company to realize benefits from consolidating certain general and administrative functions, to retain management and to implement its focused business strategy, to secure full-service contracts, to expand client relationships, successfully recruit, train and retain personnel, expand services and geographic reach and successfully defend itself in ongoing and future litigation.

Quantitative and Qualitative Disclosures About Market Risk.

        Market Risk.    The Company is exposed to market risk from adverse changes in interest.

        Interest Rate Risks.    The Company is exposed to risk from changes in interest rates as a result of its borrowing activities. At December 31, 2001, the Company had total debt of $37.6 million of which $32.2 million represents borrowings on its Credit Facility and $5.4 million represents indebtedness to earn-out creditors, all of which are at a variable interest rate. Interest on the Company's debt is directly affected by changes in the prime interest rate, and therefore fluctuations may have a material impact on the Company's financial results.

Please date, sign and mail your
proxy card back as soon as possible!

Special Meeting of Stockholders
CONDOR TECHNOLOGY SOLUTIONS, INC.

August 15, 2002

/    Please Detach and Mail in the Envelope Provided    /

A	☒	Please mark your votes as in this example.
		FOR	AGAINST	ABSTAIN
The Board of Directors recommends a vote FOR proposal 1.	1.Approval of the CACI Transaction	☐	☐	☐
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made this proxy will be voted FOR proposal 1.
SIGNATURE(S)	DATE

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

CONDOR TECHNOLOGY SOLUTIONS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints J. L. Huitt, Jr. and John F. McCabe (the "Proxy Committee") or any of them as proxies, with full power of substitution, to vote as directed all Shares of Condor Technology Solutions, Inc. the undersigned is entitled to vote at the Special Meeting of Stockholders of Condor Technology Solutions, Inc. to be held at 333 West Camden Street, Baltimore, Maryland on August 15, 2002, at 10:00 a.m. This Proxy authorize(s) each of them to vote at his discretion on any other matter that may properly come before the Special Meeting or any adjournment thereof. If this card contains no specific voting instructions, my (our) Shares will be voted in accordance with the recommendation of the Board of Directors.

(Continued and to be signed on reverse side)